Exhibit 10.1

EXECUTION COPY

JOINDER AND EIGHTH AMENDMENT TO

LOAN, GUARANTY AND SECURITY AGREEMENT

This Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement (this “Amendment”) is dated as of June 29, 2015 and is by and among GORDMANS, INC., a Delaware corporation (the “Borrower”), each of the other Credit Parties signatory hereto, each of the Lenders (as defined in the Loan Agreement referred to below) party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the term agent for the Term Lenders (as defined in the Loan Agreement referred to below) (in such capacity, together with its successors and assigns, the “Term Agent”).

BACKGROUND:

The Borrower, the other Credit Parties, the Lenders, and the Agent are parties to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (as amended and in effect on the date hereof, and as may be further amended, restated, supplemented or modified from time to time, the “Loan Agreement”).

WHEREAS, the Credit Parties have advised the Agent and the Lenders that they desire to amend the Loan Agreement to incorporate therein a secured term loan facility in the original principal amount of $30,000,000, which term loan facility shall be provided by Wells Fargo Bank, National Association and the other Term Lenders identified as such on the signature pages hereto (the “Term Lenders”).

WHEREAS, the Credit Parties have also requested that the Lender Group grant certain amendments with respect to the Loan Agreement. The Lender Group is willing to enter into this Amendment upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Incorporation of Terms and Conditions of Loan Agreement. Except as amended hereby, all of the terms and conditions of the Loan Agreement are specifically incorporated herein by reference. Except as amended hereby, all capitalized terms used (including in the preamble hereto) but not otherwise defined herein shall have the same meaning as in the Loan Agreement, as applicable.

2. Joinder and Assumption of Obligations. Effective as of the Eighth Amendment Effective Date, the Term Agent and each Term Lender hereby acknowledges that it has received and reviewed a copy of the Loan Agreement and each of the other Loan Documents, and hereby:

(a)	joins in the execution of, and becomes a party to, the Loan Agreement as a Term Lender (or, in the case of the Term Agent, as the Term Agent);

(b)	agrees that it is bound by all agreements and obligations, and has all of the rights and benefits, of a Term Lender (or, in the case of the Term Agent, as the Term Agent) under the Loan Agreement and the other Loan Documents to which the Lenders are party, in each case, with the same force and effect as if such Term Lender (or, in the case of the Term Agent, as the Term Agent) was a signatory to the Loan Agreement and such other Loan Documents and was expressly named as a Term Lender (or, in the case of the Term Agent, as the Term Agent) therein; and

(c)	assumes and performs all duties of a Term Lender (or, in the case of the Term Agent, as the Term Agent) under the Loan Agreement and the other Loan Documents.

3.	Amendments to the Loan Agreement.

(a)	The Loan Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit A hereto.

(b)	The Loan Agreement is hereby amended by deleting the following Exhibits therefrom and substituting in their stead the corresponding Exhibits attached hereto as Exhibit B: Exhibit A-1 (Form of Assignment and Acceptance); Exhibit C-1 (Form of Compliance Certificate); and Exhibit M (Borrowing Base Certificate).

(c)	The Loan Agreement is hereby amended by deleting Exhibit B-1 (Form of Seasonal Borrowing Period Notice) therefrom in its entirety.

(d)	The Loan Agreement is hereby amended by deleting each of the Schedules therefrom and substituting in their stead the corresponding Schedules attached hereto as Exhibit C.

4. References. All references to the Loan Agreement which are contained in any of the other Loan Documents shall refer to the Loan Agreement as amended by this Agreement, as such may be amended and supplemented from time to time hereafter.

5. Ratification of Loan Documents. Except as otherwise expressly provided herein, all terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. The Credit Parties hereby (i) ratify and reaffirm the grant of a security interest in the Collateral in favor of the Agent set forth in the Loan Agreement and the other Loan Documents, and (ii) acknowledge, confirm, and agree that any and all Collateral previously or hereafter granted to the Agent pursuant to the Loan Agreement and the other Loan Documents shall secure all Obligations at any time and from time to time outstanding under the Loan Documents, as amended hereby.

6. Revolver Amendment Fee. In addition to any other fees payable under the Loan Agreement and the other Loan Documents, in consideration of the amendments provided for hereunder, the Borrower shall pay to the Agent, for the account of the Revolver Lenders, in immediately available funds an amendment fee in an amount equal to $100,000 (the “Revolver Amendment Fee”). The Revolver Amendment Fee shall be fully earned and payable as of the date hereof and may be charged by the Agent to the Loan Account of the Borrower maintained by the Agent.

7. Conditions Precedent. This Amendment shall not be effective until the date on which each of the following conditions precedent is satisfied in a manner satisfactory to the Agent and the Term Agent:

(a) The Agent and the Term Agent shall have received this Amendment, duly authorized and executed by each of the other parties hereto;

(b) The Agent and the Term Agent shall have received each of the following documents, in form and substance satisfactory to the Agent and the Term Agent in their Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(i)	the Eighth Amendment Disbursement Letter;

(ii)	the Officers’ Certificate;

(iii)	the Fee Letter; and

(iv)	the Perfection Certificate;

(c) The Agent and the Term Agent shall have received a certificate from the Secretary of each Credit Party attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party and authorizing specific officers of such Credit Party to execute the same;

(d) The Agent and the Term Agent shall have received copies of each Credit Party’s Governing Documents, as amended, modified, or supplemented as of the Eighth Amendment Effective Date, certified by the respective Secretary of such Credit Party;

(e) The Agent and the Term Agent shall have received a recent certificate of status with respect to each Credit Party, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction;

(f) The Agent and the Term Agent shall have received recent certificates of status with respect to each Credit Party, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions;

(g) The Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 6.7 of the Loan Agreement, the form and substance of which shall be satisfactory to the Agent in its Permitted Discretion;

(h) The Agent and the Term Agent shall have received opinions of counsel to the Credit Parties, including certain local counsel in such jurisdictions as required by the Agent or the Term Agent, each in form and substance satisfactory to Agent and the Term Agent in their Permitted Discretion;

(i) The representations and warranties of each Credit Party contained in Article 5 of the Loan Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects;

(j) The Agent and the Term Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as at the close of business of the week immediately preceding the Eighth Amendment Effective Date and completed in a manner reasonably satisfactory to the Agent and Term Agent and duly authorized, executed, and delivered by the Borrower;

(k) After giving effect to this Amendment and the transactions contemplated hereby, Excess Availability shall be not less than $40,000,000;

(l) The Agent and the Term Agent shall have received payoff and/or release letters addressed to the Agent and the Term Agent, in form and substance satisfactory to Agent and the Term Agent, from Cerberus Business Finance, LLC (the “Existing Term Agent”), respecting the amount necessary to (i) repay in full all of the obligations of the Credit Parties owing to the Existing Term Agent and the lenders represented thereby, in respect of that certain Loan, Guaranty and Security Agreement dated as of August 27, 2013 (as amended and in effect) by and among the Borrower, the Ultimate Parent and certain of its Subsidiaries party thereto as guarantors, the lenders party thereto, and Existing Term Agent, and (ii) obtain a release of all related Liens in assets of any Credit Party, together with termination statements and other documentation evidencing the termination of such Liens;

(m) The Agent shall have received satisfactory evidence that the Agent (for the benefit of the Lender Group) shall have a valid and perfected first priority lien and security interest in the Collateral to secure all Obligations under the Loan Documents as amended hereby, including, without limitation, results of UCC searches with respect to each Credit Party satisfactory to the Agent, the Term Agent and Lenders;

(n) The Term Agent shall have received an appraisal of the Net Liquidation Percentage applicable to Borrower’s Equipment, as conducted by a third party appraiser acceptable to the Term Agent, the results of which appraisal shall be satisfactory to the Term Agent;

(o) The Agent and the Term Agent shall have received the Eighth Amendment Effective Date Business Plan;

(p) (i) The Agent shall have received the Revolver Amendment Fee; and (ii) the Agent and the Term Agent shall have received such fees as are required to be paid pursuant to the Fee Letter;

(q) The Agent and the Term Agent shall have conducted a meeting with senior management of the Credit Parties, covering such topics as the Agent and the Term Agent may reasonably request, and the results of such meeting shall be satisfactory to the Agent and the Term Agent;

(r) There shall not have occurred since May 2, 2015 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to constitute a Material Adverse Change;

(s) No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Credit Parties, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change;

(t) The Borrower shall have reimbursed the Agent and the Term Agent for all expenses incurred by the Agent and the Term Agent in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys’ fees and expenses;

(u) Immediately prior to and after giving effect to the amendments and agreements set forth herein, there shall exist no Default or Event of Default; and

(v) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to the Agent and the Term Agent in their Permitted Discretion.

8. Representations and Warranties. To induce the Lender Group to enter into this Amendment, each of the Credit Parties hereby represents and warrants to the Lender Group that:

(a) The execution, delivery and performance by such Credit Party of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to such Credit Party, their Governing Documents, any order, judgment or decree of any court or Governmental Authority, or any agreement, instrument or document binding upon such Credit Party or any of its property;

(b) Each of the Loan Agreement and the other Loan Documents, as amended by this Amendment, is the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and (ii) general principles of equity;

(c) The representations and warranties contained in the Loan Agreement and the other Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; and

(d) No Default or Event of Default has occurred and is continuing.

9. Loan Document. This Amendment shall constitute a Loan Document for all purposes.

10. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

11. Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

12. Severability. Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

13. Expenses. Without limiting or modifying any provisions of the Loan Agreement, the Borrower shall reimburse the Agent for all reasonable and documented out-of-pocket expenses of the Agent and Lenders incurred in connection with this Amendment (including the reasonable and documented fees, disbursements and other charges of counsel).

14. Entire Agreement. This Amendment and the other Loan Documents express the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

15. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

THE BORROWER:	GORDMANS INC.

	By:	/s/ Michael D. James
	Name:	Michael D. James
	Title:	Chief Financial Officer

THE GUARANTORS:	GORDMANS STORES, INC.

	By:	/s/ Michael D. James
	Name:	Michael D. James
	Title:	Chief Financial Officer

GORDMANS MANAGEMENT COMPANY, INC.

	By:	/s/ Michael D. James
	Name:	Michael D. James
	Title:	Chief Financial Officer

GORDMANS DISTRIBUTION COMPANY, INC.

	By:	/s/ Michael D. James
	Name:	Michael D. James
	Title:	Chief Financial Officer

GORDMANS INTERMEDIATE HOLDINGS CORP.

	By:	/s/ Michael D. James
	Name:	Michael D. James
	Title:	Chief Financial Officer

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

GORDMANS LLC
By:	Gordmans Inc., its Sole Member

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Chief Financial Officer

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

THE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

	By:	/s/ Michael S. Watson
	Name:	Michael S. Watson
	Title:	Director

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

REVOLVER LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolver Lender

	By:	/s/ Michael S. Watson
	Name:	Michael S. Watson
	Title:	Director

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Revolver Lender

By:	/s/ William Molyneaux
Name:	William Molyneaux
Title:	Vice President

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

THE TERM AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Agent

	By:	/s/ Tamar Scoville
	Name:	Tamar Scoville
	Title:	Vice President

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

TERM LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Term Lender

	By:	/s/ Tamar Scoville
	Name:	Tamar Scoville
	Title:	Vice President

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

PATHLIGHT CAPITAL LLC, as a Term Lender

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Director

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

GORDON BROTHERS FINANCE COMPANY, LLC, as a Term Lender

By:	/s/ Felicia Galeota
Name:	Felicia Galeota
Title:	Vice President

[Signature Page to Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement]

Exhibit A

Composite Credit Agreement

[see attached]

~~As of November 14, 2014~~EXECUTION COPY

Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

by and among

GORDMANS, INC.

as Borrower,

THE GUARANTORS SIGNATORY HERETO,

as ~~Credit Parties,~~Guarantors

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Lead Arranger,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION ~~(as successor by merger to~~

~~WELLS FARGO RETAIL FINANCE, LLC)~~,

~~as Administrative Agent and Joint Lead Arranger~~

~~and~~

~~CIT CAPITAL SECURITIES LLC~~

as ~~Syndication~~Term Agent ~~and Joint Lead Arranger~~

Dated as of February 20, 2009, as amended on March 16, 2009, December 23, 2009, June 30, 2010, June 1, ~~2011 and~~2011, August 27, ~~2013~~2013, November 14, 2014, and June 29, 2015

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1

	1.1	Definitions	1
	1.2	Accounting Terms	~~39~~49
	1.3	Code	~~39~~49
	1.4	Construction	~~39~~50
	1.5	Schedules and Exhibits	~~40~~50
	1.6	Letter of Credit Amounts	50

2.	~~LOAN~~LOANS AND TERMS OF PAYMENT.		~~40~~50

	2.1	Revolver Advances	~~40~~50
	2.2	Revolver Increase	~~41~~52
	2.3	~~Reserved. 42~~Term Loan	54
	2.4	Borrowing Procedures and Settlements	~~43~~54
	2.5	Payments	~~50~~63
	2.6	Overadvances and Amortization; Mandatory Prepayment~~. 53~~; Term Loan Payments	67
	2.7	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	~~55~~72
	2.8	Cash Management	~~56~~73
	2.9	Crediting Payments	~~58~~75
	2.10	Designated Account	~~58~~76
	2.11	Maintenance of Loan Account; Statements of Obligations	~~59~~76
	2.12	Fees	~~59~~76
	2.13	Letters of Credit	~~59~~77
	2.14	LIBOR Option	~~63~~87
	2.15	Increased Costs; Capital Requirements	~~65~~89
	2.16	Replacement or Removal of Lender	~~67~~91

3.	CONDITIONS; TERM OF AGREEMENT.		~~67~~91

	3.1	Conditions Precedent to the Initial Extension of Credit	~~67~~91
	3.2	Conditions Precedent to all Extensions of Credit	~~70~~94
	3.3	Term	~~70~~94
	3.4	Effect of Termination	~~70~~94
	3.5	Early Termination by Borrower	~~71~~95

4.	CREATION OF SECURITY INTEREST.		~~71~~97

	4.1	Grant of Security Interest	~~71~~97
	4.2	Negotiable Collateral	~~72~~97
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	~~72~~97
	4.4	Filing of Financing Statements; Delivery of Additional Documentation Required	~~72~~97
	4.5	Power of Attorney	~~72~~98
	4.6	Right to Inspect	~~73~~98
	4.7	Deposit Accounts	~~73~~100
	4.8	Delivery of Instruments, Certificated Securities and Chattel Paper	~~74~~100

i

	4.9	Investment Property	~~74~~100
	4.10	Code and Other Remedies	~~75~~101
	4.11	Waiver; Deficiency	~~76~~102
	4.12	Separate Claims and Classifications	102

5.	REPRESENTATIONS AND WARRANTIES.		~~76~~102

	5.1	Title, No Encumbrances	~~76~~103
	5.2	Eligible Accounts	~~76~~103
	5.3	Eligible Inventory	~~76~~103
	5.4	Location of Collateral	~~77~~103
	5.5	Inventory Records	~~77~~103
	5.6	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number	~~77~~103
	5.7	Due Organization and Qualification; Subsidiaries	~~77~~104
	5.8	Due Authorization; No Conflict	~~78~~104
	5.9	Litigation	~~78~~105
	5.10	No Material Adverse Change	~~78~~105
	5.11	Fraudulent Transfer	~~79~~105
	5.12	Employee Benefits	~~79~~105
	5.13	Environmental Condition	~~79~~106
	5.14	Brokerage Fees	~~79~~106
	5.15	Intellectual Property	~~79~~106
	5.16	Leases	~~79~~106
	5.17	Deposit Accounts	~~80~~106
	5.18	Complete Disclosure	~~80~~106
	5.19	Indebtedness	~~80~~107
	5.20	Credit Card Receipts	~~80~~107
	5.21	Margin Stock	~~80~~107
	5.22	Equipment	~~80~~107
	5.23	Investment Property	~~80~~107
	5.24	Pledged Intellectual Property	~~81~~108
	5.25	Anti-Terrorism Laws	~~81~~108
	5.26	RESERVED	~~82~~109
	5.27	Taxes	~~82~~109
	5.28	Insurance	~~83~~109

6.	AFFIRMATIVE COVENANTS.		~~83~~110

	6.1	Accounting System	~~83~~110
	6.2	Collateral Reporting	~~83~~110
	6.3	Financial Statements, Reports, Certificates	~~83~~110
	6.4	Returns	~~85~~112
	6.5	Maintenance of Properties	~~85~~112
	6.6	Taxes	~~86~~112
	6.7	Insurance	~~86~~113
	6.8	Location of Inventory ~~87~~ and Equipment	114
	6.9	Compliance with Laws	~~87~~114
	6.10	Leases	~~87~~114

	6.11	Existence	~~87~~114
	6.12	Environmental	~~87~~114
	6.13	Disclosure Updates	~~88~~114
	6.14	Formation of Subsidiaries	~~88~~115
	6.15	Cash Management Agreements	~~88~~115
	6.16	RESERVED	~~88~~115
	6.17	Further Assurances	~~88~~115

7.	NEGATIVE COVENANTS.		~~89~~116

	7.1	Indebtedness	~~89~~116
	7.2	Liens	~~91~~118
	7.3	Restrictions on Fundamental Changes/Disposal of Assets	~~91~~118
	7.4	Change Name	~~92~~119
	7.5	Nature of Business	~~92~~119
	7.6	Amendments	~~92~~120
	7.7	Change of Control	~~92~~120
	7.8	Distributions	~~92~~120
	7.9	Accounting Methods	~~93~~121
	7.10	Investments	~~94~~121
	7.11	Transactions with Affiliates	~~94~~122
	7.12	Use of Proceeds	~~95~~122
	7.13	Equitable Lien; No Further Negative Pledges	~~95~~122
	7.14	Sales and Lease-Backs	~~95~~123
	7.15	Minimum Excess Availability	~~95~~123
	7.16	~~Reserved. 95~~Equity Cure Right	123
	7.17	Reserved	~~95~~124
	7.18	Restricted Payments	~~95~~124

8.	EVENTS OF DEFAULT.		~~96~~125

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.		~~98~~127

	9.1	Rights and Remedies	~~98~~127
	9.2	Remedies Cumulative	~~100~~129
	9.3	Exercise of Certain Remedies	129

10.	TAXES AND EXPENSES.		~~100~~131

11.	WAIVERS; INDEMNIFICATION.		~~101~~131

	11.1	Demand; Protest; etc	~~101~~131
	11.2	The Lender Group’s Liability for Borrower Collateral	~~101~~132
	11.3	Indemnification	~~101~~132

12.	NOTICES.		~~102~~132

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		~~103~~134

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		~~104~~135

	14.1	Assignments and Participations	~~104~~138

	14.2	Successors	~~107~~138

15.	AMENDMENTS; WAIVERS.		~~107~~139

	15.1	Amendments and Waivers	~~107~~139
	15.2	Replacement of Holdout Lender	~~108~~142
	15.3	No Waivers; Cumulative Remedies	~~109~~143

16.	~~AGENT~~AGENTS; THE LENDER GROUP.		~~109~~143

	16.1	Appointment and Authorization of Agent ~~109~~ and Term Agent	143
	16.2	Delegation of Duties	~~110~~144
	16.3	Liability of Agent	~~110~~144
	16.4	Reliance by Agent	~~111~~144
	16.5	Notice of Default or Event of Default	~~111~~145
	16.6	Credit Decision	~~111~~145
	16.7	Costs and Expenses; Indemnification	~~112~~146
	16.8	Agent and Term Agent in Individual ~~Capacity 112~~Capacities	146
	16.9	Successor Agent ~~113~~ and Term Agent	147
	16.10	Lender in Individual Capacity	~~113~~148
	16.11	Taxes	~~114~~148
	16.12	Collateral Matters	~~117~~151
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	~~117~~152
	16.14	Agency for Perfection	~~118~~153
	16.15	Payments by Agent to the Lenders	~~118~~153
	16.16	Concerning the Collateral and Related Loan Documents	~~118~~153
	16.17	~~Field Audits~~Commercial Finance Examinations and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	~~118~~153
	16.18	Several Obligations; No Liability	~~119~~154
	16.19	Legal Representation of Agent ~~120~~ and Term Agent	155

17.	GUARANTY.		~~120~~155

	17.1	Guaranty of the Obligations	~~120~~155
	17.2	Contribution by Guarantors	~~120~~155
	17.3	Payment by Guarantors	~~121~~156
	17.4	Liability of Guarantors Absolute	~~121~~156
	17.5	Waivers by Guarantors	~~123~~158
	17.6	Guarantors’ Rights of Subrogation, Contribution, Etc	~~124~~159
	17.7	Subordination Of Other Obligations	~~125~~159
	17.8	Continuing Guaranty	~~125~~160
	17.9	Authority of Guarantors or Borrower	~~125~~160
	17.10	Financial Condition of Borrower	~~125~~160
	17.11	Bankruptcy, Etc	~~125~~160
	17.12	Limitation of Liability	~~126~~161
	17.13	Keepwell	~~126~~161

18.	GENERAL PROVISIONS.		~~127~~161

	18.1	Effectiveness	~~127~~161
	18.2	~~Section~~ Headings	~~127~~161

18.3	Interpretation	~~127~~161
18.4	Severability of Provisions	~~127~~162
18.5	Amendments in Writing	~~127~~162
18.6	Counterparts; Telefacsimile Execution	~~127~~162
18.7	Revival and Reinstatement of Obligations	~~127~~162
18.8	Confidentiality	~~128~~162
18.9	Patriot Act Notice	~~128~~163
18.10	Integration	~~128~~163

v

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
~~Exhibit B-1~~	~~Form of Seasonal Borrowing Period Notice~~
Exhibit C-1	Form of Compliance Certificate
Exhibit D	Form of DDA Notification
Exhibit L-1	Form of LIBOR Notice
Exhibit M	Form of Borrowing Base Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule F-1	Freight Forwarders
Schedule G-1	Common Carriers
Schedule P-1	Permitted Liens
Schedule 2.8(a)	Cash Management Banks
Schedule 5.4	Locations of ~~Inventory~~ Collateral
Schedule 5.6(a)	States of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	FEINs; Organizational Identification Numbers
Schedule 5.7(b)	Capitalization of ~~Borrower~~Credit Parties
Schedule 5.7(c)	Capitalization of ~~Borrower~~Credit Parties’~~s~~ Subsidiaries
Schedule 5.9	Litigation
Schedule ~~5.13~~	~~Environmental Matters~~5.16 Leases
Schedule 5.17	Deposit Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 5.20	Credit Card Processors
Schedule 5.23	Investment Property
Schedule 5.24	Intellectual Property
Schedule 5.28	Insurance
Schedule 6.2	Collateral Reporting
Schedule 7.10	Investments
Schedule 7.11	Transactions with Affiliates

LOAN, GUARANTY AND SECURITY AGREEMENT

THIS LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), is entered into as of February 20, 2009, by and among, on the one hand, the revolver lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Revolver Lender” and collectively as the “Revolver Lenders”), the term lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Term Lender” and collectively as the “Term Lenders”, and together with the Revolver Lenders, each individually, a “Lender” and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as administrative agent for the Lenders and ~~joint~~ lead arranger (“Agent”), and ~~CIT CAPITAL SECURITIES LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger~~WELLS FARGO BANK, NATIONAL ASSOCIATION, as term agent for the Term Lenders (“Term Agent”), and, on the other hand, GORDMANS, INC., a Delaware corporation (“Borrower”) and the Guarantors identified on the signature pages hereof (together with Borrower, the “Credit Parties” and each individually as a “Credit Party”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Excess Availability at least equal to the greater of (i) twenty five percent (25%) of the Loan Cap and (ii) $~~20,000,000.~~25,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrower’s failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (i) twenty five percent (25%) of the Loan Cap and (ii) $~~20,000,000,~~25,000,000, for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that an Accelerated Borrowing Base Delivery Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for sixty (60) consecutive days) at all times after an Accelerated Borrowing Base Delivery Event has occurred and been discontinued on two (2) previous occasions in any twelve (12) month period. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Accelerated Monitoring Event” means the failure of the Borrower to maintain Excess Availability at least equal to forty percent (40%) of the ~~Borrowing Base~~Loan Cap. For purposes of this Agreement, the occurrence of an Accelerated Monitoring Event shall be deemed continuing, at the Agent’s option, until Excess Availability has exceeded forty percent (40%) of the ~~Borrowing Base~~Loan Cap for sixty (60) consecutive calendar days, in which case an Accelerated Monitoring Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Monitoring Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Monitoring Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document” means a negotiable bill of lading that is (i) issued by a Common Carrier which is in physical possession of such Inventory, (ii) issued to the order of Borrower, or to the order of Agent, (iii) is subject to Agent’s perfected first priority security interest (subject only to Permitted Liens having priority under operation of applicable Law) and (iv) is otherwise in form and substance acceptable to Agent in its Permitted Discretion.

“Account” means an “account ~~(as that term is~~” or “payment intangible” (as such terms are defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible when used with respect to Credit Card Receivables, “Account Debtor” means the respective Credit Card Processors.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or any of its Affiliates for the account of any Credit Party.

“Additional Commitment Lender” has the meaning specified in Section 2.2(a)(iii).

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Advance Rates” means the percentage rates set forth in the ~~definition~~definitions of “Revolver Borrowing Base” and “Term Borrowing Base”, as applicable (including, without limitation, the Term Inventory Advance Rate), as such percentage rates may be modified pursuant to Section 2.1(b).

“Advances” means Revolving Loans.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.11 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person)

shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” means Wells Fargo Bank, National Association, in its capacity as arranger and administrative agent hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.4(e)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by the Credit Parties to Agent under this Agreement or the other Loan Documents.

“Aggregate Payments” has the meaning set forth in Section 17.2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Margin”~~1~~ means, as of the Sixth Amendment Effective Date, the rates for Base Rate Loans, LIBOR Rate Loans, Documentary Letters of Credit and Standby Letters of Credit set forth below; provided that from the Sixth Amendment Effective Date until the last day of the month ending September 30, 2013, the Applicable Margin shall be the applicable rates per annum set forth below in Level I:

Level	Average Excess Availability	Base Rate Loans	LIBOR Rate Loans	~~Seasonal Borrowing Period Base Rate Loans~~		~~Seasonal Borrowing Period LIBOR Rate Loans~~		Standby Letter of Credit Fee	Documentary Letter of Credit Fee
I	Greater than $40,000,000	0.75%	1.75%	~~1.50~~	~~%~~	~~2.50~~	~~%~~	1.75%	1.25%
II	Less than or equal to $40,000,000	1.00%	2.00%	~~1.75~~	~~%~~	~~2.75~~	~~%~~	2.00%	1.50%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Excess Availability for the immediately preceding calendar quarter.

~~[1]~~ 	~~Seventh Amendment~~

“Appraised Value” means, with respect to any item of Eligible Equipment, the forced liquidation value of such Equipment as set forth in the most recent Equipment Appraisal received by the Agent or the Term Agent.

“Asset Loss Event” means the loss, destruction or damage to or condemnation, requisition, seizure or taking of, any assets of any Credit Party or any of its Subsidiaries, but excluding any proceeds of business interruption insurance.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person (other than a Credit Party) or any exchange of property with any Person (other than any exchange between Credit Parties), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Stock of any Credit Party, other than (i) Inventory (or other assets) sold or leased in the ordinary course of business, (ii) Cash Equivalents sold in the ordinary course of business, (iii) any disposition which is deemed to have occurred in connection with a casualty or taking (pursuant to the power of eminent domain, condemnation or otherwise) event which results in a Credit Party or any landlord of any Credit Party receiving insurance or condemnation proceeds, or (iv) non-perpetual licenses of any Credit Party’s intellectual property (which licenses may grant varying degrees of exclusivity provided that such Credit Party retains an unlimited right to use the intellectual property which is the subject of such licenses) which are entered into in the ordinary course of business of such Credit Party, as such business is now or hereafter conducted in compliance with this Agreement.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means those individuals identified on Schedule A-2, as such schedule may be modified by written notice from Borrower to Agent from time to time.

“Availability” means, as of any date of determination thereof by the Agent, the result of (i) the Loan Cap, minus (b) the Revolver Usage.

“Average Excess Availability” means for any calendar quarter an amount equal to the sum of the Excess Availability for each day of such calendar quarter divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.

“Bank Products” means any services or facilities provided to any Credit Party by the Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Hedge Agreements, (b) merchant services constituting a line of credit, (c) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, and (d) credit and debit cards, and purchase cards.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means:

(a) except as provided in clause (b) below, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market at approximately 11 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error; and

(b) with respect to the Term Loan, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of an Interest Period commencing on the date of determination and ending on the date that is thirty (30) days thereafter) are offered to major banks in the London interbank market at approximately 11 a.m. (London time) 2 Business Days prior to the commencement of such Interest Period, for a term and in an amount comparable to such Interest Period and the amount of the loan for which such rate is sought, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) the LIBOR Rate for an Interest Period of one month, plus 1%. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Credit Party or ERISA Affiliate of any Credit Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means each Credit Party’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of the Records of each Credit Party relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (i) a borrowing hereunder consisting of Advances made on the same day by the applicable Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, and (ii) the borrowing of the Term Loan made by each of the Term Lenders on the Eighth Amendment Effective Date in accordance with the terms hereof.

“Borrowing Base” means~~, as of any date of determination, the result of without duplication:~~

~~(a) the sum of:~~

~~(i) 90% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus~~

~~(b) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory; plus~~

~~(c) the lowest of~~

~~(i) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory, and~~

~~(ii) $20,000,000, plus~~

~~(d) the lowest of~~

~~(i) (I) during any period other than the Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory and (II) during the Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory, and~~

~~(ii) the lesser of (a) $15,000,000 and (b) 20% of the Borrowing Base, minus~~

~~(e) the sum of (i) the Landlord Lien Reserves, (ii) the Customer Liability Reserves, (iii) the Inventory Reserves, and (iv) the aggregate amount of such additional reserves, if any, established by Agent in accordance with Section 2.1(b).~~ the Revolver Borrowing Base or the Term Borrowing Base, as applicable.

“Borrowing Base Certificate” has the meaning set forth in Schedule 6.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Massachusetts, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditure” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the equity interests of, any other Person; provided, however, that the following shall not constitute Capital Expenditures: (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) expenditures to the extent that they are made by a Credit Party or any of its Subsidiaries to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Credit Party or any of its Subsidiaries, (iii) expenditures made in connection with the purchase of furniture, fixtures and equipment to the extent they are actually paid for by a third party (excluding any Credit Party or any of its Subsidiaries) and for which no Credit Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligations to such third party or any other person (whether before, during or after such period), and (iv) the Specified Capital Expenditures.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the outstanding amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender (which documents are hereby Consented to by the Lenders).

“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard &Poor’s Rating Group (“S&P”) or at least P-1 from Moody’s Investors Service Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Account” has the meaning set forth in Section 2.8(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent and Term Agent, each of which is among the applicable Credit Party, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.8(a).

“Cash Management Services” means any cash management services or facilities provided to any Credit Party by the Agent or any of its Affiliates, including, without limitation: (a) ACH Transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, and (c) credit card processing services.

“Certificated Security” means any certificated security (as that term is defined in the Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Sponsor Group or any member thereof, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50%, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) Borrower ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each subsidiary Guarantor, other than any Guarantor, the stock of which was disposed of in an Asset Sale permitted by Section 7.3 or (c) Parent ceases to own, directly or indirectly, and control 100% of the outstanding stock of Borrower free and clear of all Liens except those established ~~herein and those that secure~~under the ~~Term~~ Loan ~~Indebtedness~~Documents.

“Chattel Paper” means chattel paper (as that term is defined in the Code).

“Closing Date” means February 20, 2009.

“Closing Date Business Plan” means the set of Projections of Borrower for the 1 year period following the Closing Date (on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means the Credit Party Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted under any of the Loan Documents; provided, however, that the Excluded Assets shall not constitute Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s Inventory or Books relating to Collateral, in each case, in form and substance satisfactory to Agent ~~in its~~and Term Agent in their respective Permitted Discretion.

“Collection Accounts” has the meaning set forth in Section 2.8(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment relating to the Collateral.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Credit Party in the ordinary course of business of such Credit Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the Issuing Lender.

“Commitment” means, (i) with respect to each Revolver Lender, its Revolver Commitment ~~and~~, (ii) with respect to each Term Lender, its Term Commitment, (iii) with respect to all Revolver Lenders, their Revolver Commitments, and (iv) with respect to all Term Lenders, their Term Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Carrier” means any Person listed on Schedule G-1, or such other Persons as may be selected by Borrower after the ~~date hereof~~Eighth Amendment Effective Date who are reasonably acceptable to Agent and Term Agent to perform transportation of Inventory within the United States and who have executed and delivered a Common Carrier Agreement.

“Common Carrier Agreement” means a common carrier agreement in form and substance satisfactory to Agent ~~in its~~and Term Agent in their respective Permitted Discretion, duly executed and delivered to Agent by a Common Carrier and a Credit Party.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Concentration Accounts” has the meaning set forth in Section 2.8(a).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means for any period, for Ultimate Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum of (without duplication):

(a) Consolidated Net Income,

(b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income,

(c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income,

(d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income,

(e) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor or any Sponsor Affiliates in respect of expense reimbursements to the extent permitted under Section 7.11, and (B) accrued but unpaid expenses payable to Sponsor permitted under Section 7.11, in each case, to the extent deducted in determining Consolidated Net Income,

(f) costs and expenses incurred in connection with Investments permitted under Section 7.10(c) and (d), to the extent deducted in determining Consolidated Net Income,

(g) costs and expenses incurred in connection with (i) acquisitions which are ultimately not consummated so long as such costs and expenses do not exceed $1,000,000 during any trailing twelve month period included in the calculation of Consolidated EBITDA and (ii) the ~~Permitted Distribution, the Term Loan Indebtedness incurred on the Sixth Amendment Effective Date, the~~ amendments to the Loan Documents on the ~~Sixth~~Eighth Amendment Effective Date and the related transactions, in each case, to the extent deducted in determining Consolidated Net Income,

(h) fees, costs and expenses incurred in connection with Store Closings in an aggregate amount not to exceed $~~150,000~~400,000 per fiscal year, to the extent deducted in determining Consolidated Net Income,

(i) Pre-Opening Costs incurred during such period that are permitted under the definition of “Pre-Opening Costs”, to the extent deducted in determining Consolidated Net Income,

(j) to the extent not already included in the calculation of Consolidated Net Income, proceeds from business interruption insurance, and

(k) non-cash charges resulting from the grant of stock options or other equity related incentives to any director, officer or employee of Ultimate Parent or any Subsidiary of Ultimate Parent pursuant to a written plan or agreement approved by the Board of Directors of the applicable Person and other non-cash items.

“Consolidated Net Income” means, with respect to Ultimate Parent and the Subsidiaries for any period, the net income (or loss) of Borrower and the Subsidiaries for such period without duplication, and solely to the extent included in computing net income (or loss) but excluding from the determination of Consolidated Net Income (without duplication), (a)~~,~~ any tax refunds, net operating losses or other net tax benefits, (b) non-cash effects of discontinued operations, (c) interest that is paid in kind, (d) any net gain attributable to the write-up of any asset, and (e) any loss attributable to the write-down of any asset (other than Accounts and Inventory); provided that any Non Financing Leases shall be treated as operating leases for all purposes including the calculation of Consolidated Net Income regardless of the GAAP treatment of such Non Financing Leases.

“Consolidated Net Interest Expense” means with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries payable in cash for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates (other than Credit Parties) of such Person), less (a) the sum of (i)

interest income (including interest paid-in-kind) for such period and (ii) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (b) the sum of (i) losses for such period on Hedge Agreements (to the extent not included in such gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contributing Guarantors” has the meaning set forth in Section 17.2.

“Control Exercise Notice” has the meaning set forth in Section 2.8(c).

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Agent and Term Agent, and each of which is among Agent, the applicable Credit Party, and one of such Credit Party’s Credit Card Processors, whereby, among other things, such Credit Card Processor is irrevocably directed and agrees to transfer all proceeds of credit card charges for sales by such Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct.

“Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to any Credit Party with respect to credit card charges accepted by such Credit Party.

“Credit Card Receivables” means, on any date of determination thereof, ~~Accounts~~“payment intangibles” (as defined in the Code) consisting of rights of any Credit Party to payment by any Credit Card Processor in connection with consumer retail sales for which such Credit Party has accepted payment by means of charges to debit cards or major credit cards (MasterCard, VISA, American Express, Discover, Private Label Credit Cards and such other bank or non-bank credit or debit cards as may be approved by Agent in its Permitted Discretion).

“Credit Party” means the Borrower and each Guarantor.

“Credit Party Collateral” means all of the now owned or hereafter acquired right, title, and interest of each Credit Party in and to each of the following:

(a) all of the personal property now owned or at any time hereafter acquired by any Credit Party or in which any Credit Party now has or at any time in the future may acquire any right, title or interest, other than the Excluded Assets, including all of each Credit Party’s Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Intellectual Property (but excluding any intent-to-use trademark applications), Inventory, Investment Property, Letter-of-Credit Rights, Supporting Obligations and all commercial tort claims;

(b) all books and records pertaining to any of the foregoing;

(c) all Proceeds and products of any of the foregoing; and

(d) all collateral security and guarantees given by any Person with respect to any of the foregoing;

Provided, however, that Excluded Assets shall not constitute Credit Party Collateral.

“Critical Monitoring Event” means the failure of the Borrower at any time to maintain Excess Availability at least equal to $~~15,000,000.~~24,000,000. For purposes of this Agreement, the occurrence of a Critical Monitoring Event shall be deemed continuing, at the Agent’s option, until Excess Availability has exceeded $~~15,000,000~~24,000,000 for sixty (60) consecutive calendar days, in which case a Critical Monitoring Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Critical Monitoring Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Critical Monitoring Event in the event that the conditions set forth in this definition again arise.

“Customer Liabilities” means the Ultimate Parent and its Subsidiaries’ potential liabilities to their customers, including in connection with merchandise deposits, returns, merchandise credits, gift certificates, gift cards, and frequent shopper programs.

“Customer Liabilities Reserve” means an amount equal to the lesser of (a) the sum of 100% times the amount of reserves established by Borrower on its financial statements in accordance with GAAP with respect to Customer Liabilities comprised of customer cash deposits and layaway deposits plus 50% times the amount of reserves established by Borrower on its financial statements in accordance with GAAP with respect to Customer Liabilities (other than customer cash deposits and layaway deposits but including gift cards) and (b) other such amount as the Agent determines in its Permitted Discretion by taking into account other factors that may reduce the probability that such Customer Liabilities may be redeemed including the historic redemption rate, the aging of the Customer Liabilities and the purposes and consideration for the issuance of the Customer Liability.

“Customs Broker” means CDS Global Logistics (f/k/a New ~~Venture~~Ventures Brokers~~, Samuel Shapiro & Co., Inc.~~), or such other Persons as may be selected by Borrower after the ~~date hereof~~Eighth Amendment Effective Date who are reasonably acceptable to Agent and Term Agent to perform port of entry services to accept and process Inventory imported by Borrower and who have executed and delivered a Customs Broker Agreement.

“Customs Broker Agreement” means a custom broker agreement in form and substance satisfactory to Agent ~~in its~~and Term Agent in their respective Permitted Discretion, duly executed and delivered to Agent by a Customs Broker and Borrower.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“DDA Notification” means a written notice in the form of Exhibit D.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default; provided, however, that for purposes of Section 3.2(b), the term “Default” shall not include any event, condition or default that, with the giving of notice, the passage of time, or both, would become an Event of Default under Section 8.2(c).

“Defaulting Lender” means any Revolver Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within two (2) Business Days after the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) has notified the Borrowers, the Agent, or any Revolver Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Agent or any other Revolver Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of each Credit Party identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means, collectively, (i) an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent, and (ii) the Eighth Amendment Disbursement Letter.

“Disqualified Institution” means the Persons expressly identified as “Disqualified Institutions” in writing by the Borrower to the Agent and the Term Agent prior to the Eighth Amendment Effective Date.

“Distribution Centers” means the distribution center of the Credit Parties located at 9202 F Street, Omaha NE 68127, the distribution center of the Credit Parties located at 1801 Innovation Boulevard, Clayton, IN 43118 (to the extent being used as such), or such other distribution center or centers as may be selected by Borrower after the ~~date hereof~~Eighth Amendment Effective Date.

“Documents” means any Document (as that term is defined in the Code).

“Dollars” or “$” means United States dollars.

“~~Early Termination Fee” has the meaning set forth in Section 2.12(c).2~~Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eighth Amendment Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent and Term Agent regarding the extensions of credit to be made on the Eighth Amendment Effective Date, the form and substance of which is reasonably satisfactory to Agent and Term Agent.

“Eighth Amendment Effective Date” means June 29, 2015.

“Eighth Amendment Effective Date Business Plan” means a set of Projections of Borrower for the 5 year period following the Eighth Amendment Effective Date (on a year by year basis, and for the 1 year period following the Eighth Amendment Effective Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Eighth Amendment Post-Closing Letter” means that certain letter agreement by and among the Agent, the Term Agent and the Credit Parties with respect to certain undertakings of the Credit Parties following the Eighth Amendment Effective Date.

“Eligible Accounts” means those Accounts consisting of Credit Card Receivables in each case (for all such Accounts) that are created by any Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any ~~audit~~commercial finance exam performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated at face value, net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Credit Card Receivables that the applicable Credit Card Processor has failed to pay within 5 Business days after the applicable sale date;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

~~[2]~~ 	~~Seventh Amendment~~

(c) Accounts that are not payable in Dollars,

(d) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(e) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(f) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, or

(g) Accounts that are not subject to a valid and perfected first priority Agent’s Lien ~~and~~(subject only to Permitted Liens having priority by operation of applicable Law) or are not subject to a Credit Card Agreement.

“Eligible Distribution Center Inventory” means Inventory that does not qualify as Eligible Landed Inventory solely because it is located at the Distribution Centers or is en route from the Distribution Centers to a location set forth on Schedule E-1.

“Eligible Domestic In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Distribution Center Inventory or Eligible Landed Inventory solely because they are not in a Distribution Center or in transit from a Distribution Center to ~~a location set forth on Schedule E-1 or in~~ a location set forth on Schedule E-1 or in a location set forth on Schedule E-1 or in transit among such locations ~~or because a Credit Party does not have good, valid, marketable title to such Inventory~~, but as to which (a) such Inventory currently is, and has been for a period not exceeding ten (10) days, in transit (whether by vessel, air, or land) within the United States to a Distribution Center or a location set forth on Schedule E-1, (b) (i) Agent has satisfied itself that a final sale of such Inventory to a Credit Party has occurred and such Credit Party is the sole owner of such Inventory, no default shall exist under any agreement in effect between the vendor of such Inventory and a Credit Party which would permit such vendor, and reasonably be expected to cause such vendor, under any applicable law (including the ~~UCC~~Code) to divert, reclaim or stop shipment of such Inventory, (ii) the vendor of such Inventory is an Eligible Vendor, (iii) Agent has received evidence satisfactory to it that all counterparts of the original Acceptable Documents evidencing such Inventory are in the possession, in the United States, of Agent or an agent of Agent, and (iv) such Inventory is in the possession of a Common Carrier that has issued a Acceptable Document or in the possession of a Credit Party as a result of delivery of such Acceptable Document by Agent to such Credit Party, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and (d) such Credit Party has certified to Agent (pursuant to an applicable ~~borrowing base certificate~~Borrowing Base Certificate delivered pursuant to Schedule 6.2~~(a)) that certifies~~) that, to the knowledge of such Credit Party, such Inventory meets all of such Credit Party’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that to the knowledge of such Credit Party there is no reason why such Inventory would not be accepted by a Credit Party when it arrives at a Distribution Center or a location set forth on Schedule E-1, and that the shipment as evidenced by the documents conforms to the related order documents. Delivery of each ~~borrowing base certificate~~Borrowing Base Certificate pursuant to Schedule 6.2~~(a)~~ shall constitute a representation and warranty by such Credit Party that the Inventory listed (or otherwise treated) therein as being Eligible Domestic In-Transit Inventory satisfies the foregoing definition; provided Eligible Domestic In-Transit Inventory shall not include any Inventory being held at a Distribution Center.

“Eligible Equipment” means, at the time of any determination thereof, items of Equipment owned by a Credit Party that (A) complies with each of the representations and warranties respecting Equipment made by the Credit Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by Term Agent, the following items of Equipment shall not be included in Eligible Equipment:

(a) Equipment that is not solely owned by a Credit Party or a Credit Party does not have good, valid and marketable title thereto, free and clear of any Lien other than a perfected, first priority Agent’s Lien (subject only to Permitted Liens having priority by operation of applicable Law),

(b) Equipment that has not been appraised by a third party appraiser reasonably acceptable to Term Agent, utilizing procedures and criteria reasonably acceptable to Term Agent,

(c) Equipment that is leased by a Credit Party or which is leased by a Credit Party to a Person which is not a Credit Party,

(d) Equipment that is not located in the United States (excluding territories or possessions of the United States),

(e) Equipment that is not located at a location that is (i) owned by a Credit Party, (ii) a Distribution Center leased by a Credit Party (subject to the Eighth Amendment Post-Closing Letter, other than Equipment located at such a Distribution Center as to which a Collateral Access Agreement has been delivered to Agent in connection therewith or a Landlord Lien Reserve in an amount satisfactory to Term Agent (but for avoidance of doubt not exceeding the amounts set forth in the definition of “Landlord Lien Reserve”) has been established with respect thereto), or (iii) any other location leased by a Credit Party,

(f) Equipment that is not insured in compliance with the provisions of Sections 5.28 and 6.7 hereof,

(g) Equipment that has been sold but not yet delivered or as to which Borrower has accepted a deposit in connection with such a sale, or

(h) Equipment acquired in an acquisition permitted hereunder, unless and until Term Agent has completed or received (A) an Equipment Appraisal with respect thereto (and Agent has established Reserves (if applicable) for such Equipment), and (B) such other due diligence as Term Agent may require, all of the results of the foregoing to be reasonably satisfactory to Term Agent.

Delivery of each Borrowing Base Certificate pursuant to Schedule 6.2 shall constitute a representation and warranty by such Credit Party that the Equipment listed (or otherwise treated) therein as being Eligible Equipment satisfies the foregoing definition.

“Eligible In-Transit Inventory” means Eligible Domestic In-Transit Inventory and, without duplication, those items of Inventory that do not qualify as Eligible Distribution Center Inventory or Eligible Landed Inventory solely because they are not in a Distribution Center or in transit from a Distribution Center to a location set forth on Schedule E-1 or in a location set forth on Schedule E-1 or in transit among such locations, but as to which (a) such Inventory currently is, and has been for a period not exceeding sixty (60) days, in transit (whether by vessel, air, or land) from a location outside of the United States to a Distribution Center or a location set forth on Schedule E-1, (b) title to such Inventory has passed to a Credit Party, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, (d) such Inventory is in the possession or control of a Freight Forwarder then subject to a Freight Forwarder Agreement or a Customs Broker then subject to a Customs Broker Agreement (in each case, in the United States) and the same is either (1) prepaid Inventory, or (2) Inventory the purchase of which is supported by a ~~Qualified Import Letter of Credit a telefacsimile copy of which a Credit Party has received from the Underlying Issuer which issued the Underlying Letter of Credit and as to which a Credit Party also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to a Credit Party~~Commercial Letter of Credit and (e) such Credit Party has certified to Agent (pursuant to an applicable ~~borrowing base certificate~~Borrowing Base Certificate delivered pursuant to Schedule 6.2~~(a)) that certifies~~) that, to the knowledge of such Credit Party, such Inventory meets all of such Credit Party’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that to the knowledge of such Credit Party there is no reason why such Inventory would not be accepted by a Credit Party when it arrives at a Distribution Center, and that the shipment as evidenced by the documents conforms to the related order documents. Delivery of each Borrowing Base Certificate pursuant to Schedule 6.2~~(a)~~ shall constitute a representation and warranty by such Credit Party that the Inventory listed (or otherwise treated) therein as being Eligible In-Transit Inventory satisfies the foregoing definition; provided Eligible In-Transit Inventory shall not include any Inventory being held at a Distribution Center.

“Eligible Inventory” means Eligible Landed Inventory, Eligible Distribution Center Inventory or Eligible In-Transit Inventory, less any Reserves imposed by the Agent.

“Eligible Landed Inventory” means Inventory consisting of first quality (including as a result of repackaging) finished goods held for sale in the ordinary course of each Credit Party’s business that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of ~~the~~ one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any

~~audit~~commercial finance examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost (determined on a perpetual basis) or market on a basis consistent with such Credit Party’s historical accounting practices, but excluding, for purposes of any such determination, the value of any capitalized costs unrelated to the acquisition of Inventory. An item of Inventory shall not be included in Eligible Landed Inventory if:

(a) a Credit Party does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the United States set forth on Schedule E-1 (or in transit from one such location to another such location) as such locations are updated by the Borrower from time to time by written notice to Agent.

(c) it is located on real property leased by any Credit Party or in a contract warehouse, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and, with respect to any Credit Party’s chief executive office or Non-Owned Storage Facilities, is subject to a Collateral Access Agreement (unless a Landlord Lien Reserve in an amount satisfactory to Agent (but for avoidance of doubt not exceeding the amounts set forth in the definition of “Landlord Lien Reserve”) has been established with respect thereto),

(d) it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens having priority by operation of applicable Law),

(e) it consists of goods returned or rejected by any Credit Party’s customers unless such goods are repackaged, first quality and ready for sale in the ordinary course of such Credit Party’s business, ~~or~~

(f) it is not insured in compliance with the provisions of Sections 5.28 and 6.7 hereof,

(g) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, mismatches, goods on display, return to vendor goods, raw materials, goods returned to vendor, damaged goods, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in any Credit Party’s business, bill and hold goods, defective goods, “seconds” or Inventory acquired on consignment; or

(h) it consists of Inventory acquired in an acquisition permitted hereunder, unless and until Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to Agent (and Agent has established Reserves (if applicable) therefor), and Agent otherwise agrees that such Inventory shall be deemed Eligible Landed Inventory, and (B) such other due diligence as Agent may require, all of the results of the foregoing to be reasonably satisfactory to Agent.

“Eligible Transferee” means any Person which is both: (1) either (a) a commercial bank organized under the laws of the United States, or any state thereof, and, in the case of an Eligible Transferee with respect to Advances and Revolving Loan Commitments, having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and, in the case of an Eligible Transferee with respect to Advances and Revolving Loan Commitments, which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund (excluding the Sponsor Group) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and, in the case of an Eligible Transferee with respect to Advances and Revolving Loan Commitments, having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, other than a Private Equity Affiliate (such exclusion with respect to Private Equity Affiliates not applying if at the time of such assignment, a Specified Event of Default shall have occurred and be continuing), or (e) any other Person approved by Agent (or, in the case of assignments of any portion of the Term Loan, Term Agent); and~~;~~ (2) so long as no Event of Default has occurred and is continuing, approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding the foregoing, (i) neither the Sponsor Group nor any Person which is an Affiliate of Borrower shall be an Eligible Transferee without the prior written consent of the Required Revolving Lenders and Required Term Lenders (in each case, which consent shall not be unreasonably withheld), and (ii) a Disqualified Institution or Private Equity Affiliate shall not constitute an Eligible Transferee with respect to such assignment unless at the time of such assignment, a Specified Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that neither Agent nor Term Agent shall have (i) any responsibility or obligation to determine whether any assignee or potential assignee is a Disqualified Institution or Private Equity Affiliate, or (ii) any liability with respect to any assignment made to a Disqualified Institution or Private Equity Affiliate.

“Eligible Vendor” is a vendor of Inventory to a Credit Party that has not diverted, reclaimed or stopped shipment of any Inventory.

“Enforcement Action” means the exercise by Agent in good faith of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Loan Documents, any applicable law or otherwise at any time upon the occurrence and during the continuance of an Event of Default (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of any Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting or selling any Collateral, the commencement of any action to foreclose on the security interests or Liens of Agent in all or any material portion of the Collateral, notification of account debtors to make payments to the Agent, distribution of Control Exercise Notices, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials (a) from any assets, properties, or businesses of any Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601 et seq.; the Solid Waste Disposal Act, 42 USC § 6901 et seq; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equipment Appraisal” means an appraisal of the Equipment rendered by a third party appraiser reasonably acceptable to Term Agent, utilizing procedures and criteria reasonably acceptable to Term Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under IRC Section 414(o).

“Event of Default” has the meaning set forth in ~~Section~~Article 8.

“Excess Availability” means, as of any date of determination, the amount equal to (i) Availability minus (ii) the aggregate amount, if any, of all trade payables of the Credit Parties aged in excess of 75 days from the invoice date or 45 days from the due date, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of the Person who maintains the account, (ii) any payroll withholding tax, benefits, escrow, trust, customs or any other fiduciary account, and (iii) any zero balance deposit account provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses.

“Excluded Assets” means, collectively, (i) Excluded Equity, (ii) any assets, other than Eligible In-Transit Inventory, located in a jurisdiction other than the United States of America, (iii) any permit, license, any contractual obligation or healthcare insurance receivable in connection with which any Credit Party has any right, title to or interest (A) that requires the consent of any Person other than a Credit Party or any of its Subsidiaries which has not been obtained as a condition to the creation by such Credit Party of a Lien on any right, title or interest in such permit, license, any contractual obligation, healthcare insurance receivable or any Stock or stock equivalent related thereto, (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the ~~UCC~~Code or any other requirement of law or (C) the grant of a security interest in such permit, license or contractual obligation would reasonably be expected to result in the loss of rights thereon or create a default thereunder, (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), and (v) any assets of any foreign Subsidiary or US Foreign HoldCo; provided, however, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means any voting stock in excess of 65% of the outstanding voting stock of any first tier foreign Subsidiary or US Foreign HoldCo or any equity interests of any lower tier foreign Subsidiary.

“Excluded Hedging Obligation”~~: shall mean~~ means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Hedging Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Hedging Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 17.13 hereof) and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Hedging Agreement but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Subsidiary” means any (i) Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia and (ii) any US Foreign HoldCo.

“Excluded Taxes” means, with respect to the Agent, Term Agent, any Lender, any Participant, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any Other Connection Taxes, (c) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any ~~Loan~~Credit Party is located, (d) in the case of a recipient that is not a “United States Person” within the meaning of the IRC (other than an assignee pursuant to a request by the Borrower under Section 2.16), any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party hereto or a Participant hereunder (or designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 16.11(f), (d) any Taxes resulting from ~~an~~Agent’s, Term Agent’s, a Lender’s or a Participant’s failure or inability (other than as a result of a Change in Law) to comply with the requirements of Section 16.11(a)-(c), and (e) any U.S. federal withholding Tax imposed under FATCA.~~.~~

“Extraordinary Receipts” means any Net Cash Proceeds received by any Credit Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of Asset Loss Event proceeds described in Section 2.6(b)(ii) hereof), including, without limitation, (i) ~~foreign, United States, state or local tax refunds, (ii)~~ pension plan reversions, (~~iii~~ii) proceeds of insurance (including key man life insurance and casualty insurance but excluding business interruption insurance), (~~iv~~iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (excluding, so long as any portion thereof that represents out-of-pocket losses by such Person), (~~iii~~iv) indemnity payments (excluding any portion thereof that represents the reimbursement of actual out-of-pocket losses by such Person) and (~~iv~~v) any purchase price adjustment (other than a working capital or other similar purchase price adjustment) received in connection with any purchase agreement, except to the extent such purchase price adjustment is used to pay taxes, Indebtedness or other costs.

“Fair Share” has the meaning set forth in Section 17.2.

“Fair Share Contribution Amount” has the meaning set forth in Section 17.2.

“Fair Share Shortfall” has the meaning set forth in Section 17.2.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements (including intergovernmental agreements) entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Fee Letter” means, collectively, (i) that certain fee letter dated as of ~~June 1, 2011 among the Borrower and the Agent.~~ the Eighth Amendment Effective Date among the Borrower, the Agent and the Term Agent, and (ii) that certain letter agreement dated as of the Eighth Amendment Effective Date among the Borrower, the Agent and the Term Agent.

“FEIN” means Federal Employer Identification Number.

~~“Fifth Amendment” means that certain Fifth Amendment to Loan Agreement dated as of June 1, 2011 by and among Borrower, Agent and the Lenders signatory thereto.~~

~~“Fifth Amendment Effective Date” means the “Effective Date”, as defined in the Fifth Amendment.~~

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio, determined on a Consolidated basis for Ultimate Parent and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus the sum of (i) Capital Expenditures (except those financed with Permitted Indebtedness (other than the Obligations ~~or the Term Loan Indebtedness~~) or the proceeds of equity issuances) permitted hereunder, plus (ii) cash taxes paid, plus (iii) the aggregate amount of all Restricted Payments made ~~by Ultimate Holdings to purchase, redeem or otherwise acquire or retire for value of any Stock held by an employee in connection with the termination of employment, death or disability of that employee of any Credit Party)~~, to (b) Fixed Charges.

“Fixed Charges” means the sum, determined on a consolidated basis for Ultimate Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated Net Interest Expense paid or payable in cash (and, for the avoidance of doubt, excluding those paid-in-kind or capitalized), plus (b) scheduled principal payments made or required to be made on Indebtedness (excluding ~~the~~repayments of the Advances and L/C Obligations but including payments on account of the Term Loan under Section 2.6(d) hereof) in cash.

“Fixtures” means all of the following, whether now owned or hereafter acquired by a Credit Party: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

“Freight Forwarder” means any Person listed on Schedule F-1, or such other Persons as may be selected by Borrower after the ~~date hereof~~Eighth Amendment Effective Date who are reasonably acceptable to Agent and Term Agent to perform freight forwarding or international transportation of Inventory imported by Borrower and who have executed and delivered a Freight Forwarder Agreement.

“Freight Forwarder Agreement” means a freight forwarder agreement in form and substance satisfactory to Agent ~~in its~~and Term Agent in their respective Permitted Discretion, duly executed and delivered to Agent by a Freight Forwarder and Borrower.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Guarantor” has the meaning set forth in Section 17.2.

“Funding Losses” has the meaning set forth in Section 2.14(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, ~~customer lists,~~ monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, route lists, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all Supporting Obligations in respect thereof.

~~“Gordmans Acquisition” means the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 5, 2008, as amended, by and among Parent, Midwest Shoppes Integrated, Inc. a Delaware corporation and a direct wholly-owned subsidiary of Parent, Gordmans, Inc., a Delaware corporation and Jeffrey J. Gordman, as stockholders’ representative.~~

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning set forth in Section 17.1.

“Guarantor” means Ultimate Parent, Parent and any Subsidiary of Borrower (other than any Excluded Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Section 17.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Credit Party that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Increase Effective Date” has the meaning specified in Section 2.2(a)(iv).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any member of the Lender Group under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means instrument (as that term is defined in the Code).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property” means patents, trade names, trade secrets, trademarks, service marks, copyrights, ~~and~~ registrations and applications for registrations of any of the foregoing, customer lists, domain names, URLs, and all licenses relating to the foregoing.

“Intellectual Property Security Agreement” means each of those Intellectual Property Security Agreements entered into by Borrower and any Guarantor dated as of the Closing Date in favor of the Agent.

“Intercompany Note” means any promissory note evidencing loans made by any Credit Party to any Subsidiary.

“Interest Expense” means for any period interest expense determined in accordance with GAAP of Ultimate Parent and its Subsidiaries for such period.

“Interest Period” means, (i) with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter, as elected by the Borrower pursuant to Section 2.14 and subject to Section 2.14(d)(ii)(y); provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date, and (ii) with respect to any portion of the Term Loan bearing interest based on the LIBOR Rate, a period of thirty (30) days commencing on the date of determination of such LIBOR Rate.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) for the estimated costs relating to unpaid freight charges, freight forwarder fees and charges, demurrage fees, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory by Borrower.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“~~Issuing Lender” means WELLS FARGO~~ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Credit Party) or in favor of the Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means Wells Fargo or any Affiliate thereof or any other Revolver Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing ~~L/Cs or L/C Undertakings~~Letters of Credit pursuant to Section 2.13.

“Knowledge” as to any Person means the actual knowledge of such Person, assuming a level of inquiry by such Person consistent with the level of inquiry (including, without limitation, review of documents and discussion with officers, directors and employees of the Ultimate Parent and its Subsidiaries) which a reasonable Person holding the title and/or training of such Person would conduct given the circumstances as to which such Person’s Knowledge is being referenced.

“Landlord Lien Reserve” means, without limitation of Section 2.1(b), with respect to (i) any Leased Store Location in any Landlord Lien State, or (ii) any Non-Owned Storage Facility, in each case for which a Collateral Access Agreement is not available, a reserve for rent for two months for full rental obligations ~~in any Landlord Lien State~~ as may be established by Agent, in its Permitted Discretion.

“Landlord Lien State” means each of Pennsylvania, Virginia, West Virginia, Texas and Washington.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

~~“L/C” has the meaning set forth in Section 2.13(a).~~

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C ~~Undertaking” has the meaning set forth in Section 2.13(a).~~Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leased Store Location” means any Gordmans store for which any Credit Party has a leasehold interest.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, (a) individually and collectively, each of the Lenders (including the Issuing Lender), Agent and Term Agent, and (b) individually, Wells Fargo or any of its Affiliates with respect to the Obligations referred to in clause (b) of the definition of Obligations.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Credit Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable fees or charges paid or incurred by Agent or Term Agent in connection with the Lender Group’s transactions with any Credit Party, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents), (c) reasonable costs and expenses incurred by Agent or Term Agent in the disbursement of funds to any Credit Party or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Agent or Term Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) ~~audit~~ fees and expenses of Agent or Term Agent related to ~~audit examinations~~audits of the Books (including in respect of commercial finance examinations) to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Credit Party, (h) Agent’s, Term Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s, Term Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lending Office” means, as to any Lender, the office or offices of such Lender as such Lender may from time to time notify the Borrower, the Agent and the Term Agent.

“Letter of Credit” means ~~an L/C or an L/C Undertaking, as the context requires.~~each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.13(e).

“Letter of Credit Related Person” has the meaning specified in Section 2.13(e).

“Letter of Credit Rights” means any Letter of Credit Rights (as that term is defined in the Code).

“Letter of Credit Side Letter” means that certain side letter between the Borrower and Agent dated as of the Closing Date and relating to the issuance of Letters of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.14(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means~~,~~

(a) for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (~~a~~i) the Base LIBOR Rate for such Interest Period, by (~~b~~ii) 100% minus the Reserve Percentage; and

(b) for any interest rate calculation with respect to the Term Loan, the greater of (i) the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (x) the Base LIBOR Rate for such Term Loan, by (y) 100% minus the Reserve Percentage, and (ii) 1.00% per annum.

The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

~~“Liquidity Test Period” shall mean any time that, as of the most recently ended month for which financial statements have been delivered to the Agent, Consolidated EBITDA is less than $30,000,000 or the Fixed Charge Coverage Ratio is less than 1.00:1.00, in each case, for the Measurement Period ended as of the last day of such month.3~~

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Loan, a Swing Loan, or ~~an Equipment~~the Term Loan.

“Loan Account” has the meaning set forth in Section 2.11.

~~[3]~~ 	~~Seventh Amendment~~

“Loan Cap” means, as of any date of determination, the lesser of (A) the Revolver Borrowing Base and (B) the Maximum Revolver Amount.

“Loan Documents” means this Agreement, ~~the Term Loan Intercreditor Agreement, any Permitted Equipment Indebtedness Intercreditor Agreement,~~ the Letter of Credit Side Letter, the Cash Management Agreements, the Credit Card Agreements, the Disbursement Letter, the Fee Letter, the Letters of Credit, the Officers’ Certificate, the Eighth Amendment Post-Closing Letter, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Credit Party and the Lender Group in connection with this Agreement or otherwise relating to the Obligations.

“Management Agreement” means the Consulting Agreement, dated as of ~~the date hereof,~~July 16, 2010, between Sun Capital Partners Management V, LLC and the Borrower, and guaranteed by certain of the Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material impairment of the Credit Parties’ ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Credit Party or otherwise.

“Maturity Date” has the meaning set forth in Section 3.3.

“Maximum Revolver Amount” means $80,000,000, as of the ~~Sixth~~Eighth Amendment Effective Date, and as may be subsequently increased pursuant to Section 2.2 hereof or decreased pursuant to Section 3.5 hereof.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) fiscal months of the Borrower.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Cash Proceeds” means for any Person with respect to:

(a) any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Person pursuant to such disposition, net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and any tax distributions reasonably expected to be made with respect thereto); (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Lien having priority over the Liens of Agent under and in accordance with the Loan Documents on the asset subject to such disposition (other than the Obligations); (iv) the direct costs relating to or associated with the relocation of assets; and (v) any amount required to be provided by such Person, as a reserve, in accordance with GAAP against any liabilities associated with such disposition including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such Asset Sale; provided, however, that the amount of any such reserve, at the time that such reserve is no longer required in accordance with GAAP and to the extent that such amount is not actually applied to the liability for which it was reserved, shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Agent for application to the Loans in accordance with the terms of Section 2.6;

(b) any Asset Loss Event or Extraordinary Receipts, the aggregate cash proceeds received by such Person in connection therewith (other than cash proceeds constituting business interruption insurance), net of (i) the direct costs incurred in collecting such amount, and (ii) taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and any tax distributions reasonably expected to be made with respect thereto); provided, however, that the amount of such estimated taxes in excess of the amount of taxes actually paid shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Agent for application to the Loans in accordance with the terms of Section 2.6; and

(c) any sale, issuance or incurrence of Indebtedness by any Person, the aggregate cash proceeds received (directly or indirectly) by such Person pursuant to such sale, issuance or incurrence, net of the direct costs relating to such sale, or issuance (including legal, accounting and investment banking fees).

“Net Liquidation Percentage” means, with respect to Inventory, the percentage of the perpetual value of each Credit Party’s Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as determined from time to time by a qualified appraisal company selected by Agent and Term Agent subject to Agent’s and Term Agent’s satisfactory review.

“New Stores” means new stores acquired or opened in the ordinary course of business.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non Financing Leases” means leases with respect to Leased Store Locations whether or not such leases are treated as capital or operating leases under GAAP so long as such leases are not, as a matter of economic substance, a secured financing transaction or other means of financing the acquisition or maintenance of such service center.

“Non-Owned Storage Facility” means any distribution center or warehouse facility leased by any Credit Party (including, without limitation, any Distribution Center), together with any other location where Inventory of any Credit Party is stored or held pursuant to a lease, bailment, warehousing or similar arrangement, which location (a) is not owned by a Credit Party, and (b) is not a Leased Store Location.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Credit Party to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that the Credit Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Credit Party ~~to Wells Fargo or any of its Affiliates with respect to credit cards, credit card processing services, debit cards, purchase cards, ACH Transactions, cash management, including controlled disbursement, accounts or services, supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, or transactions under Hedge Agreements~~in respect of Bank Products and Cash Management Services (and including any obligations of a Credit Party to the Agent or any member of the Lender Group with respect to participations of such Person in any of the foregoing). Notwithstanding anything herein to the contrary, the Obligations of any Guarantor shall not include any Excluded Hedging Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligee Guarantor” has the meaning set forth in Section 17.7.

“Officers’ Certificate” means the representations and warranties of officers in form submitted by Agent to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent in its Permitted Discretion.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Other Connection Taxes” means, with respect to any member of the Lender Group, Taxes imposed as a result of a present or former connection between such member of the Lender Group and the jurisdiction imposing such Tax (other than connections arising from such member of the Lender Group having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overadvance” has the meaning set forth in Section 2.6.

“Parent” means Gordmans Intermediate Holdings Corp., a Delaware corporation (formerly known as Midwest Shoppes Intermediate Holding Corp.).

“Participant” has the meaning set forth in Section 14.1(e).

“Patriot Act” means the ~~USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.~~Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

~~“Pay-Off Letter” means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of each Credit Party owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of any Credit Party.~~

“Perfection Certificate” means a perfection certificate executed by the Borrower and each Credit Party in the form previously delivered by Agent to Borrower.

“Permitted Discretion” means a determination made by the Agent or Term Agent, as applicable, in good faith in the exercise of commercially reasonable business judgment determined in accordance with commercially reasonable credit procedures for secured lending transactions.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business; provided that with respect to any Eligible Equipment, (i) such Eligible Equipment has an Appraised Value of less than $50,000, or if greater than $50,000, the proceeds paid in cash are in an amount at least equal to the Appraised Value of such Equipment as set forth in the most recent Equipment Appraisal received by the Agent and/or Term Agent or otherwise consented to by Term Agent, (ii) the proceeds of such sale or other disposition are utilized to repay the Obligations in accordance with, and to the extent required by, Section 2.5(b)(iv), and (iii) concurrently with any such sale or other disposition, the Borrower shall deliver to Agent and Term Agent an updated Borrowing Base Certificate, reflecting the Term Borrowing Base as calculated after giving effect to such sale or other disposition, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) abandonment of immaterial Intellectual Property in the reasonable business discretion of the Credit Parties and (e) Store Closings in any fiscal year of the Borrower not in excess of the Store Closing Basket.

~~“Permitted Distribution” means a distribution or dividend made by the Borrower, directly or indirectly, to Ultimate Parent and by Ultimate Parent to holders of its Stock within 30 days after the Sixth Amendment Effective Date with proceeds of the Term Loan Indebtedness in an aggregate not to exceed $70,000,000.~~

~~“Permitted Equipment Indebtedness” has the meaning set forth in Section 7.1(p).~~

~~“Permitted Equipment Indebtedness Documentation” has the meaning set forth in Section 7.1(p).~~

~~“Permitted Equipment Indebtedness Intercreditor Agreement” has the meaning set forth in Section 7.1(p).~~

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments made by one Credit Party in another Credit Party, (e) Investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business or owing to any Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Credit Party, (e) so long as no Default or Event of Default shall have occurred and be continuing, loans to employees of the Credit Parties for relocation expenses in an aggregate outstanding amount not to exceed $1,250,000 at any time; (f) so long as no Default or Event of Default shall have occurred and be continuing, loans to employees of the Credit Parties in an aggregate outstanding amount not to exceed $250,000 at any time and (g) Investments in bonds issued by a Governmental Authority in connection with the lease of property or equipment by any Credit Party from such Governmental Authority, provided that such bonds are secured by the lease payments required to be made by such Credit Party with respect to such leased property and are issued in transactions which are in form and substance substantially similar to those in which the Investments described on Schedule 7.10 were made.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods ~~and (m) Liens granted to the Term Loan Agent to secure the Term Loan Indebtedness so long as such Liens are subject to the Term Loan Intercreditor Agreement~~.

“Permitted Protest” means the right of any Credit Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party, as applicable, in good faith, (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens, and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness (i) outstanding as of the ~~Sixth~~Eighth Amendment Effective Date or (ii) incurred after the ~~Sixth~~Eighth Amendment Effective Date in an aggregate principal amount outstanding at any one time not in excess of $~~15,000,000.~~10,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Pledged Equity” means the equity interests listed on Schedule 5.23, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Credit Party while this Agreement is in effect; provided that in no event shall any Excluded Equity be pledged.

“Pledged Notes” means all promissory notes listed on Schedule 5.23, all Intercompany Notes at any time issued to any Credit Party and all other promissory notes issued to or held by any Credit Party (other than (a) promissory notes issued in connection with extensions of trade credit by any Credit Party in the ordinary course of business and (b) any individual promissory note which is less than $10,000 in principal amount, up to an aggregate of $50,000 for all such promissory notes excluded under this clause (b)).

“Pre-Opening Costs” means start-up cash expenses incurred with respect to the opening and organizing of any New Store (including, but not limited to, the cost of feasibility studies, staff-training and recruiting, and travel costs for employees engaged in such start-up activities); provided, however, that the aggregate amount of such Pre-Opening Costs does not exceed $500,000 with respect to any individual New Store and the aggregate amount of all Pre-Opening Costs for all New Stores does not exceed $6,000,000 for any trailing twelve-month period.

“Private Equity Affiliate” means an Affiliate of a Lender that is primarily engaged in the private equity, venture capital or “loan to own” business and is not a bona fide debt fund.

“Private Label Credit Cards” means any private label credit card issued by Alliance Data Systems or another major credit card provider, in each case for which the credit card relationship with the holder of the credit card involves no risk or other liability to any Credit Party.

“Pro Forma Conditions” means, at the time of determination with respect to any specified debt transaction ~~or payment~~, Asset Sale, Restricted Payment, voluntary Term Loan prepayment or other payment requiring satisfaction of the Pro Forma Conditions (each such event, a “Specified Transaction”), that (a) no Default or Event of Default then exists or would arise as a result of ~~entering into such transaction or the making of such payment,~~such Specified Transaction, and (b) after giving effect to such ~~transaction or payment~~Specified Transaction, (A) projected Excess Availability as of the end of each fiscal month during the subsequent projected twelve (12) fiscal months will be greater than (x) $~~20,000,000~~35,000,000 and (y) thirty percent (30%) of the Loan Cap, (B) the Fixed Charge Coverage Ratio, for the twelve (12) months immediately preceding the date of such ~~transaction or payment~~Specified Transaction for which the Agent has received financial statements shall be greater than 1.00:1.00 after giving pro forma effect to such ~~transaction or payment as if such transaction had been entered into or such payment had been made~~Specified Transaction as if such Specified Transaction had occurred as of the first day of such twelve-month period, and (C) the projected Fixed Charge Coverage Ratio as of the end of each fiscal month during the subsequent projected twelve (12) fiscal months shall be no less than 1.00:1.00 after giving effect to such ~~transaction or payment.~~Specified Transaction. Prior to consummating any Specified Transaction, the Agent and the Term Agent shall have received a certificate duly executed by a responsible officer of the Borrower and attaching projections (including financial statements) evidencing satisfaction of the conditions contained in clause (b) above, on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent and the Term Agent.

“Proceeds” means all proceeds as such term is defined in Section 9-306(1) of the Code and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions and payments with respect thereto.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, ~~and~~ (c) cash flow statements, and (d) Availability, all prepared in the manner set forth in Section 6.3(c) and on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination~~,~~:

(a) with respect to a Revolver Lender’s obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Revolver Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolver Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(b) with respect to a Revolver Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Revolver Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Revolver Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolver Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(c) ~~RESERVED, and~~with respect to a Term Lender’s obligation to make its portion of the Term Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Term Lender’s portion of the Term Loan by (z) the aggregate outstanding principal amount of the Term Loan,

(d) with respect to all other matters as to a particular Revolver Lender ~~(including the indemnification obligations arising under Section 16.7)~~, the percentage obtained by dividing (i) such Revolver Lender’s Revolver Commitment plus the outstanding principal amount of such Revolver Lender’s portion of the Revolving Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the aggregate outstanding principal amount of all Revolving Loans; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Revolver Lender’s Revolving Loans plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Revolving Loans plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) the sum of such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Revolver Lenders plus the aggregate outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Revolver Lender’s Revolving Loans plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Revolving Loans plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings under Section 7.1(d).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

~~“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by any Credit Party of Eligible Inventory, (b) has an expiry date of less than 90 days and is otherwise in form and substance reasonably acceptable to Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, such applicable documents reasonably satisfactory to Agent as evidencing such Credit Party’s title to the subject Inventory.~~

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, if there are (i) two or fewer Lenders, Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal 100% and (ii) more than two Lenders, at least two Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal or exceed 50.1%.

“Required Revolver Lenders” means, at any time, if there are (i) two or fewer Revolver Lenders, Revolver Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal 100% and (ii) more than two Revolver Lenders, at least two Revolver Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal or exceed 50.1%.

“Required Term Lenders” means, at any time, if there are (i) two or fewer Term Lenders, Term Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal 100% and (ii) more than two Term Lenders, at least two Term Lenders (who are not Affiliates) whose aggregate Pro Rata Shares equal or exceed 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves” has the meaning set forth in Section 2.1(b).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock of a Credit Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Stock of any Credit Party now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolver Borrowing” means a Borrowing of the type described in clause (i) of the definition of such term.

“Revolver Borrowing Base” means, as of any date of determination, the result of without duplication:

(a) 90% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus

(b) 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory; plus

(c) the lower of

(i) 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory, and

(ii) $20,000,000, plus

(d) the lower of

(i) 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory, and

(ii) the lesser of (a) $15,000,000 and (b) 20% of the Revolver Borrowing Base, minus

(e) the sum of (i) the Landlord Lien Reserves, (ii) the Customer Liability Reserves, (iii) the Inventory Reserves, (iv) the Term Loan Reserve, and (v) the aggregate amount of such additional Reserves, if any, established by Agent in accordance with Section 2.1(b).

“Revolver Commitment” means, with respect to each Revolver Lender, its Revolver Commitment, and, with respect to all Revolver Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolver Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such ~~Lender~~Revolver became a Revolver Lender hereunder in accordance with the provisions of Section 14.1.

“Revolver Commitment Increase” has the meaning specified in Section 2.2(a)(i).

“Revolver Increase Notice” has the meaning set forth in Section 2.2.

“Revolver Lender” and “Revolver Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement as a Revolver Lender in accordance with the provisions of Section 14.1.

“Revolver Priority Collateral” means all now owned or hereafter acquired Collateral other than Term Priority Collateral.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Revolving Loans, plus (b) the then extant amount of outstanding Swing Loans, plus (c) the then extant amount of the Letter of Credit Usage.

“Revolving Loan” has the meaning assigned to that term in Section 2.1(a).

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to ~~an L/C Undertaking~~a Letter of Credit, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender ~~to the Underlying Issuer~~in respect of such Letter of Credit to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sale-Leasebacks” has the meaning assigned to that term in Section 7.14.

~~“Seasonal Borrowing Period” means as of any year the up to 115 day period during the period of August 1st through December 15th of such year beginning on the date which Borrower delivers a Seasonal Borrowing Period Notice to Agent and lasting until the date specified in such Seasonal Borrowing Period Notice.~~

~~“Seasonal Borrowing Period Notice” means a notice in the form set forth in Exhibit B-1; provided, it is understood and agreed that no such notice may be delivered by Borrower to Agent if any Default or Event of Default shall have occurred and be continuing.~~

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Settlement” has the meaning set forth in Section 2.4(f)(i).

“Settlement Date” has the meaning set forth in Section 2.4(f)(i).

“Seventh Amendment” shall means that certain Consent, Waiver, and Seventh Amendment to Loan, Guaranty and Security Agreement, dated as of the Seventh Amendment Effective Date by and among the Borrower, the Guarantor, the Lenders party thereto, and the Agent.~~4~~

“Seventh Amendment Effective Date” means November 14, 2014.~~5~~

“Sixth Amendment Effective Date” means August 27, 2013.

“Solvent” means, with respect to any Person ~~on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts, after giving effect to any rights of contribution.~~ as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5.

“Specified Capital Expenditures” means expenditures with respect to a newly-constructed distribution center to be located at 1801 Innovation Boulevard, Clayton, IN 43118 and the corporate headquarters located at 1926 S 67th Street, Omaha, NE 68106 , in an aggregate amount not to exceed the sum of the expenditures incurred through the Sixth Amendment Effective Date and $28,000,000 thereafter; provided that the aggregate amount of such expenditures shall not exceed $33,000,000.

“Specified Credit Party”~~: Any~~ means any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 19.20(e)).

~~[4]~~ 	~~Seventh Amendment~~
~~[5]~~ 	~~Seventh Amendment~~

“Specified Event of Default” means an Event of Default arising under Sections 8.1, 8.3, 8.4, 8.5 or 8.6 of this Agreement.

“Sponsor” means Sun Capital Partners V, L.P., a Delaware limited partnership.

“Sponsor Affiliates” means any leveraged buy-out or investment fund, partnership, limited liability company or other entity which is controlled by a majority of the same Persons who control Sponsor. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person whether by contract or otherwise.

“Sponsor Group” means Sponsor and its Sponsor Affiliates.

“Sponsor Subordinated Indebtedness” means Subordinated Indebtedness of the Credit Parties owing to one or more members of the Sponsor Group on the following terms: interest, fees and expenses that are exclusively payment in kind until the payment in full in cash of the Obligations, no amortization or redemption until the payment in full in cash of the Obligations, a maturity date that is at least one (1) year after the Maturity Date, covenants and events of default no more restrictive than in this Agreement (with a cushion of at least 15% in the case of negative and financial covenants and events of default (with no cross default or cross acceleration to the Obligations)) and other terms (including payment and lien subordination terms) reasonably acceptable to Required Lenders; provided it is further understood and agreed that such Indebtedness shall not be assignable to any Person other than a member of the Sponsor Group without the prior written consent of the Agent and any Liens granted to secure such Indebtedness shall be silent second liens with no enforcement rights either prior to or during any insolvency proceeding until the Obligations are paid in full in cash and no voting or other rights of a secured creditor in bankruptcy other than the obligation to vote in favor of any plan of reorganization that the holders of the Obligations vote in favor of and to vote in favor of any debtor in possession financing proposed by the holders of the Obligations; provided that there shall be no limitation on the Sponsor Group’s ability to vote or exercise other rights of an equity holder in bankruptcy.

“Standard Letter of Credit Practice” means, for the Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which the Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Credit Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the Issuing Lender.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Store Account” means, for any Credit Party’s stores, the Collection Account maintained by such Credit Party for deposit of Collections received at such store.

“Store Closing Basket” means, with respect to any fiscal year of the Borrower, Store Closings in an amount up to three for such fiscal year in excess of the number of Store Closings detailed in on the Borrower’s Projections for such fiscal year as approved by Agent pursuant to Section 6.3(c).

“Store Closings” means, the closing, sale or other disposition of stores operated by any Credit Party in a manner consistent with past business practices of the Credit Parties (involving store closing sales and liquidations of store inventory on site), provided that the closing and relocation of a store within a radius of five (5) miles of such store (such relocation occurring within one (1) year of the corresponding store closing) shall not be deemed to be a Store Closing for purposes of this Agreement.

“Subordinated Indebtedness” means Indebtedness of the Credit Parties subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means any Supporting Obligations (as that term is defined in the Code).

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means ~~WELLS FARGO~~Wells Fargo or any other Revolver Lender that, at the request of Borrower and with the consent of Agent agrees, in such Revolver Lender’s sole discretion, to become the Swing Lender under Section 2.4(d).

“Swing Loan” has the meaning set forth in Section 2.4(d)(i).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article 9, or (ii) the termination of this Agreement in accordance with the provisions of Section 3.5 hereof.~~6~~

“Term ~~Loan Agent” means Cerberus Business Finance, LLC, in its capacity as administrative agent for the lenders under the Term Loan Agreement~~Agent” means Wells Fargo Bank, National Association, in its capacity as term agent for the Term Lenders, and any successor thereto.

“Term ~~Loan Agreement” means that certain Loan, Guaranty and Security Agreement, dated as of August 27, 2013 (as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in accordance with the terms thereof and of the Term Loan Intercreditor Agreement), by and among the Borrower, the Ultimate Parent and certain of its Subsidiaries party thereto from time to time as guarantors, the lenders party thereto, and the Term Loan Agent.~~

~~“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement, as in effect on the Sixth Amendment Effective Date or as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.~~

~~“Term Loan Indebtedness” means the “Obligations” as defined in the Term Loan Agreement, as in effect on the date hereof or as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in accordance with the terms of the Term Loan Intercreditor Agreement.~~

~~“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Agent, the Term Loan Agent, the Borrower and any other parties thereto.~~Agent-Related Persons” means Term Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Term Applicable Margin” means six and one-quarter percent (6.25%) per annum.

“Term Borrowing Base” means, as of any date of determination, the result of without duplication:

~~[6]~~ 	~~Seventh Amendment~~

(a) 10% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus

(b) the Term Inventory Advance Rate times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory; plus

(c) the Term Inventory Advance Rate times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory, plus

(d) the Term Inventory Advance Rate times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory, plus

(e) 50% times the then extant Appraised Value of Borrower’s Eligible Equipment, plus

(f) the lesser of $20,000,000 or the then actual amount of Excess Availability (it being understood that in calculating Excess Availability for purposes of this clause (f), no effect shall be given to any incremental Term Loan Reserve which has been implemented in accordance with the last sentence of Section 2.1(b) as a result of the Credit Parties’ not being in compliance with Section 7.15), minus

(g) the aggregate amount of such Reserves, if any, established by Agent in accordance with Section 2.1(b).

“Term Commitment” means, with respect to each Term Lender, its Term Commitment, and, with respect to all Term Lenders, their Term Commitments, in each case as such Dollar amounts are set forth beside such Term Lender’s name under the applicable heading on Schedule C-1.

“Term Inventory Advance Rate” means 7.5%, as such percentage shall be reduced by 0.375% on the first day of each calendar quarter commencing on October 1, 2015. For the avoidance of doubt, as of October 1, 2015, the Term Inventory Advance Rate shall be 7.125%, and subsequent reductions shall occur in like amounts.

“Term Lender” and “Term Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement as a Term Lender in accordance with the provisions of Section 14.1.

“Term Loan” has the meaning assigned to that term in Section 2.3.

“Term Loan Action Notice” has the meaning assigned to that term in Section 9.3.

“Term Loan Reserve” means, at any time of determination, the amount, if any, by which the aggregate outstanding principal balance of the Term Loan exceeds the Term Borrowing Base, which amount shall be imposed by Agent as a Reserve against the Revolver Borrowing Base.

“Term Priority Collateral” means all now owned or hereafter acquired Collateral that constitutes:

(a) Real Property, Fixtures and Equipment;

(b) all Intellectual Property;

(c) permits and licenses related to any of the foregoing (including any permits or licenses related to ownership or operation of Fixtures or Equipment of any Credit Party);

(d) all proceeds of insurance that relate to the foregoing;

(e) all books and records related to the foregoing and not constituting Revolver Priority Collateral; and

(f) all products and proceeds of the foregoing.

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the Code.

“UCC Filing Authorization Letter” means a letter duly executed by each Credit Party authorizing Agent to file appropriate financing statements on Form UCC-1 without the signature of such Credit Party, in such office or offices as may be necessary or, in the reasonable opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Ultimate Parent” means Gordmans Stores, Inc., a Delaware corporation.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Lender Group, including, without limitation, a reduction in the Appraised Value or Net Liquidation Percentage of property or assets included in the Revolver Borrowing Base or Term Borrowing Base, increase in Reserves or misrepresentation by the Credit Parties.

“United States” means the United States of America.

“~~Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking or Qualified Import Letter of Credit and which has issued a letter of credit at the~~

~~request of the Issuing Lender for the benefit of any Credit Party.~~Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Credit Parties maintained in Deposit Accounts and/or securities accounts with Cash Management Banks or other Persons reasonably acceptable to the Agent and the Term Agent, which Deposit Accounts and securities accounts are subject to a valid, perfected first priority Agent’s Lien pursuant to Cash Management Agreements or securities account control agreements, as applicable, duly executed by the applicable Credit Parties and the applicable Cash Management Banks or the applicable securities intermediary and in form and substance satisfactory to the Agent and the Term Agent.

~~“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.~~

“US Foreign HoldCo” means any domestic Subsidiary, so long as such Subsidiary has no material assets other than stock or securities of one or more foreign Subsidiaries.

“Use Period” means the period commencing on the date that Agent commences the liquidation and sale of the Revolver Priority Collateral and ending 120 days thereafter. If any stay or other order that prohibits Agent from commencing and continuing any Enforcement Action or to sell or otherwise dispose of the Revolver Priority Collateral has been entered by a court of competent jurisdiction, such 120-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

“Voidable Transfer” has the meaning set forth in Section 18.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Ultimate Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Ultimate Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, to the extent a calculation or financial statement item contained herein must be in compliance with GAAP, it is understood and agreed by all parties that Non Financing Leases shall be treated as operating leases regardless of the GAAP treatment and this aberration from GAAP is permitted and consented to by the Agent, Term Agent and Lenders. Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases to be treated in the same manner as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial covenant.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, article, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full or satisfaction in full of the Obligations shall mean the repayment in full in cash (or ~~cash collateralized~~Cash Collateralized in accordance with the terms hereof) of all Obligations other than contingent indemnification and reimbursement Obligations and other than any Obligations referred to in clause (b) of the definition thereof that, at such time, are allowed by the applicable member of the Lender Group to remain outstanding and are not required to be repaid or ~~cash collateralized~~Cash Collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. Any reference herein to an Event of Default that is continuing shall mean an Event of Default that has not been waived in writing by ~~Agent and~~Required Lenders, Required Revolver Lenders or Required Term Lenders, as the case may be, and any Event of Default hereunder shall be “continuing” unless and until such Event of Default has been waived in writing by the ~~Agent and~~Required Lenders, Required Revolver Lenders or Required Term Lenders, as the case may be.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

2. ~~LOAN~~LOANS AND TERMS OF PAYMENT.

2.1	Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolver Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage less outstanding Revolving Loans, or (ii) the Revolver Borrowing Base less the Letter of Credit Usage less outstanding Revolving Loans.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish and modify reserves against ~~Availability~~the Revolver Borrowing Base and the Term Borrowing Base (or apportion such reserve to both the Revolver Borrowing Base and Term Borrowing Base) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate (collectively, “Reserves”), including with respect to (i) shrinkage (so as to bring perpetual records in line with historical levels), (ii) outstanding Obligations described in clause (b) of the definition of Obligations, (iii) potential liabilities to customers, including without limitation, in connection with merchandise deposits, returns, merchandise credits, gift certificates, and frequent shopper programs, (iv) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Accounts, (v) sums that any Credit Party is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (vi) damaged goods, refurbished goods, goods returned for resale and similar goods, and (vii) amounts owing by any Credit Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, consolidators, Freight Forwarders, Customs Brokers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, but subject to the ~~provision~~provisions of Section 4.6, Agent shall have the right to have the Collateral reappraised by a qualified company selected by Agent from time to time after the Closing Date for the purpose of re-determining the value of Eligible Accounts, Eligible Inventory or Eligible ~~Inventory~~Equipment and modifying Advance Rates and, as a result, re-determining the Revolver Borrowing Base and/or the Term Borrowing Base. The amount of any Reserve established shall have a reasonable relationship to the event, condition, or other circumstance, or fact that is the basis for such reserve, shall only be imposed on the Borrowing Base to which the event condition, circumstance relates, may not be imposed against both the Revolver Borrowing Base and the Term Borrowing Base at the same time and shall be without duplication of any other ~~reserve~~Reserve (including any Inventory Reserve, any Landlord Lien Reserve, or the Customer Liability Reserve) established by the Agent for the same purpose or which is otherwise ineligible by virtue of another provision hereof or already reflected in the Appraised Value or Net Liquidation Percentage used to calculate such Borrowing Base (it being understood and agreed that nothing in this sentence shall be deemed to prohibit apportioning any Reserve between the Borrowing Bases if applicable to both Borrowing Bases). Notwithstanding anything to the contrary, Agent shall impose and maintain the Term Loan Reserve as a Reserve against the Revolver Borrowing Base at all times when the aggregate outstanding principal balance of the Term Loan exceeds the Term Borrowing Base.

(c) The Revolver Lenders shall have no obligation to make additional Revolving Loans hereunder to the extent such additional Revolving Loans would cause the Revolver Usage to exceed the ~~Maximum Revolver Amount or exceed the Borrowing Base~~Loan Cap.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2	Revolver Increase.

(a)	Revolver Commitment Increase.

(i) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Revolver Lenders), the Borrower may from time to time, request an increase in the aggregate Revolver Commitments by an amount (for all such requests) not exceeding $20,000,000 (the “Revolver Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $2,500,000 and (ii) the Borrower may make a maximum of two (2) such requests. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Revolver Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolver Lenders).

(ii) Revolver Lender Elections to Increase. Each Revolver Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Revolver Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.

(iii) Notification by Agent; Additional Lenders. The Agent shall notify the Borrower of the Revolver Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the Issuing Lender and the Swing Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Revolver Lenders decline to increase their Revolver Commitments, or decline to increase their Revolver Commitments to the amount requested by the Borrower, the Agent, in consultation with the Borrower, will use its reasonable efforts to arrange for other Eligible Transferees to become a Revolver Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the aggregate Revolver Commitments requested by the Borrower and not accepted by the existing Revolver Lenders (and the Borrower may also invite additional Eligible Transferees to become Revolver Lenders) (each, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent (not to be unreasonably withheld, conditioned or delayed), at no time shall the Revolver Commitment of any Additional Commitment Lender be less than $10,000,000.

(iv) Increase Effective Date and Allocations. If the aggregate Revolver Commitments are increased in accordance with this Section, the Agent, in consultation with the Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Revolver Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the aggregate Revolver Commitments and the Maximum Revolver Amount under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolver Commitment Increases, and (ii) Schedule C-1 shall be deemed modified, without further action, to reflect the revised Revolver Commitments and Pro Rata Shares of the Revolver Lenders.

(b) Conditions to Effectiveness of Revolver Commitment Increase. As a condition precedent to such Revolver Commitment Increase, (i) the Borrower shall deliver to the Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Revolver Lender) signed by a responsible officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Revolver Commitment Increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such Revolver Commitment Increase, (1) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties (~~i~~x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (~~ii~~y) are qualified by “materiality”, “Material Adverse Change” or similar language, in which case they shall be true and correct in all respects and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrower, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrower shall have paid such arrangement fees to the Agent as the Borrower and the Agent may agree; (v) if requested by the Agent, the Borrower shall deliver to the Agent and the Revolver Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower reasonably satisfactory to the Agent and dated such date; (vi) the Borrower and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; ~~and~~ (vii) no Default or Event of Default exists; and (viii) the Required Term Lenders shall have consented to such Revolver Commitment Increase. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section ~~2.05~~2.5) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any non-ratable increase in the Revolver Commitments under this Section.

(c) Conflicting Provisions. This Section shall supersede any provisions in ~~Sections~~Article 15 or Section 16.13 to the contrary, and notwithstanding anything in ~~Sections~~Article 15 or Section 16.13 to the contrary, the Borrower, the Agent and the Additional Commitment Lenders may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (including through the Joinder to the Loan Documents as contemplated in Section 2.2(b)(ii) above) as may be necessary or appropriate, in the discretion of the Agent, to effect the provisions of this Section 2.2.

2.3 Term Loan~~2.3 Reserved.~~. Subject to the terms and conditions of this Agreement, each Term Lender agrees (severally, not jointly or jointly and severally), to extend credit to the Borrower, in the form of a term loan (the “Term Loan”) and in an amount not to exceed such Term Lender’s Term Commitment. The Term Loan shall be made in a single drawing in the aggregate amount of $30,000,000 on the Eighth Amendment Effective Date. Upon funding of the Term Loan on the Eighth Amendment Effective Date, the Term Commitments shall be satisfied in full and reduced to $0.

2.4	Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Revolver Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date (subject to Section 2.14(b)(i) in the case of any LIBOR Rate Loan) specifying (i) the amount of such Revolver Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $4,000,000, or less, such notice will be timely received if it is received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Revolver Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent electronic notice of such request by the required time. In such circumstances, Borrower agrees that any such electronic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b) Agent’s Election. Promptly after receipt of a request for a Revolver Borrowing pursuant to Section 2.4(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.4(c) apply to such requested Revolver Borrowing, or (ii) if the Revolver Borrowing is for ~~an~~a Revolving Loan, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.4(d) in the amount of the requested Revolver Borrowing; provided, however, that (i) if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.4(d), Agent shall elect to have the terms of Section 2.4(c) apply to such requested Revolver Borrowing; and (ii) if a notice requesting a LIBOR Rate Loan has been timely delivered per Section 2.14(b)(i), Agent shall not have the option to request Swing ~~Line~~ Lender to make such Revolver Borrowing as a Swing ~~Line~~ Loan.

(c)	Making of Loans.

(i) In the event that Agent shall elect to have the terms of this Section 2.4(c) apply to a requested Revolver Borrowing as described in Section 2.4b), then promptly after receipt of a request for a Revolver Borrowing pursuant to Section 2.4(a), Agent shall notify the Revolver Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Revolver Borrowing. Each Revolver Lender shall make the amount of such Revolver Lender’s Pro Rata Share of the requested Revolver Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.4(i), Agent shall not request any Revolver Lender to make, and no Revolver Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in ~~Section 3~~Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Revolver Borrowing unless such condition has been waived, or (2) the requested Revolver Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Revolver Lender on or prior to the Closing Date or, with respect to any Revolver Borrowing after the Closing Date, prior to noon (New York time) on the date of such Revolver Borrowing, that such Revolver Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Revolver Lender’s Pro Rata Share of the Revolver Borrowing, Agent may assume that each Revolver Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Revolver Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, then such Revolver Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Revolver Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Revolver Lender’s Advance on the date of Revolver Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Revolver Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Revolver Borrowing. The failure of any Revolver Lender to make any Advance on any Funding Date shall not relieve any other Revolver Lender of any obligation hereunder to make an Advance on such Funding Date, but no Revolver Lender shall be responsible for the failure of any other Revolver Lender to make the Advance to be made by such other Revolver Lender on any Funding Date.

(iii) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Credit Party to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Lender to the extent of any Swing Loans that were made by the Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the Issuing Lender, to the extent of the portion of ~~a~~an L/C Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to a cash collateral account to be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon request and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Shares in connection therewith) and for the purpose of calculating the fee payable under Section 2.12(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section ~~10.01~~15.1(a) through (~~c~~d). The provisions of this Section 2.4(c)(iii) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the Issuing Lender, and the Borrower shall have waived, in writing, the application of this Section 2.4(c)(iii) to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining ~~cash collateral~~Cash Collateral held by the Agent pursuant to Section 2.4(c)(iii) shall be released to the Borrower). The operation of this Section 2.4(c)(iii) shall not be construed to increase or otherwise affect the Revolver Commitment of any Revolver Lender, to relieve or excuse the performance by such Defaulting Lender or any other Revolver Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Agent, the Issuing Lender, the Swing Lender, or to the Revolver Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to the Agent, to arrange for a

Replacement Lender to assume the Commitment of such Defaulting Lender, such substitute Revolver Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Revolver Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (including (1) all interest, fees (except any Unused Line Fees or Letter of Credit fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit; provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the ~~Loan~~Credit Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.4(c)(iii) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4(c)(iii) shall control and govern.

(iv) If any Swing Loan or Letter of Credit is outstanding at the time that a Revolver Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s participation interest in any Swing Loan or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the outstanding amount of all Non-Defaulting Lenders’ Revolver Usage after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section ~~3.02~~3.2 are satisfied at such time;

(B) if the reallocation described in clause (iv)(A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv)(A) above) and (y) second, ~~cash collateralize~~Cash Collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (iv)(A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letters of Credit are outstanding; provided, that the Borrower shall not be obligated to ~~cash collateralize~~Cash Collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the Issuing Lender;

(C) if the Borrower ~~cash collateralize~~Cash Collateralizes any portion of such Defaulting Lender’s participation in Letters of Credit Usage pursuant to this Section 2.4(c), the Borrower shall not be required to pay any Letter of Credit fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.7(b) with respect to such ~~cash collateralized~~Cash Collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is ~~cash collateralized~~Cash Collateralized;

(D) to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 2.4(c), then the Letter of Credit fees payable to the Non-Defaulting Lenders pursuant to Section 2.7(b) shall be adjusted in accordance with such reallocation;

(E) to the extent any Defaulting Lender’s participation in Letters of Credit is neither ~~cash collateralized~~Cash Collateralized nor reallocated pursuant to this Section 2.4(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolver Lender hereunder, all Letter of Credit fees that would have otherwise been payable to such Defaulting Lender under Section 2.7(b) with respect to such portion of such participation shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s participation is ~~cash collateralized~~Cash Collateralized or reallocated;

(F) so long as any Revolver Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.4(c) or (y) the Swing Lender or the Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or the Issuing Lender, as applicable, and the Borrower to eliminate the Swing Lender’s or Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) The Agent may release any ~~cash collateral~~Cash Collateral provided by the Borrower pursuant to this Section 2.4(c) to the Issuing Lender and the Issuing Lender may apply any such ~~cash collateral~~Cash Collateral to the payment of such Defaulting Lender’s Pro Rata Share of any L/C Disbursement that is not reimbursed by the Borrower pursuant to Section 2.14.

(d)	Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Revolver Lender, to have the terms of this Section 2.4(d) apply to a requested

Revolver Borrowing as described in Section 2.4(b), Swing Lender as a Revolver Lender shall make such Advance in the amount of such Revolver Borrowing (any such Advance made solely by Swing Lender as a Revolver Lender pursuant to this Section 2.4(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account; provided, however, the aggregate amount of the Swing Loans at any one time outstanding shall not exceed the greater of (i) $7,500,000 and (ii) ten percent (10%) of the Maximum Revolver Amount. Each Swing Loan shall be deemed to be ~~an~~a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Revolver Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.4(i), Agent shall not request Swing Lender as a Revolver Lender to make, and Swing Lender as a Revolver Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in ~~Section 3~~Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Revolver Borrowing unless such condition has been waived, or (ii) the requested Revolver Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Revolver Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in ~~Section 3~~Sections 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(e)	Agent Advances.

(i) Agent hereby is authorized by Borrower and the Revolver Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.2 have not been satisfied, to make such Advances to Borrower on behalf of the Revolver Lenders in an amount not exceeding the ~~lesser of (x) 10% of the Borrowing Base and (y) the~~ greater of (~~A~~i) ~~ten~~five percent (~~10%) of the Maximum Revolver Amount and (B~~5%) of the Loan Cap (without giving effect to the Term Loan Reserve in the calculation of the Revolver Borrowing Base), and (ii) $~~6,300,000,~~5,000,000 (but in ~~either~~any event the aggregate amount of all such Advances ~~shall~~, together with the otherwise outstanding Revolver Usage, not to exceed the aggregate Revolver ~~Commitment~~Commitments), that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than Obligations referred to in clause (b) of the definition thereof), or (C) to pay any other amount chargeable to any Credit Party pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in ~~Section~~Article 10 (any of the Advances described in this Section 2.4(e) shall be referred to as “Agent Advances”); provided, however, that (i) no Agent Advances shall be outstanding for a period exceeding thirty (30) consecutive days and (ii) there shall be no more than two separate Agent Advances during any twelve month period. Each Agent Advance shall be deemed to be ~~an~~a Revolving Loan hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account. In addition to the foregoing, unless otherwise agreed by the Term Agent, all Advances made from and after the occurrence of an Event of Default arising as a result of a breach of Section 7.15, until such Event of Default has been waived in accordance with Section 15.1, shall constitute Agent Advances subject to the provisions of this Section 2.4(e).

(ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(iii) Nothing in this clause (e) shall result in any claim or liability against the Agent (regardless of the amount of any Agent Advances) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Agent Advances allowed hereunder. No Credit Party or member of the Lender Group shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

(f) Settlement. It is agreed that each Revolver Lender’s funded portion of the Advances is intended by the Revolver Lenders to equal, at all times, such Revolver Lender’s Pro Rata Share of the outstanding Advances. Such ~~agreement~~agreements notwithstanding, Agent, Swing Lender, and the other Revolver Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans~~,~~ and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the applicable Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to any Credit Party’s Collections received by Agent, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans~~,~~ and Agent Advances for the period since the prior Settlement Date.

Subject to the terms and conditions contained herein (including Section 2.4(c)(iii)): (~~y~~x) if a Revolver Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Revolver Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Revolver Lender (as such Revolver Lender may designate), an amount such that each such Revolver Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (~~z~~y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Revolver Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Revolver Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence in respect of Swing Loans or Agent Advances shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Revolver Lenders. If any such amount is not made available to Agent by any Revolver Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Revolver Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Revolver Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by any Credit Party and allocable to the Revolver Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Revolver Lender after such application, such net amount shall be distributed by Agent to that Revolver Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of any Credit Party received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Revolver Lenders, and Agent shall pay to the

Revolver Lenders, to be applied to the outstanding Advances of such Revolver Lenders, an amount such that each Revolver Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Revolver Lender (subject to the effect of letter agreements between Agent and individual Revolver Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Revolver Lenders, as applicable.

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Revolver Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Revolver Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Revolver Lender is authorized, at such Revolver Lender’s option, to note the date and amount of each payment or prepayment of principal of such Revolver Lender’s Advances in its books and records, including computer records.

(h) Revolver Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Revolver Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Revolver Lender shall be responsible for any failure by any other Revolver Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Revolver Lender be increased or decreased as a result of any failure by any other Revolver Lender to perform its obligations hereunder, and (ii) no failure by any Revolver Lender to perform its obligations hereunder shall excuse any other Revolver Lender from its obligations hereunder.

(i) Additional Provisions with respect to Term Loan.

(i) Not later than 2:00 p.m. (New York time) on the Eighth Amendment Effective Date, each Term Lender shall make the amount of such Term Lender’s Pro Rata Share of the Term Loan available to Agent in immediately available funds, to Agent’s Account. After Agent’s receipt of the proceeds of the Term Loan, Agent shall make the proceeds thereof available to Borrower on the Eighth Amendment Effective Date by transferring immediately available funds equal to such proceeds received by Agent in accordance with the Eighth Amendment Disbursement Letter.

(ii) Agent shall record on its books the portion of the Term Loan owing to each Term Lender from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Term Lender is authorized, at such Term Lender’s option, to note the date and amount of each payment or prepayment of principal of such Term Lender’s portion of the Term Loan in its books and records, including computer records.

(iii) It is understood that (i) no Term Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make any portion of the Term Loan hereunder, nor shall any Term Commitment of any Term Lender be increased or decreased as a result of any failure by any other Term Lender to perform its obligations hereunder, and (ii) no failure by any Term Lender to perform its obligations hereunder shall excuse any other Term Lender from its obligations hereunder.

2.5	Payments.

(a)	Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)	Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent or Term Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent or Term Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent ~~and all such payments, and, subject to the Term Loan Intercreditor Agreement, all proceeds of Collateral received by Agent, shall be applied as follows:~~for application in accordance with this Section 2.5(b).

(ii) Except upon the occurrence and during the continuance of an Event of Default (in which event clause (iii) below shall apply), all payments not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied as specified by Borrower in accordance with the terms hereof.

(iii) Upon the occurrence and during the continuance of an Event of Default, (x) all payments not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents, (y) all proceeds of Revolver Priority Collateral received by Agent, and (z) all other proceeds not clearly identifiable as Term Priority Collateral, shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Revolver Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and individual Revolver Lenders) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Revolver Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay any Lender Group Expenses then due to Term Agent under the Loan Documents with respect to realization on the Revolver Priority Collateral, not to exceed, when combined with all amounts paid under clause sixth below, $150,000,

(F) sixth, to pay any Lender Group Expenses then due to the Term Lenders under the Loan Documents with respect to realization on the Revolver Priority Collateral, on a ratable basis, not to exceed, when combined with all amounts paid under clause fifth above, $150,000,

(G) seventh, to pay interest due in respect of all Agent Advances until paid in full,

(H) ~~(F) sixth~~eighth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans, until paid in full,

(I) ~~(G) seventh~~ninth, to pay the principal of all Agent Advances until paid in full,

(J) ~~(H) eighth~~tenth, to pay the principal of all Swing Loans until paid in full,

(K) ~~(I) ninth~~eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(L) ~~(J) tenth~~twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full and (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as ~~cash collateral~~Cash Collateral an amount up to 105% of the then extant ~~Letter of Credit Usage~~L/C Obligations until paid in full,

(M) thirteenth, to pay Obligations owing with respect to (i) Cash Management Services, and (ii) to the extent not exceeding $2,500,000 in the aggregate, Bank Products,

(N) fourteenth, without duplication of amounts paid under clause fifth above, to pay any Lender Group Expenses then due to Term Agent under the Loan Documents, until paid in full,

(O) fifteenth, without duplication of amounts paid under clause sixth above, to pay any Lender Group Expenses then due to Term Lenders under the Loan Documents, until paid in full,

(P) sixteenth, to pay interest due in respect of the Term Loan until paid in full,

(Q) seventeenth, to pay the principal and all other Obligations in respect of the Term Loan until paid in full,

(R) eighteenth, to pay any remaining Obligations in respect of Bank Products,

(S) ~~(K) eleventh~~nineteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent as ~~cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure each Credit Party’s obligations in respect of the then extant Obligations under clause (b) of the definition thereof~~Cash Collateral), and

(T) ~~(L) twelfth~~twentieth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law~~.~~;

provided that, for the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Agent or otherwise to the payment of any Excluded Hedging Obligations.

(iv) Upon the occurrence and during the continuance of an Event of Default, all proceeds of Term Priority Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Term Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Term Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Term Agent (for its separate account, after giving effect to any letter agreements between Term Agent and individual Term Lenders) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Term Lenders (after giving effect to any letter agreements between Term Agent and individual Term Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay interest due in respect of the Term Loan until paid in full,

(F) sixth, to pay the principal of the Term Loan until paid in full,

(G) seventh, to pay all other Obligations owing to the Term Agent or any Term Lender in respect of the Term Loan, and

(H) eighth, to pay the remaining Obligations, in accordance with the priorities established pursuant to clause (ii) above,

provided that, for the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Agent or otherwise to the payment of any Excluded Hedging Obligations.

(v) ~~(ii)~~ Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.4(f).

(vi) ~~(iii)~~ In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.5(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(vii) ~~(iv)~~ For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(viii) ~~(v)~~ In the event of a direct conflict between the priority provisions of this Section 2.5 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.5 shall control and govern.

2.6	Overadvances and Amortization; Mandatory Prepayment; Term Loan Payments.

(a) If, at any time or for any reason, the amount of Revolver Usage is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.13, as applicable (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Revolver Usage in accordance with the priorities set forth in Section 2.5(b)(iii). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

(b) Mandatory Prepayments. Irrespective of whether a Control Notice Event then exists and is continuing:

(i) When a Credit Party or any Subsidiary thereof makes any Asset Sale pursuant to Section 7.3(d), (e), or (f) or that is not otherwise permitted hereunder or experiences any Asset Loss Event, the Borrower shall make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds thereof, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent; provided, however, that the Net Cash Proceeds of the foregoing received since the Closing Date shall not be required to be applied to the prepayment of the Loans so long as:

(A) such proceeds are to be used to (i) replace, repair or restore such properties or assets used in such Credit Party’s or such Subsidiary’s, as applicable, business that were the subject of such Asset Sale or Asset Loss

Event (such properties or assets, the “Original Assets”) or invest in other Revolver Priority Collateral (if the Original Assets are Revolver Priority Collateral) or Term Priority Collateral (if the Original Assets are Term Priority Collateral), as applicable, or (ii) invest in other properties or assets used in such Credit Party’s or such Subsidiary’s, as applicable, business with the consent of the Required Revolver Lenders (if the Original Assets are Revolver Priority Collateral) or the Required Term Lenders (if the Original Assets are Term Priority Collateral), as applicable, and

(B) (i) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (ii) Borrower delivers a certificate to Agent and Term Agent within three (3) Business Days after such Asset Sale, or ten (10) Business Days after the occurrence of Asset Loss Event (as applicable), stating that such Net Cash Proceeds shall be used (or committed to be used) in accordance with clause (A) above within a period specified in such certificate not to exceed 180 days (or such longer period as the Agent and Term Agent may agree) after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended and shall set forth in reasonable detail any plans for such reinvestment, replacement, repair or restoration), (iii) such Net Cash Proceeds, if they exceed $5,000,000, are deposited in a non-interest bearing account subject to the dominion and control of the Agent which proceeds shall then be disbursed by Agent to such Credit Party or such Subsidiary promptly upon Borrower’s written request therefor setting forth in reasonable detail the use of such proceeds and certifying that such proceeds are being applied in the manner set forth in the certificate delivered to the Agent and Term Agent in accordance with clause (ii) above, (iv) to the extent consent of the Required Revolver Lenders or Required Term Lenders is required pursuant to clause (A) above, such consent has been obtained, and (v) Borrower delivers a certificate to Agent and Term Agent within five (5) Business Days after the use of such proceeds and certifying that such proceeds have been applied in the manner set forth in the certificate delivered to the Agent and Term Agent in accordance with clause (ii) above;

~~(i) When a Credit Party or any Subsidiary thereof makes any Asset Sale pursuant to Section 7.3(d), (e), or (f) or that is not otherwise permitted hereunder or experiences any Asset Loss Event, the Borrower shall make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds thereof, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Collateral Agent; provided, however, that the Net Cash Proceeds of the foregoing received since the Closing Date shall not be required to be applied to the prepayment of the Loans to the extent such proceeds are to be reinvested in or otherwise used to replace, repair or restore the properties or assets used in such Credit Party’s or such Subsidiary’s, as applicable, business and so long as: (i) no Default or Event of Default has~~

~~occurred and is continuing on the date such Person receives such Net Cash Proceeds, (ii) Borrower delivers a certificate to Agent within three (3) Business Days after such Asset Sale, or ten (10) Business Days after the occurrence of Asset Loss Event (as applicable) stating that such Net Cash Proceeds shall be used (or committed to be used) to reinvest in new assets useful in the business, or otherwise replace, repair or restore any such properties or assets to be used in a Credit Party’s or a Subsidiaries’ business, as the case may be, within a period specified in such certificate not to exceed 180 days (or such longer period as the Agent may agree, after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended and shall set forth in reasonable detail any plans for such reinvestment, replacement, repair or restoration) and (iii) such Net Cash Proceeds, if they exceed $5,000,000, are deposited in a non-interest bearing account subject to the dominion and control of the Agent which proceeds shall then be disbursed by Agent to such Credit Party or such Subsidiary promptly upon Borrower’s written request therefor setting forth in reasonable detail the use of such proceeds and certifying that such proceeds are being applied in the manner set forth in the certificate delivered to the Agent in accordance with clause (ii);~~ provided, further, that (A) if all or any portion of such Net Cash Proceeds not so applied to the prepayment of the Loans are not used (or committed to be used) in accordance with the foregoing proviso within 180 days (or such longer period as the Agent and Term Agent may agree) of receipt of such Net Cash Proceeds, such amount shall be applied to the Loans as otherwise set forth ~~herein~~in Section 2.6(c), on the last day of such specified period, (B) if such Credit Party or such Subsidiary, as the case may be, is not permitted to reinvest or utilize such Net Cash Proceeds in accordance with this Section 2.6(b) as a result of the existence of a Default, Borrower may request, and upon the written approval of ~~Collateral~~Agent and Term Agent, such Net Cash Proceeds shall be deposited in a non-interest bearing account subject to the dominion and control of the Agent until the earlier of (x) the date on which such Default is cured or waived in writing in accordance with the terms of this Agreement, in which case such amounts may be reinvested or utilized in accordance with the proviso above and (y) the date on which an Event of Default shall occur, in which case such Net Cash Proceeds shall be applied to the Loans in accordance with Section 2.6(c) on such date and (C) if such Credit Party or such Subsidiary, as the case may be, is not permitted to reinvest or utilize such net cash proceeds as a result of a continuing Event of Default, such Net Cash Proceeds shall be applied in accordance with Section 2.6(c). The foregoing shall not be deemed to be implied consent to any Asset Sale or other event otherwise prohibited by the terms and conditions hereof.

(ii) Upon the sale, issuance or incurrence of any Indebtedness of any Credit Party or any of its Subsidiaries (other than Indebtedness permitted under Section 7.1), Borrower shall repay the ~~Term~~Revolving Loans (without a commitment reduction) in an amount equal to 100% of the Net Cash Proceeds of such sale, issuance or incurrence, such repayments to be made concurrent with the receipt of such Net Cash Proceeds. The foregoing shall not be deemed to be implied consent to any such sale, issuance or incurrence otherwise prohibited by the terms and conditions hereof.

(iii) When any Credit Party or any Subsidiary thereof receives any Extraordinary Receipts, the Borrower shall repay the Revolving Loans (without a commitment reduction) in an amount equal to 100% of the Net Cash Proceeds thereof, such repayment to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds. The foregoing shall not be deemed to be implied consent to any event or condition giving rise to any Extraordinary Receipts which would otherwise constitute a Default or Event of Default under this Agreement.

(c) The Borrower shall notify the Agent and Term Agent in writing of the occurrence of any event that would require a prepayment pursuant to Section 2.6(b), (x) with respect to any Asset Sale that would be subject to Section 2.6(b)(i) and incurrence of Indebtedness that would be subject to Section 2.6(b)(ii), no later than ten (10) Business Days prior to the occurrence of such Asset Sale or incurrence of Indebtedness, and (y) with respect to any Asset Loss Event and Extraordinary Receipt, promptly upon, but no later than three (3) Business Days after, the occurrence of such Asset Loss Event or receipt of such Extraordinary Receipt. Notwithstanding anything in Section 2.6(b) to the contrary, the Agent or Term Agent may, on behalf of the Revolver Lenders or Term Lenders, respectively, decline any prepayment pursuant to Section 2.6(b)(i) through (iii) owing to Revolver Lenders or Term Lenders, respectively, by giving notice thereof to the Borrower (x) with respect to any Asset Sale that would be subject to Section 2.6(b)(i) and incurrence of Indebtedness that would be subject to Section 2.6(b)(ii), no later than five (5) Business Days prior to the occurrence of such Asset Sale or incurrence of Indebtedness, and (y) with respect to any Asset Loss Event and Extraordinary Receipt, no later than five (5) Business Days after receipt of notice of such event from the Borrower, and in each such case any such funds may be retained by the Borrower for use in the ordinary course of its business subject to the terms of the Loan Documents. The Borrower shall hold all Net Cash Proceeds from any of the events described in Section 2.6(b) hereof in trust for the Agent until it shall receive written notice from the Agent or Term Agent declining any prepayment or until they are applied to the Obligations pursuant to this Section 2.6. To the extent any such prepayment is not declined by the Agent or Term Agent, such prepayment shall be applied (x) prior to the occurrence and continuance of a Control Notice Event, (i) with respect to Asset Sales or Asset Loss Events relative to Revolver Priority Collateral, first, to the Swing Loans then outstanding, second, ratably to the outstanding Revolving Loans (without a commitment reduction), third, to ~~cash collateralize the remaining Letter of Credit~~Cash Collateralize the remaining L/C Obligations ~~outstanding, and~~, fourth, ratably to the outstanding Term Loan, fifth, the amount remaining, if any, after the prepayment in full of all Loans outstanding at such time and the ~~cash collateralization of the remaining Letter of Credit~~Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business, and (ii) with respect to Asset Sales or Asset Loss Events relative to Term Priority Collateral, first, ratably to the outstanding Term Loan, second, to the Swing Loans then outstanding, third, ratably to the outstanding Revolving Loans (without a commitment reduction), fourth, to Cash Collateralize the remaining L/C Obligations, fifth, the amount remaining, if any, after the prepayment in full of all Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business, and (y) after the occurrence and during the continuance of a Control Notice Event, in accordance with Section 2.5(b) hereof. The Agent shall, concurrently with any such prepayment, establish a permanent Reserve hereunder in the amount ~~of~~ equal to (x) prior to the occurrence and continuance of a Control Notice Event, ~~any such~~

~~prepayment applied to the outstanding principal amount of Swing Loans or Revolving Loans pursuant to this Section 2.6(c)~~the portion of Eligible Accounts Receivable or Eligible Inventory that was the subject of such prepayment (if any) and that, at the time of such prepayment, was included in the Term Borrowing Base and (y) after the occurrence and during the continuance of a Control Notice Event, any such prepayment applied to repay or ~~cash collateralize~~Cash Collateralize Obligations pursuant to Section 2.5(b). Upon the drawing of any Letter of Credit that has been ~~cash collateralized~~Cash Collateralized, the funds held as ~~cash collateral~~Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other ~~Loan~~Credit Party) to reimburse the Issuing Lender or the Revolver Lenders, as applicable. Any prepayment made pursuant to Section 2.6(a) or Section 2.6(b) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, and (ii) any Funding Losses payable pursuant to Section 2.14. Any prepayment in respect of the Term Loan made pursuant to Section 2.6(b) shall be applied to the Term Loan pro rata across installments (including, without limitation, the final installment scheduled on the Maturity Date), or as may be otherwise agreed to by Required Term Lenders in their discretion.

(d) The Borrower hereby unconditionally agrees to pay to Agent, for the account of each Term Lender based on its Pro Rata Share, amortization payments on account of the Term Loan, in the amounts, and payable on the first day of each calendar quarter as set forth below, which amounts shall be applied as a reduction of the outstanding principal balance of the Term Loan (and giving effect to any reduction of such amounts in accordance with Section 2.6(b) and any voluntary prepayments of the Term Loan made pursuant to and in accordance with Section 3.5(b)):

Payment Date	Principal Amount
October 1, 2015	$420,000
January 1, 2016	$420,000
April 1, 2016	$420,000
July 1, 2016	$420,000
October 1, 2016	$420,000
January 1, 2017	$420,000
April 1, 2017	$420,000
July 1, 2017	$420,000
October 1, 2017	$420,000
January 1, 2018	$420,000
April 1, 2018	$420,000
July 1, 2018	$420,000
October 1, 2018	$420,000
January 1, 2019	$420,000
April 1, 2019	$420,000
July 1, 2019	$420,000
October 1, 2019	$420,000
January 1, 2020	$420,000
April 1, 2020	$420,000
Termination Date	The aggregate principal amount of the Term Loan outstanding on such date, along with accrued but unpaid interest and all other Obligations outstanding with respect to the Term Loan.

(e) In addition to the mandatory prepayment obligations set forth in Section 2.6(b) and the Term Loan amortization payments set forth in Section 2.6(d), in the event that the Borrower terminates the Revolver Commitments pursuant to Section 3.5(a) below, the Borrower shall, concurrently with the effectiveness of such termination, prepay the outstanding principal balance of the Term Loan in full, such prepayment to be accompanied by all accrued but unpaid interest on the Term Loan through the date of prepayment, together with all other outstanding Obligations relative to the Term Loan including, without limitation, any amount payable under Section 2.12(d) hereof.

2.7	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Obligations referred to in clause (b) of the definition thereof) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a Revolving Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans, (ii) ~~RESERVED~~if the relevant Obligation is the Term Loan, at a per annum rate equal to the LIBOR Rate plus the Term Applicable Margin, and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fees. Borrower shall pay Agent (for the ratable benefit of the Revolver Lenders), Letter of Credit fees (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) (i) with respect to ~~standby Underlying~~Standby Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for ~~standby Underlying~~Standby Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding ~~standby~~Standby Letters of Credit, and (ii) with respect to ~~documentary Underlying~~Commercial Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for ~~documentary Underlying~~Commercial Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding ~~documentary~~Commercial Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Obligations referred to in clause (b) of the definition thereof) that have been charged to the Loan Account pursuant to the terms hereof (including, without limitation, the outstanding balance of the Term Loan) shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.14(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations (other than any obligations specified in clause (b) of the definition thereof) or Commitments are outstanding. Borrower shall pay all Lender Group Expenses as and when incurred, in accordance with the terms hereof. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.13(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payments as and when due and payable with respect to the Obligations (other than any obligations specified in clause (b) of the definition thereof) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.8	Cash Management.

On and after the Closing Date or such later date as is contemplated in Section 6.15 with respect to the Cash Management Agreements referenced in such Section,

(a) Each Credit Party shall establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.8(a)

(each, a “Cash Management Bank”), and, in connection therewith, establish and maintain at such Cash Management Banks pursuant to the terms hereof (i) one or more accounts designated (either in Schedule 5.17 or pursuant to Section 2.8(e)) as concentration accounts (the “Concentration Accounts”) and (ii) additional accounts designated (either in Schedule 5.17 or pursuant to
Section 2.8(e)) as collection accounts (the “Collection Accounts”, and together with the Concentration Accounts, the “Cash Management Accounts”).

(b) Each Credit Party shall (1) request in writing and otherwise take such reasonable steps to ensure that all of its Credit Card Processors forward payment of the amounts owed by them directly to a Cash Management Bank for deposit into a Concentration Account, (2) deposit or cause to be deposited on each Business Day (and subject to Section 2.8(d) with respect to payments from Credit Card Processors), all such Collections from Account Debtors (including those sent directly to a Cash Management Bank) into a Concentration Account, and (3) deposit or cause to be deposited on each Business Day, all other available Collections (including cash, checks, drafts and all other forms of daily store receipts or other similar items of payment) received by or otherwise under its control into a Cash Management Account.

(c) With respect to each Concentration Account, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Credit Party, in form and substance acceptable to Agent ~~in its~~and Term Agent in their respective Permitted Discretion. Each Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Concentration Account and proceeds thereof are subject to the control of Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) within two Business Days after the date that it receives written notification from Agent (a “Control Exercise Notice”), it immediately will forward by daily sweep all amounts in the applicable Concentration Account to the Agent’s Account or as otherwise directed by Agent to prepay the Obligations in such order as set forth in Section 2.5(b); provided, that any such prepayments of the Loans pursuant to this Section 2.8(c) may be reborrowed subject to Section 3.2. Anything contained herein or in any other Loan Document to the contrary notwithstanding, Agent agrees that it shall not provide a Control Exercise Notice to the Cash Management Banks unless either an Event of Default has occurred and is continuing or Excess Availability is less than $~~15,000,000 (~~22,500,000 (any such event, a “Control Notice Event”). At any time following the occurrence and during the continuance of a Control Notice Event Agent shall be free to exercise its right to issue a Control Exercise Notice. Agent shall deliver to Borrower and the applicable Credit Party a copy of any such Control Exercise Notice promptly after delivery thereof to the applicable Cash Management Bank; provided, however that a non-willful failure to so do shall not affect the validity of any such Control Exercise Notice or otherwise limit Agent’s right to send any other Control Exercise Notice. The Control Notice Event shall terminate at such time when either the applicable Event of Default has been waived in accordance with the terms hereof or Excess Availability exceeds $~~15,000,000~~22,500,000 for forty-five (45) consecutive days following occurrence of the Control Notice Event; provided under no circumstances shall more than one Control Notice Event terminate in any 365 day period. Upon the termination of such Control Notice Event, Agent shall withdraw such Control Exercise Notice and permit funds to be transferred as set forth above, including permitting each Credit Party access to funds in any Concentration Account (and daily sweeps thereof into any Designated Account), but subject in all events to the right of Agent to deliver a Control Exercise Notice following the occurrence and during the continuance of any subsequent Control Notice Event.

(d) Each Credit Party may establish and maintain Credit Card Agreements with Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds of credit card charges for sales by each Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct. No Credit Party shall change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent.

(e) So long as no Event of Default has occurred and is continuing, Borrower may amend Schedule 5.17 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that in the case of any Concentration Account, (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank (which consent shall not be required with respect to any additional Concentration Account at an existing Cash Management Bank and otherwise shall not be unreasonably withheld), and (ii) prior to the time of the opening of any Concentration Account, the applicable Credit Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Each Credit Party shall close any of its Concentration Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s and Term Agent’s reasonable judgment.

The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which each Credit Party hereby grants a Lien to Agent.

2.9 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the applicable Credit Party shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.10 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.7(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Revolver Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Revolver Lenders hereunder shall be made to the Designated Account.

2.11 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances and Loans (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except Obligations referred to in clause (b) of the definition thereof), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among ~~the~~Agent, Term Agent and Lenders in accordance with the terms of letter agreements ~~between~~among Agent, Term Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each calendar quarter during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Revolving Loans that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month~~, (such sum being the “Average Utilization”)~~; and

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter~~; and~~.

~~(c) Early Termination Fee. In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, or in the event that the Borrower reduces (but does not~~

~~terminate) the Revolving Commitment prior to the Maturity Date, the Borrower shall pay to Agent a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to the following: (i) one percent (1%) of the Revolving Commitment then in effect (without regard to any termination thereof) or of the amount of any reduction in the Revolving Commitment, as applicable, if the Termination Date or reduction shall occur at any time on or before the second anniversary of the Seventh Amendment Effective Date and (ii) zero, if the Termination Date or reduction shall occur at any time thereafter. All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or any portion of the Revolving Commitment and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.7~~

2.13	Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, the Issuing Lender agrees to issue ~~letters~~a requested Letter of ~~credit~~Credit for the account of the Borrower or, at the request of Borrower, for the account of Gordmans Management Company, Inc. ~~(each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower or, at the request of Borrower, for the account of Gordmans Management Company, Inc. To request the issuance of an L/C or an L/C Undertaking (~~or Gordmans Distribution Company, Inc. By submitting a request to the Issuing Lender for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the Issuing Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of ~~an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender)~~any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a responsible officer of Borrower and delivered to the Issuing Lender and Agent ~~(reasonably in advance of~~via telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Lender not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension~~) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, specifying~~. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension ~~(which shall be a Business Day), the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking,~~of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary ~~thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), whether the Letter of Credit is for the account of the Borrower or Gordmans Management Company, Inc. and such other information~~of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of

~~[7]~~ 	~~Seventh Amendment~~

Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such ~~L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:~~Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Issuing Lender generally requests for Letters of Credit in similar circumstances. The Agent’s records of the content of any such request will be conclusive

~~(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Revolving Loans, or~~

(b) ~~(ii)~~ The Issuing Lender shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Letter of Credit Usage would exceed the Revolver Borrowing Base less the then extant amount of outstanding Revolving Loans, (ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Revolving Loans, or (iii) the Letter of Credit Usage would exceed the sum of $15,000,000 (subject to reduction in the case of certain issuances as set forth in the Letter of Credit Side Letter)~~, or~~

~~(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Revolving Loans~~.

In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 2.4(c), or (ii) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and the ~~Borrowers~~Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower ~~cash collateralizing~~Cash Collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with ~~Section 2.4(c).~~the terms hereof. Additionally, the Issuing Lender shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit or request that the Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date

(c) ~~Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date~~Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (i) until the Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such Issuing Lender, such Issuing Lender shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such Issuing Lender may agree. Each Letter of Credit ~~(and corresponding Underlying Letter of Credit)~~ shall be in form and substance reasonably acceptable to the Issuing Lender ~~(in the exercise of its Permitted Discretion)~~, including the requirement that the amounts payable thereunder must be payable in Dollars. If the Issuing Lender ~~is obligated to advance funds~~makes a payment under a Letter of Credit, the Borrower ~~immediately shall reimburse such L/C Disbursement to Issuing Lender by paying~~shall pay to Agent an amount equal to ~~such~~the applicable L/C Disbursement ~~not later than 2:00 p.m., New York time, on the date that~~on the Business Day such L/C Disbursement is made~~, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., New York time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day that Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York time, on the date of receipt,~~ and, in the absence of such ~~reimbursement,~~payment, the amount of the L/C Disbursement immediately and automatically shall be deemed to be an ~~Revolving Loan hereunder and, thereafter~~Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3.2 hereof) and, initially, shall bear interest at the rate then applicable to ~~Revolving Loans~~Advances that are Base Rate Loans ~~under Section 2.7. To the extent~~. If an L/C Disbursement is deemed to be an ~~Revolving Loan~~Advance hereunder, the Borrower’s obligation to ~~reimburse~~pay the amount of such L/C Disbursement ~~shall be discharged and replaced by~~to the Issuing Lender shall be automatically converted into an obligation to pay the resulting ~~Revolving Loan~~Advance. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Lenders have made payments pursuant to Section ~~2.12(c~~2.13(d) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(d) ~~(b)~~ Promptly following receipt of a notice of an L/C Disbursement pursuant to Section ~~2.12(a~~2.13(c), each ~~Lender with a~~ Revolver ~~Commitment~~Lender agrees to fund its Pro Rata Share of any ~~Revolving Loan~~Advance deemed made pursuant to ~~the foregoing subsection~~Section 2.13(c) on the same terms and conditions as if the Borrower had requested ~~such Revolving Loan and~~the amount thereof as an Advance and the Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolver Lenders. By the issuance of a Letter of Credit (or an amendment ~~to~~, renewal, or extension of a Letter of Credit ~~increasing the amount thereof~~) and without any further action on the part of the Issuing Lender or the ~~Lenders with~~ Revolver ~~Commitments~~Lenders, the Issuing Lender shall be deemed to have granted to each ~~Lender with a~~ Revolver ~~Commitment~~Lender, and each ~~Lender with a~~ Revolver ~~Commitment~~Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the Issuing Lender, in an amount equal to its Pro Rata Share of ~~the Risk Participation Liability of~~ such Letter of Credit, and each such Revolver Lender agrees to pay to the Agent, for the account of the Issuing Lender, such Revolver Lender’s Pro Rata Share of any ~~payments~~L/C Disbursement made by the Issuing Lender under ~~such~~the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each ~~Lender with a~~ Revolver ~~Commitment~~Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Lender, such Revolver Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in ~~clause (a) of this~~ Section 2.13(c), or of any reimbursement payment that is required to be refunded ~~to~~(or that the Agent or the Issuing Lender elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each ~~Lender with a~~ Revolver ~~Commitment~~Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement ~~made by the Issuing Lender~~ pursuant to this Section ~~2.12(b~~2.13(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of ~~an~~a Default or Event of Default or ~~Default or~~ the failure to satisfy any condition set forth in Section ~~3~~3.2 hereof. If any such Revolver Lender fails to make available to the Agent the amount of such Revolver Lender’s Pro Rata Share of ~~each~~an L/C Disbursement ~~made by the Issuing Lender in respect of such Letter of Credit~~ as provided in this Section, such Revolver Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Revolver Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

~~(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of such Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of such Issuing Lender or any other member of the Lender Group.~~

~~(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.~~

(e) ~~Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.~~The Borrower agrees to indemnify, defend and hold harmless the Lender Group (including the Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16.11) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to the Issuing Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) the Issuing Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.13(e). If and to the extent that the obligations of the Borrower under this Section 2.13(e) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f) ~~If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority (other than any change in any Excluded Tax), or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):~~The liability of the Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by the Issuing Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The Issuing Lender shall be deemed to have acted with due diligence and reasonable care if the Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against the Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.13(c), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Issuing Lender to effect a cure.

(g) The Borrower shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the Issuing Lender, irrespective of any assistance the Issuing Lender may provide such as drafting or recommending text or by the Issuing Lender’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify the Agent and the Issuing Lender at least 15 calendar days before the Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(h) The Borrower’s reimbursement and payment obligations under this Section 2.13 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any ~~reserve, deposit, or similar requirement is or shall be imposed or modified in respect~~lack of validity, enforceability or legal effect of any Letter of Credit ~~issued hereunder, or~~or this Agreement or any term or provision therein or herein;

(ii) ~~there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,~~payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

~~and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.~~

(iii) the Issuing Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) the Issuing Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Lender or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.13(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the Issuing Lender, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.13(f) above, the foregoing shall not release the Issuing Lender from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the Issuing Lender arising under, or in connection with, this Section 2.13 or any Letter of Credit.

(i) Without limiting any other provision of this Agreement, the Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Issuing Lender if subsequently the Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j) Upon the request of the Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. The Borrower hereby grants to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate outstanding amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Lender and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(k) In addition to the Letter of Credit Fees as set forth in Section 2.7(b), the Borrower shall pay immediately upon demand to the Agent for the account of the Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.7(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.13(k)): (i) a fronting fee which shall be imposed by the Issuing Lender upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Issuing Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(m) The Issuing Lender shall act on behalf of the Revolver Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Agent in Article 16 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 16 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(n) ~~(g) Borrower acknowledges and agrees that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer. If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require the Issuing Lender to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Sections 2.7(b) and 2.13(e)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which Issuing Lender makes payment to the Underlying Issuer of the amounts paid on account of~~

~~such time draft, Borrower immediately shall reimburse such amount to Issuing Lender and such amount shall constitute an L/C Disbursement hereunder~~In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.

2.14	LIBOR Option

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date that is one month after the commencement of the applicable Interest Period, (iii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iv) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period in respect of a LIBOR Rate Loan, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the election of the Agent or Required Revolving Lenders, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)	LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Revolver Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto

(including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.14 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of each Credit Party’s Collections in accordance with
Section 2.5(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)	Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes with respect to Excluded Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding ~~loans~~Loans bearing interest ~~at~~based on the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the ~~LIBOR Rate~~ Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based on the LIBOR ~~Advances~~Rate or to continue such funding or maintaining, or to determine or charge interest rates ~~at~~based on the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any ~~LIBOR Rate~~ Loans of such Lender that are outstanding and bearing interest based on the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such ~~LIBOR Rate~~ Loans, and interest upon ~~the LIBOR Rate~~such Loans ~~of such Lender~~ thereafter shall accrue interest at the rate then applicable to Base Rate Loans hereunder (or, in the case of any portion of the Term Loan, the Term Applicable Margin plus the greater of (i) the Base Rate, or (ii) 1.00% per annum), and (z) Borrower shall not be entitled to elect the LIBOR Option or otherwise maintain Loans based on the LIBOR Rate until such Lender determines that it would no longer be unlawful or impractical to do so. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Loan requested to bear interest based on the LIBOR Rate ~~Loans~~.

2.15	Increased Costs; Capital Requirements.

(a) Increased Costs Generally. If any ~~Change in Law~~(i) Change in Law, or (ii) compliance by the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto) shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any ~~L/C~~Letter of Credit, any participation in ~~an L/C~~any Letter of Credit or any ~~LIBOR Rate~~ Loan made by it that bears interest based on the LIBOR Rate, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 16.11(f)) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made by it that bears interest based on the LIBOR Rate ~~Loans made by such Lender~~ or any ~~L/C~~Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase, directly or indirectly, the cost to ~~such~~the Lender Group of making or maintaining any Loan that bears interest based on the LIBOR Rate ~~Loan~~ (or of maintaining its obligation to make any such Loan), or to increase the cost to ~~such~~any Lender or the Issuing Lender of making, guaranteeing, participating in, issuing or maintaining any ~~L/C~~Letter of Credit (or of maintaining its obligation to participate in or to issue any ~~L/C~~Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, promptly upon ~~request~~demand of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances that are Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in ~~L/Cs~~Letters of Credit or Swing Loans held by, such Lender, or the ~~L/Cs~~Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then, upon written request of such Lender or Issuing Lender or the Agent (such request to set out in reasonable detail the facts giving rise to and a summary calculation of such reduction), from time to time the Credit Parties will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.16 Replacement or Removal of Lender. If the Agent or Term Agent receives a notice from a Lender pursuant to
Section 2.14(d)(i), Section 2.15 or Section 16.11 claiming compensation, reimbursement or indemnity, and the aggregate amount of all such compensation, reimbursement or indemnity payments made or to be made by the Borrower pursuant to Section 2.14(d)(i), Section 2.15 or Section 16.11 to the Lender giving notice is materially greater (as determined by the Borrower in its reasonable judgment) than the weighted average amount of payments made or required to be made to the other Lenders pursuant to
Section 2.14(d)(i), Section 2.15 or Section 16.11, or if the Agent or Term Agent receives a notice from a Lender pursuant to Section 2.14(d)(ii), or if any Lender is a Defaulting Lender, then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, at its own expense and effort, within sixty (60) days after receipt of any such notice, and upon notice to such Lender, the Agent and the Term Agent, elect to terminate such Lender as a party to this Agreement. The Borrower’s election to terminate a Lender under this Section 2.16 shall be set forth in a written notice from the Borrower to the Agent and the Term Agent (with a copy to such Lender), setting forth (a) the basis for termination of such Lender; (b) whether the Borrower intends to replace such Lender with a Replacement Lender reasonably acceptable to Agent (and, in the case of any Term Lender, Term Agent) in accordance with the provisions of Section 15.2 or reduce the Commitments by the amount of the Commitment of such Lender pursuant to Section 3.5; and (c) the date when such termination shall become effective.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advances (or otherwise to extend any credit provided for hereunder), ~~is~~was subject to the fulfillment on or about the Closing Date, to the satisfaction of Agent in its Permitted Discretion, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before February 20, 2009;

(b) Agent shall have received a UCC Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements on Form UCC-1;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent in its Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter;

(ii) the Fee Letter;

(iii) the Officers’ Certificate;

(iv) the Intellectual Property Security Agreements;

(v) originals of the Pledged Equity and Pledged Notes; and

(vi) the Perfection Certificate; ~~and~~

~~(vii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower and its Subsidiaries;~~

(d) Agent shall have received a certificate from the Secretary of each Credit Party attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party and authorizing specific officers of such Credit Party to execute the same;

(e) Agent shall have received copies of each Credit Party’s Governing Documents, as amended, modified, or supplemented as of the Closing Date, certified by the respective Secretary of such Credit Party;

(f) Agent shall have received a recent certificate of status with respect to each Credit Party, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction;

(g) Agent shall have received recent certificates of status with respect to each Credit Party, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions;

(h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(i) Agent shall have received an opinion of counsel, including certain local counsel in such jurisdictions as required by Agent, for the Credit Parties, each in form and substance satisfactory to Agent in its Permitted Discretion;

(j) Borrower shall have delivered a Borrowing Base Certificate, dated as of the Closing Date based on the most recent completed fiscal month, and Borrower shall have opening Availability of $15,000,000 after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents and net of accounts payable aged in excess of 75 days from the invoice date or 45 days from the due date, held checks and overdrafts);

(k) Agent shall have received Borrower’s Closing Date Business Plan;

(l) Borrower shall have paid all documented Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(m) Each Credit Party shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by each such Credit Party of the Loan Documents or with the consummation of the transactions contemplated thereby;

(n) Agent shall have received Collateral Access Agreements from each landlord or bailee of any distribution center of the Credit Parties and of any landlord or bailee with respect to real property located in the states of Pennsylvania, Washington, West Virginia or Texas;

(o) Agent shall have completed its business, legal, and collateral due diligence, including (i) a commercial finance exam and review of Borrower’s and its Subsidiaries books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be reasonably satisfactory to Agent, (ii) an appraisal conducted by an appraisal firm selected by Agent the results of which shall be reasonably satisfactory to Agent and (iii) to the extent required by Agent an inspection of any of the locations where Borrower’s and its Subsidiaries’ Inventory is located, the results of which shall be reasonably satisfactory to Agent;

(p) Borrower shall have received prior to the Closing Date a cash equity investment on terms reasonably satisfactory to Agent in an amount not less than $20,000,000 from Sponsor or a Sponsor Affiliate which cash equity investment shall remain in the Borrower on and after the Closing Date and Agent shall otherwise be satisfied with the sources and uses for the transactions contemplated to occur on the Closing Date and with the capital structure of the Borrower and its Subsidiaries;

(q) Agent shall have received Cash Management Agreements relating to the Concentration Account maintained by each Credit Party with Wells Fargo Treasury Management, in accordance with the terms and conditions set forth herein, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(r) Agent shall have received all Credit Card Processor agreements; and

(s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent in its Permitted Discretion.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties already qualified by “materiality”, “Material Adverse Change” or similar language, in all respects) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date (in which case they shall be true, correct, and complete, in all material respects (or in all respects, as appropriate), as of such earlier date)) and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Credit Party, Agent, any Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred since September 30, 2008.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on ~~August 27, 2018~~June 28, 2020 (such date, as it may be extended, the “Maturity Date”). The foregoing notwithstanding, ~~the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default~~Agent may demand payment of the Obligations and terminate the obligations of the Lender Group hereunder as provided in Article 9 hereof.

3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all other Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing ~~cash collateral~~Cash Collateral for the then extant L/C Obligations to be held by Agent for the benefit of ~~those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage~~the Revolver Lenders, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing ~~cash collateral~~Cash Collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent with respect to the Obligations specified in clause (b) of the definition thereof). No termination of this Agreement, however, shall relieve or discharge any Credit Party of its duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full (including by the provision of ~~cash collateral~~Cash Collateral set forth above) and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full (including by the provision of ~~cash collateral~~Cash Collateral set forth above) and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Lender Group against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Obligations specified in clause (b) of the definition thereof and (z) any Obligations that may thereafter arise in respect of Lender Group Expenses and indemnities (including, without limitation, pursuant to Section 11.3).

3.5	Early Termination by Borrower.

(a) ~~.~~ Subject to the terms of this Section 3.5(a), Borrower has the option, at any time upon five (5) Business Days prior written notice to Agent (a “Revolver Reduction Notice” or a “Revolver Termination Notice”, as applicable), to (A) permanently reduce the Revolver Commitment in the minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof ~~and~~, or (B) terminate this Agreement in its entirety ~~by paying to Agent, for the benefit of the Lenders, in cash, the Obligations (including~~as to Obligations in respect of Advances, Letters of Credit and the Obligations specified in clause (b) of the definition of Obligations. If Borrower has sent a Revolver Termination Notice, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (excluding Obligations in respect of the Term Loan but including, without limitation, (a) either (i) providing ~~cash collateral~~Cash Collateral for the then extant L/C Obligations to be held by Agent for the benefit of ~~those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage~~the Revolver Lenders, (ii) providing a backstop letter of credit reasonably acceptable to Agent or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, ~~and~~ (b) providing ~~cash collateral~~Cash Collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations~~), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, (ii) providing a backstop letter of credit reasonably acceptable to Agent or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations~~, and (c) Obligations consisting of fees payable pursuant to the Fee Letter), in full, on the date set forth as the date of termination of

~~this Agreement in such notice (provided that a notice of termination delivered by the Borrower in connection with a refinancing~~ Commitments in such Revolver Termination Notice (provided that a Revolver Termination Notice delivered by the Borrower in connection with a refinancing or termination of all (but not less than all) the Commitments hereunder may state that such notice is conditioned on the effectiveness of any ~~other credit facilities or the closing of any other securities offering, in which case the Borrower shall provide reasonable detail of the conditions or circumstances that could prevent such effectiveness or closing and such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date as soon as the Borrower becomes reasonably certain thereof) if such condition or circumstance is not satisfied).~~ acquisition or sale transaction, other credit facilities or the closing of any other securities offering, in which case the Borrower shall provide reasonable detail of the conditions or circumstances that could prevent such effectiveness or closing and such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date as soon as the Borrower becomes reasonably certain thereof) if such condition or circumstance is not satisfied). Except as provided in the immediately preceding sentence, any written notice delivered pursuant to this Section shall be irrevocable. If Borrower has sent a Revolver Reduction Notice, then Borrower shall, on the date specified in the written notice delivered to Agent in respect thereof, prepay the outstanding Advances in an amount equal to the difference (if a positive number) between the then outstanding principal amount of the Advances over the Revolver Commitment after giving effect to such reduction, together with any fees payable pursuant to the Fee Letter, accrued interest and other Obligations in respect thereof.

(b) Subject to the terms of this Section 3.5(b), Borrower has the option, at any time upon five (5) Business Days prior written notice to Agent and Term Agent (a “Term Prepayment Notice”), to (A) voluntarily prepay the Term Loan in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or (B) terminate this Agreement in its entirety as to Obligations in respect of the Term Loan by paying to Agent, for the benefit of the applicable Term Lenders, in cash, the Obligations in respect of the Term Loan (which shall, for the avoidance of doubt, exclude Obligations in respect of Advances, L/C Obligations, and Obligations specified in clause (b) of the definition of Obligations, but include Obligations consisting of fees payable pursuant to the Fee Letter), in full. Any Term Prepayment Notice delivered by Borrower hereunder shall be irrevocable (provided that a Term Prepayment Notice delivered by the Borrower in connection with a refinancing of the Term Loan (but not less than all of the Term Loan) may state that such notice is conditioned on the effectiveness of any other acquisition or sale transaction, credit facilities or the closing of any other securities offering, in which case the Borrower shall provide reasonable detail of the conditions or circumstances that could prevent such effectiveness or closing and such notice may be revoked by the Borrower (by notice to the Agent and the Term Agent on or prior to the specified effective date as soon as the Borrower becomes reasonably certain thereof) if such condition or circumstance is not satisfied). If Borrower has sent a Term Prepayment Notice, then Borrower shall prepay, on the date specified in the written notice delivered to Agent and Term Agent in respect thereof, the outstanding principal balance of the Term Loan specified in such notice, together with any fees payable pursuant to the Fee Letter, accrued interest and other Obligations in respect thereof. Each such prepayment in respect of the Term Loan shall be applied to the Term Loan pro rata across installments (including, without limitation, the final installment scheduled on the Maturity Date), or as may be otherwise agreed to by Required Term Lenders in their discretion. Notwithstanding anything to the contrary, Borrower shall not prepay any portion of the Term Loan unless the Pro Forma Conditions shall have been satisfied.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Credit Party hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Credit Party of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or any Credit Party. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and other dispositions permitted by Section 7.3, ~~(a)~~ no Credit Party has any authority, express or implied, to dispose of any item or portion of the Collateral (it being understood, with respect to any such Permitted Disposition (or other disposition permitted by Section 7.3) of Collateral, Agent’s Liens in and to such Collateral shall be released automatically upon consummation of such disposition, and the Proceeds and products of such disposition shall be subject to Agent’s Liens)~~; and (b) with respect to the granting of any Lien permitted under Section 7.2(b), Agent’s Liens in and to such Collateral shall be released automatically upon the granting of such Lien, and the Proceeds and products of the Indebtedness secured by such Lien shall be subject to Agent’s Liens~~.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines in its Permitted Discretion that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, such Credit Party, promptly following the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of any Credit Party that such Credit Party’s Accounts, or, as relates to Collateral, chattel paper or General Intangibles, have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts and such Chattel Paper or General Intangibles of such Credit Party directly and charge the collection costs and expenses to the Loan Account. Each Credit Party agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by such Credit Party.

4.4	Filing of Financing Statements; Delivery of Additional Documentation Required.

(a) Each Credit Party authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Credit Party where permitted by applicable law. Each Credit Party hereby ratifies the filing of any financing statement filed without the signature of such Credit Party prior to the date hereof.

(b) At any time upon the request of Agent, each Credit Party shall execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, security agreements, assignments, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the Collateral of any Credit Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Credit Party authorizes Agent to execute any such Additional Documents in such Credit Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

4.5 Power of Attorney. Each Credit Party hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Credit Party’s true and lawful attorney, with power to (a) if such Credit Party refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Credit Party on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Credit Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of such Credit Party’s Accounts, (d) after the occurrence of and during the continuation of an Event of Default endorse such Credit Party’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, as relates to Collateral, make, settle, and adjust all claims under such Credit Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting such Credit Party’s Accounts, chattel paper, or General Intangibles constituting Collateral directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Credit Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6	Right to Inspect

(a) Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter (at reasonable times following reasonable notice to Borrower, except that no such notice shall be required after the occurrence of and during the continuation of an Event of Default) to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify each Credit Party’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral~~; provided that (i) unless an Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event is then existing, the Borrower shall only be obligated to pay for one (1) appraisal in any twelve (12) month period, (ii) at any time that an Accelerated Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for two (2) appraisals in any twelve (12) month period, (iii) at any time that a Critical Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for three (3) appraisals in any twelve (12) month period, and (iv) at any time that an Event of Defaults has~~

~~occurred and is continuing, Borrower shall pay for all appraisals conducted during the continuance of such Event of Default. Agent shall have the right, upon reasonable notice to Borrower, to conduct periodic commercial finance exams and appraisals using third party appraisal firms at the expense of Borrower; provided that (i) unless an Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event is then existing, the Borrower shall only be obligated to pay for one (1) commercial finance exam in any twelve (12) month period, (ii) at any time that an Accelerated Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for two (2) commercial finance exams in any twelve (12) month period, (iii) at any time that a Critical Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for three (3) commercial finance exams in any twelve (12) month period, and (iv) at any time that an Event of Defaults has occurred and is continuing, Borrower shall pay for all commercial finance exams conducted during the continuance of such Event of Default.~~ .

(b) Agent shall have the right, upon reasonable notice to Borrower, to conduct periodic appraisals using third party appraisal firms at the expense of Borrower; provided that (i) unless an Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event is then existing, the Borrower shall only be obligated to pay for one (1) appraisal of Inventory and one (1) appraisal of Equipment in any twelve (12) month period, (ii) at any time that an Accelerated Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for two (2) appraisals of Inventory and two (2) appraisals of Equipment in any twelve (12) month period, (iii) at any time that a Critical Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for three (3) appraisals of Inventory and two (2) appraisals of Equipment in any twelve (12) month period, and (iv) at any time that an Event of Default has occurred and is continuing, Borrower shall pay for all appraisals conducted during the continuance of such Event of Default.

(c) Agent shall have the right, upon reasonable notice to Borrower, to conduct periodic commercial finance examinations using third party examiners at the expense of Borrower; provided that (i) unless an Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event is then existing, the Borrower shall only be obligated to pay for one (1) commercial finance examination in any twelve (12) month period, (ii) at any time that an Accelerated Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for two (2) commercial finance examinations in any twelve (12) month period, (iii) at any time that a Critical Monitoring Event has occurred and is continuing, the Borrower shall be obligated to pay for three (3) commercial finance examinations in any twelve (12) month period, and (iv) at any time that an Event of Default has occurred and is continuing, Borrower shall pay for all commercial finance examinations conducted during the continuance of such Event of Default.

(d) Notwithstanding anything to the contrary, if Agent has commenced any appraisal or commercial finance examination at a time when an Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event is then existing, but such appraisal or commercial finance examination has not concluded prior to the termination or waiver (in accordance with the terms hereof) of such Event of Default, Accelerated Monitoring Event, or Critical Monitoring Event, as applicable, Borrower shall remain obligated to pay for such appraisal or commercial finance examination.

(e) In addition, Agent may cause additional appraisals and commercial finance examinations to be undertaken from time to time as it in its reasonable discretion deems necessary or appropriate, at the Lenders’ expense. In all events, if the Agent has not undertaken an appraisal or a commercial finance examination with the frequency described in this Section 4.6, the Term Agent may, in its discretion, direct the Agent to do so (and the Agent so agrees) upon written notice to the Agent. The Agent will, promptly following receipt of the same and subject to the provisions of Section 16.17 (as though the Term Agent were a “Lender” for purposes of such Section 16.17), deliver to the Term Agent copies of all appraisals and the results of all commercial finance examinations.

4.7	Deposit Accounts.

(a) Other than as specified in Section 2.8 with respect to Cash Management Accounts and other than with respect to Excluded Accounts, each Credit Party agrees that it will not establish or maintain any Deposit Account at which Collateral is or may be located unless the terms of such Deposit Account cause it to be swept on a daily basis to a Concentration Account covered by a Cash Management Agreement and that it will not transfer Collateral out of any Deposit Account.

(b) Following an Event of Default, each Credit Party agrees that, subject to Section 2.8 (with respect to Cash Management Accounts), with respect to all Deposit Accounts at which Collateral is or may be held other than Excluded Accounts it will take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its Deposit Accounts.

4.8 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral (in the aggregate for all Credit Parties) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Agent, duly indorsed in a manner reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement; provided, however, that no Credit Party shall be required to deliver Instruments to the Agent more than one time per month unless an Event of Default is then in existence or the aggregate of all such undelivered instruments exceeds $1,000,000, in which case the Credit Party shall promptly deliver all such undelivered Instruments to Agent. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Agent and at such time being held by any Credit Party shall be promptly delivered to the Agent, duly indorsed in a manner reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

4.9	Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Credit Party of the Agent’s intent to exercise its corresponding rights pursuant to Section 4.9(b), each Credit Party shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent not otherwise prohibited by the Credit Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the relevant Credit Party or Credit Parties, (i) the Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Credit Party or the Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to any Credit Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Credit Party hereby authorizes and instructs each Issuer of any Investment Property pledged by such Credit Party hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Credit Party, and each Credit Party agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Agent.

4.10 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the ~~UCC~~Code or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released. Each Credit Party further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Credit Party’s premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 4.10, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 2.5(b), and only after such application and after the payment by the Agent of any other amount required by any provision of law, need the Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Credit Party waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

4.11 Waiver; Deficiency. Each Credit Party waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the Code. Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations in full and the fees and disbursements of any attorneys employed by the Agent or any Lender to collect such deficiency.

4.12 Separate Claims and Classifications. Each of the parties hereto acknowledges and agrees that because of, among other things, their differing rights and priorities in the Collateral, the claims of the Revolver Lenders, on one hand, and the Term Lenders, on the other hand, in respect of the Collateral are fundamentally different from each other, and the claims of the Loans (other than the Term Loan), on one hand, and the Term Loan, on the other hand, in respect of any Collateral must be separately classified in any bankruptcy or other proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, in respect of any Collateral, the Loans (other than the Term Loan), on one hand, and/or the Term Loan, on the other hand, in respect of such Collateral constitute only one secured claim (rather than separate classes of secured claims), then all distributions shall be made as if there were separate classes of secured claims in respect of any Collateral and, to the extent that any holder of the Loans (other than the Term Loan), on one hand, and/or the Term Loan, on the other hand, receives distributions in respect of the Collateral, such distributions shall be held in trust by the receiving party and distributed giving effect to the foregoing; provided that the foregoing shall not be deemed to supersede the provisions of Section 2.5(b), which shall, as among the Lenders, govern the distribution of proceeds of Collateral at all times.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Credit Party jointly and severally makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (or, in the case of representations and warranties already qualified by “materiality”, “Material Adverse Change” or similar language, in all respects), as of the date hereof, and shall be true, correct, and complete, in all material respects~~, as of the Closing~~ (or, in the case of representations and warranties already qualified by “materiality”, “Material Adverse Change” or similar language, in all respects), as of the Eighth Amendment Effective Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date (in which case they shall be true, correct, and complete, in all material respects (or in all respects, as appropriate), as of such earlier date) and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 Title, No Encumbrances. Except as disclosed on Schedule P-1 hereto, each Credit Party has good and indefeasible title to its personal property assets and good and marketable title to its Real Property (subject to exceptions that do not, in the aggregate, materially impair the use of any of the personal property and the Real Property, taken as a whole), and in the case of Collateral, free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of each Credit Party’s business, owed to such Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except where the existence of such defenses, disputes, offsets, counterclaims, or rights of return or cancellation would not cause a Material Adverse Change. As to each Account that is identified by Borrower as an Eligible Account in a ~~borrowing base report~~Borrowing Base Certificate submitted to Agent and Term Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3 Eligible Inventory. All Eligible Inventory is of good and merchantable quality. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent and Term Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

5.4 Location of Collateral. The Collateral of each Credit Party is located only at, or in-transit to or between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Sections 6.8 and 6.13). Schedule 5.4 separately identifies each Leased Store Location and each Non-Owned Storage Facility, and sets forth the owners and operators thereof.

5.5 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and each Credit Party’s Inventory and the book value thereof.

5.6 State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number.

(a) The jurisdiction of organization of each Credit Party is set forth on Schedule 5.6(a).

(b) The chief executive office of each Credit Party is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.7).

(c) Each Credit Party’s FEIN and organizational identification number, if any, are identified on Schedule 5.6(c).

5.7	Due Organization and Qualification; Subsidiaries.

(a) Each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) As of the ~~Closing~~Eighth Amendment Effective Date, set forth on Schedule 5.7(b), is a complete and accurate description of the authorized capital Stock of each Credit Party, by class, and, as of the ~~Closing~~Eighth Amendment Effective Date, a description of the number of shares of each such class that are issued and outstanding. As of the ~~Closing~~Eighth Amendment Effective Date, other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. As of the ~~Closing~~Eighth Amendment Effective Date, except as set forth on Schedule 5.7(b), no Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.7(c), is a complete and accurate list of each Credit Party’s direct and indirect Subsidiaries (including Excluded Subsidiaries as indicated thereon), as of the ~~Closing~~Eighth Amendment Effective Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Credit Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

5.8	Due Authorization; No Conflict.

(a) The execution, delivery, and performance by each Credit Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b) The execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Credit Party, other than Permitted Liens, or (iv)

require any approval of such Credit Party’s equityholders or any approval or consent of any Person under any material contractual obligation of such Credit Party, other than consents or approvals that have been obtained and that are still in force and effect unless such violation, imposition of Lien or failure to obtain approval or consent could not reasonably be expected to result in a Material Adverse Change.

(c) Other than the filing of financing statements, the execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which each such Credit Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which each Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens having priority by operation of applicable Law.

5.9 Litigation. Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of each Credit Party, threatened against any Credit Party, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the ~~Closing~~Eighth Amendment Effective Date that, if decided adversely to any Credit Party, reasonably could not be expected to result in a Material Adverse Change.

5.10 No Material Adverse Change. All financial statements relating to the Credit Parties that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, each Credit Parties’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to any Credit Party since February 2, 2013.

5.11 Fraudulent Transfer

(a) Each Credit Party is Solvent.

(b) No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

5.12 Employee Benefits. No Credit Party or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13 Environmental Condition. Except for matters that could not reasonably be expected to result in a Material Adverse Change, (a) to each Credit Party’s knowledge, no asset of any Credit Party has ever been used by any Credit Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of applicable Environmental Law, (b) to each Credit Party’s knowledge, no Credit Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Credit Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Credit Party, and (d) no Credit Party has received a summons, citation, notice, or directive from the U.S. Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Credit Party resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

5.14 Brokerage Fees. No Credit Party has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Credit Party in connection herewith.

5.15 Intellectual Property. Each Credit Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of the business of the Credit Parties, taken as a whole, as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Change.

5.16 Leases. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, each Credit Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating. Except as set forth on Schedule 5.16 or to the extent such defaults could not reasonably be expected to cause a Material Adverse Change, all of such leases are valid and subsisting and no material default by any Credit Party exists under any of them.

5.17 Deposit Accounts. Set forth on Schedule 5.17 are all of each Credit Party’s Deposit Accounts, as of the ~~Closing~~Eighth Amendment Effective Date, at which Collateral is or may be held, including, with respect to each bank (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts maintained with such Person. Schedule ~~2.8(a)~~5.17 separately identifies, as of the ~~Closing~~Eighth Amendment Effective Date, each Concentration Account, and each Collection Account.

5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Credit Party in writing to Agent, Term Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to Agent, Term Agent or any Lender will be, true and accurate, in all material respects (or, in the case of representations and warranties already qualified by “materiality”, “Material Adverse Change” or similar language, in all respects), on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the ~~Closing Date, the Closing Date Projections represent~~Eighth Amendment Effective Date, the Eighth Amendment Effective Date Business Plan represents, and as of the date on which any other Projections are delivered to Agent or Term Agent, such additional Projections represent each Credit Party’s good faith best estimate of its future performance for the periods covered thereby, it being understood that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any projections may differ from the projected results and no assurance can be given that the Projections will be realized.

5.19 Indebtedness. Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Credit Party outstanding immediately prior to the ~~Closing~~Eighth Amendment Effective Date that is to remain outstanding after the ~~Closing~~Eighth Amendment Effective Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness (other than Indebtedness of any Credit Party to any other Credit Party).

5.20 Credit Card Receipts. Schedule 5.20 sets forth each Credit Party’s Credit Card Processors and all material arrangements to which any Credit Party is a party with respect to the payment to any Credit Party of the proceeds of credit card charges for sales by such Credit Party as of the ~~Closing~~Eighth Amendment Effective Date.

5.21 Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.22 Equipment. All of the Equipment of the Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes. As to each item of Equipment that is identified by Borrower as Eligible Equipment in a Borrowing Base Certificate submitted to Agent and Term Agent, such Equipment is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Equipment. All Eligible Equipment is in good repair and operating condition, ordinary wear and tear excepted.

5.23 Investment Property.

(a) The shares of Pledged Equity pledged by each Credit Party hereunder on the ~~Closing~~Eighth Amendment Effective Date constitutes all the issued and outstanding equity interests of each Subsidiary owned by such Credit Party (other than Excluded Equity).

(b) All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

(d) As of the ~~Closing~~Eighth Amendment Effective Date, Schedule 5.23 lists each item of Investment Property owned by each Credit Party with an individual value in excess of $200,000. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and, in the case of Investment Property which does not constitute Pledged Equity or Pledged Notes, for Liens expressly permitted by the Credit Agreement.

5.24 Pledged Intellectual Property.

(a) (i) As of the ~~Closing~~Eighth Amendment Effective Date, Schedule 5.24 lists all of the following owned by such Credit Party in its own name: (i) trademark registrations and applications for registration of trademarks; (ii) patents and patent applications; and (iii) registered copyrights and applications for registration of copyrights.

(b) On the ~~date hereof~~Eighth Amendment Effective Date, all material Intellectual Property owned by any Credit Party is valid, subsisting, unexpired and enforceable, has not been abandoned and, to such Credit Party’s knowledge, does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 5.24, as of the ~~Closing~~Eighth Amendment Effective Date, none of the material Intellectual Property owned by any Credit Party is the subject of any material licensing or franchise agreement pursuant to which such Credit Party is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or any Credit Party’s rights in, any material Intellectual Property owned by any Credit Party in any material respect.

(e) No action or proceeding is pending, or, to the knowledge of such Credit Party, threatened, ~~on the date hereof~~ (i) seeking to limit, cancel or question the validity of any material Intellectual Property owned by any Credit Party or any Credit Party’s ownership interest therein, or (ii) which, if adversely determined, would adversely affect the value of any such material Intellectual Property.

5.25 Anti-Terrorism Laws.

(i) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the ~~Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.~~Patriot Act.

(ii) No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Obligations, is any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Obligations (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.26	RESERVED.

5.27 Taxes. Each Credit Party has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all taxes upon it, its income and its Properties that are due and payable, except to the extent such taxes are the subject of a Permitted Protest and except where the failure to file or pay the same could not reasonably be expected to have a Material Adverse Change.

5.28 Insurance. Each Credit Party keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by the Agent. Schedule ~~5.5~~5.28 sets forth a list of all insurance maintained by each Credit Party on the ~~Sixth~~Eighth Amendment Effective Date.

6.	AFFIRMATIVE COVENANTS.

Each Credit Party jointly and severally covenants and agrees that, until termination of all of the Commitments ~~and~~, payment in full of the Obligations, and expiration or returning undrawn of all Letters of Credit (or providing Cash Collateral or a backstop letter of credit reasonably acceptable to Agent), each Credit Party shall do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables each Credit Party to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Each Credit Party also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to such Credit Party’s Inventory.

6.2 Collateral Reporting. Provide Agent and Term Agent (and if so requested by Agent, with copies for each Lender) with the documents set forth on Schedule 6.2 in accordance with the delivery schedule set forth thereon. In addition, each Credit Party agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on Schedule 6.2.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent and Term Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days (or 45 days, in the case of a month that is the end of one of Ultimate Parent’s fiscal quarters) after the end of each fiscal month during each of Ultimate Parent’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Ultimate Parent’s and its Subsidiaries’ current period operations and year to date operations with a comparison to projections for such year and for prior year,

(ii) a Compliance Certificate signed by the chief financial officer of Ultimate Parent to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Ultimate Parent and its Subsidiaries,

(B) to his or her Knowledge, the representations and warranties of each Credit Party contained in this Agreement and the other Loan Documents are true and correct in all material respects (or, in the case of representations and warranties already qualified by “materiality”, “Material

Adverse Change” or similar language, in all respects) on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date (in which case they are true, correct, and complete, in all material respects (or in all respects, as appropriate), as of such earlier date) and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement),

(C) to his or her Knowledge, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto),

(D) RESERVED, and

(E) ~~a statement that,~~ to his or her Knowledge, ~~each~~none of the Credit ~~Party and its~~Parties or their Subsidiaries are ~~not~~ delinquent with respect to ~~all~~any (i) rent, ~~tax and~~(ii) insurance, or (iii) federal or material state or other taxes or payments (other than any such rent, ~~tax or~~ insurance, tax or other payment that is the subject ~~to~~of a Permitted Protest).

(b) as soon as available, but in any event within 90 days after the end of each of Ultimate Parent’s fiscal years, consolidated financial statements of Ultimate Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (other than a qualification as to going concern or other similar qualification solely as a result of the impending maturity of ~~the Term Loan Indebtedness and/or~~ the Obligations), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management);

(c) as soon as available, but in any event within 30 days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form and detail (including as to scope) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month (or by such shorter periods as are reasonably requested by the Agent), certified by the chief financial officer of Borrower and approved by the Board of Directors as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby, it being understood that such Projections as to future performance are not to be viewed as facts and that actual results during the periods covered by the Projections may differ from the projected results and no assurances can be given that the Projections will be realized,

~~(d) if and when filed by Borrower or Ultimate Parent,~~

~~(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,~~

~~(ii) any other filings made by Borrower or Ultimate Parent with the SEC, and~~

~~(iii) upon reasonable request of Agent, copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,~~

(d) ~~(e)~~ if and when filed by any Credit Party and as requested by Agent or Term Agent, satisfactory evidence of payment, and extent of nonpayment (if applicable), by such Credit Party of applicable excise taxes in each jurisdiction in which (i) such Credit Party conducts business or is required to pay any such excise tax (ii) where such Credit Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Credit Party, or (iii) where such Credit Party’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(e) ~~(f)~~ promptly after any Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Credit Party proposes to take with respect thereto,

(f) ~~(g)~~ promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Credit Party, notice of all actions, suits, or proceedings brought by or against any Credit Party before any Governmental Authority which, reasonably could be expected to result in a Material Adverse Change,

(g)~~(h)~~ promptly ~~notify Agent in writing~~after any Credit Party has knowledge thereof, notice of any material default under any of its leases (irrespective of whether such material default could reasonably be expected to cause a Material Adverse Change), and

(h) ~~(i)~~ upon the request of Agent or Term Agent, any other report reasonably requested relating to the financial condition of any Credit Parties, provided that such reports shall not be overly burdensome for any Credit Party to prepare.

No Subsidiary of Ultimate Parent will have a fiscal year different from that of Ultimate Parent. Borrower agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Borrower as to the timing of such consultations and permit Borrower to be present thereat or to otherwise participate therein) and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning any Credit Party that Agent reasonably may request.

6.4 Returns. Cause returns and allowances, as between any Credit Party and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement, except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.5 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder, except (subject to Section 6.10 with respect to leases) for any non-compliance therewith and/or any loss or forfeiture thereunder that could not, individually or in the aggregate, reasonably could be expected to result in a Lien (other than Permitted Liens) on all or any portion of the Collateral or otherwise result in a Material Adverse Change.

6.6 Taxes. Cause all federal and material state and other assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against each Credit Party or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Credit Party will make timely payment or deposit of all such tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon written request, furnish Agent with proof reasonably satisfactory to Agent indicating that such Credit Party have made such payments or deposits.

6.7 Insurance.

(a) At each Credit Party’s’ expense, maintain insurance respecting such Credit Party’s assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks, and maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. Each Credit Party shall deliver copies of certificates of insurance to Agent with a customary lender’s loss payable endorsement naming Agent as lender’s loss payee (with respect to Collateral) or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to use its commercially reasonable best efforts to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy.

(b) Each Credit Party shall give Agent and Term Agent prompt notice of any loss of Collateral covered by such insurance. Agent (or, in the case of Term Priority Collateral, Term Agent) shall have the exclusive right to adjust any losses of Collateral claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to such Credit Party whatsoever in respect of such adjustments.

(c) No Credit Party will take out separate insurance concurrent in form or contributing in the event of loss of Collateral with that required to be maintained under this Section 6.7, unless Agent is included thereon as named insured with the lender’s loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Each Credit Party immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.8 Location of Inventory and Equipment . Keep each Credit Party’s Inventory and Equipment only at the locations identified on Schedule 5.4 and their chief executive offices only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend Schedule 5.4 and Schedule 5.6, on behalf of any Credit Party, so long as such amendment occurs by written notice to Agent and Term Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States ~~or Canada,~~and, as to any new distribution center or any stores located in Pennsylvania, West Virginia, Virginia, Texas or Washington, Agent has, in its Permitted Discretion, imposed a Landlord Lien Reserve therefor to the extent in accordance with Section 2.1(b).

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or could not reasonably be expected to result in a Material Adverse Change.

6.11 Existence. At all times preserve and keep in full force and effect each Credit Party’s (a) valid existence in its jurisdiction of organization, and (b) good standing and any rights and franchises material to their businesses, in each case in this clause (b), where failure to keep such good standing, rights and franchises could reasonably be expected to result in a Material Adverse Change.

6.12 Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (a) keep any property either owned or operated by any Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party, and (iii) notice of any violation, citation, or other administrative order received by any Credit Party.

6.13 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made; provided, that with respect to Schedules E-~~2,~~1, 5.4, 5.17, and 5.20, Borrower shall provided updates to such Schedules as necessary in its discretion to reflect material changes thereto occurring before any quarterly update thereto, but in any event no less than quarterly; provided, further, that any reference herein to any Schedule(s) shall be deemed to be a reference to such Schedule(s) as updated pursuant hereto. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the ~~affect~~effect of amending or modifying this Agreement or any of the Schedules hereto or waiving any Default or Event of Default.

6.14 Formation of Subsidiaries. At the time that any Credit Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Credit Party shall, within thirty (30) days of such Subsidiary’s formation or acquisition, (a) cause such new Subsidiary (other than an Excluded Subsidiary) to provide to Agent a joinder to this Agreement (as a Guarantor and Credit Party), together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens having priority by operation of applicable law) in and to the assets of such newly formed or acquired Subsidiary (other than any such assets that would not be required to be subject to Agent’s Liens if they were assets of any Credit Party)), (b) provide to Agent all other documentation reasonably requested by Agent. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15	Cash Management Agreements

Notwithstanding Section 2.8, as soon as possible and, in any event, not later than forty-five (45) days following the Closing Date, the Credit Parties shall deliver to Agent Cash Management Agreements relating to each Cash Management Account maintained by the Credit Parties and such Cash Management Agreements shall be in form and substance satisfactory to Agent ~~in its Permitted Discretion; provided, no Cash Management Agreement shall be required for the Cash Management Account maintained by Borrower at First National Bank of Omaha so long as the balance in such Cash Management Account does not exceed $500 at any time~~and Term Agent in their respective Permitted Discretion.

6.16 RESERVED.

6.17 Further Assurances. Take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as the Agent or Term Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority (subject only to Permitted Liens having priority by operation of applicable Law) Liens any of the Collateral, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the ~~Collateral~~Agent, Term Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Credit Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Credit Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Credit Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Credit Party prior to the date hereof, in each case to the extent such filings are necessary or desirable in order to perfect or maintain the perfection of the Agent’s security interest in the Collateral.

7.	NEGATIVE COVENANTS.

Each Credit Party~~,~~ jointly and severally~~,~~ covenants and agrees that, until termination of all of the Commitments ~~and~~, payment in full of the Obligations, and expiration or returning undrawn of all Letters of Credit (or providing Cash Collateral or a backstop letter of credit reasonably acceptable to Agent), such Credit Party will not and will not permit any of its Subsidiaries other than an Excluded Subsidiary to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with ~~Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit and~~ any other Obligations that constitute Indebtedness,

(b) Indebtedness set forth on Schedule 5.19,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s and Term Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) Subordinated Indebtedness; provided, immediately prior to, and after giving effect to the incurrence of such Subordinated Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result from such incurrence;

(f) Indebtedness of any Credit Party to any other Credit Party (other than Parent or Ultimate Parent) and Indebtedness of a Credit Party guaranteeing Indebtedness of another Credit Party (other than Parent or Ultimate Parent) otherwise permitted under this Section 7.1;

(g) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or obligations incurred in the ordinary course of business;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts maintained in the ordinary course of business;

(i) endorsement of instruments or other payment items for deposit;

(j) Indebtedness under Hedge Agreements incurred for bona fide hedging purposes and not for speculation;

(k) ~~Indebtedness incurred by a Credit Party after the Sixth Amendment Effective Date in connection with the financing of the acquisition, construction or installation of Equipment or Fixtures at any leased or owned store location of a Credit Party, or the distribution centers located at 9202 F Street, Omaha, NE 68127 or 1801 Innovation Boulevard, Clayton, IN 43118, or the corporate headquarters located at 1926 S. 67th Street, Omaha, NE 68106, in an amount not to exceed $11,000,000 in the aggregate in any Fiscal Year of Borrower and $30,000,000 in the aggregate after the Sixth Amendment Effective Date;~~ RESERVED;

(l) ~~Reserved;~~RESERVED;

(m) Sponsor Subordinated Indebtedness; provided, immediately prior to, and after giving effect to the incurrence of such Sponsor Subordinated Indebtedness, no Event of Default shall have occurred and be continuing or would result from such incurrence;

(n) Indebtedness assumed in connection with any acquisition permitted under this Agreement in an amount not to exceed $10,000,000 in the aggregate for all acquisitions after the Closing Date; provided that (i) such Indebtedness is not incurred in contemplation of such acquisition and (ii) at the time of such acquisition (A) no Default or Event of Default shall exist or shall result from such acquisition, (B) Excess Availability exceeds the greater of (x) $~~15,000,000~~30,000,000 and (y) 20% of the Loan Cap for the 30 days immediately prior to and after giving pro forma effect to the acquisition and (C) Agent and Term Agent shall have received updated ~~projections~~Projections showing that the Borrower’s projected Excess Availability exceeds the greater of (x) $~~15,000,000~~30,000,000 and (y) 20% of the Loan Cap for the 180 days immediately following such acquisition; and

(o) other Indebtedness of the Credit Parties; provided that, the Pro Forma Conditions shall be satisfied with respect to such Indebtedness on and as of the date of incurrence of such Indebtedness~~;~~

~~(p) Indebtedness in a principal amount not to exceed $20,000,000 secured by Liens permitted by Section 7.2(e) (“Permitted Equipment Indebtedness”); provided that (i) the terms of such Indebtedness and documentation (the “Permitted Equipment Indebtedness Documentation”) therefor shall be reasonably satisfactory to the Agent which terms shall provide, among other things, (i) amortization reasonably acceptable to the Agent or otherwise on a straight line monthly or quarterly basis not exceeding for any monthly or quarterly period an amount which would correspond to a 36-month straight line amortization schedule; and (ii) the lender or lenders providing such Indebtedness shall be reasonably satisfactory to the Agent and shall have entered into an intercreditor agreement (the “Permitted Equipment Indebtedness Intercreditor Agreement”) with Agent on terms and conditions satisfactory to the Agent and the Required Lenders it being understood that such intercreditor agreement shall, among other things, provide for customary provisions acknowledging the first priority security interest of Agent and Lenders in Collateral (other than Collateral consisting of all or any portion of the Equipment of the Credit Parties that secures the Permitted Equipment Indebtedness and proceeds thereof) and a second priority security interest of Agent and Lenders on Collateral consisting of Equipment that secures the Permitted Equipment Indebtedness and the proceeds thereof; and~~

~~(q) the Term Loan Indebtedness, so long as it is subject to the Term Loan Intercreditor Agreement~~.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness);

(b) ~~Liens on Equipment and Fixtures securing Indebtedness permitted pursuant to Section 7.1(k) and (l) provided that the Liens only encumber the Equipment and Fixtures financed by the Indebtedness so secured;~~ RESERVED;

(c) Liens on Collateral on a subordinated basis in favor of a member of the Sponsor Group securing Indebtedness permitted pursuant to Section 7.1(m); and

(d) Liens on assets other than Collateral securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding~~; and~~.

~~(e) Liens securing Permitted Equipment Indebtedness consisting of first priority security interests on all or any portion of the Equipment of the Credit Parties that secures the Permitted Equipment Indebtedness and proceeds thereof.~~

7.3 Restrictions on Fundamental Changes/Disposal of Assets. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) any Subsidiary of a Credit Party may be merged with or into a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Credit Party; provided, (i) at the time of any such merger, no Event of Default shall exist or shall result from such merger, and (ii) in the case of such a merger, a Credit Party shall be the continuing or surviving Person;

(b) Permitted Dispositions;

(c) RESERVED;

(d) Asset Sales in an amount not to exceed $1,000,000 in the aggregate in any twelve month period, provided that (i) at the time of any such Asset Sale no Default or Event of Default shall exist or shall result from such Asset Sale, and (ii) with respect to Asset Sales of Eligible Equipment, the Net Cash Proceeds arising from such Asset Sale are in an amount at least equal to the Appraised Value of such Equipment as set forth in the most recent Equipment Appraisal received by the Agent and/or Term Agent or otherwise consented to by Term Agent;

(e) Asset Sales not otherwise permitted hereunder; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower); (ii) at the time of any such Asset Sale, no Event of Default shall exist or shall result from such Asset Sale; (iii) no less than 80% of the consideration therefor shall be paid in cash; ~~and~~ (iv) at the time of such Asset Sale and after giving effect thereto, the aggregate sales price of all assets or property so sold by the Credit Parties during the twelve month period ending on the date of such Asset Sale shall not exceed $10,000,000; and (v) with respect to Asset Sales of Eligible Equipment, the Net Cash Proceeds arising from such Asset Sale are in an amount at least equal to the Appraised Value of such Equipment as set forth in the most recent Equipment Appraisal received by the Agent and/or Term Agent or otherwise consented to by Term Agent; and

(f) Asset Sales not otherwise permitted hereunder provided that, at the time of such Asset Sale, the Pro Forma Conditions shall be satisfied.

7.4 Change Name. Change the name, FEIN, organizational identification number, state of organization or organizational identity of any Credit Party; provided, however, that any Credit Party may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.5 Nature of Business. Make any material change in the principal nature of its or their business, taken as a whole, that is not reasonably related or incidental to its or their existing business. Any change in the types of products sold or the methods or channels of distribution shall not constitute a material change in the principal nature of the business of the Credit Parties.

7.6 Amendments. Amend or otherwise change the terms of any (i) Subordinated Indebtedness if the effect of such amendment or other change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or change any condition to an event of default with respect thereto (other than to eliminate any such event of default, make less restrictive or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of any such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or representative on their behalf) which would be adverse to any Credit Party or the Lenders; (ii) Sponsor Subordinated Indebtedness except to the extent permitted by the terms of a subordination agreement with respect thereto; or (iii~~) Permitted Equipment Indebtedness except to the extent permitted by the terms of the Permitted Equipment Indebtedness Intercreditor Agreement; (iv) Term Loan Indebtedness except to the extent not prohibited by the Term Loan Intercreditor Agreement, or (v~~) Governing Documents of any Credit Party, including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (~~v~~iii) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

7.7 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.8 Distributions. Make or set apart any sum for any Restricted Payment, except that:

(a) any Credit Party may make Restricted Payments to any other Credit Party (other than Parent and Ultimate Parent);

(b) Any Credit Party may make Restricted Payments to Parent, Parent may make Restricted Payments to Ultimate Parent, and Ultimate Parent may make Restricted Payments to its shareholders, in each case, consisting of the repurchase of shares of common stock of Ultimate Parent from employees of Ultimate Parent or any of its Subsidiaries in an amount up to $500,000 in each of Ultimate Parent’s fiscal years;

(c) Any Credit Party may make payments of taxes on behalf of any employee, officer or director of Ultimate Parent in respect of vesting Equity Interests of Ultimate Parent owned by such employee, officer or director;

(d) so long as the Ultimate Parent continues to own (directly or indirectly) 100% of the Borrower and continues to file a federal consolidated income tax return, Borrower may make distributions or otherwise pay in the form of cash to the Ultimate Parent (or to Parent for further distribution to Ultimate Parent) for the sole purpose of allowing the Ultimate Parent to pay United States federal, state and local income taxes and franchise taxes solely arising out of the consolidated operations of the Ultimate Parent and the Credit Parties, after taking into account all available credit, tax attributes and deductions; provided that no Credit Party shall make any distribution to the Ultimate Parent (i) in any amount greater than the share of such taxes arising from the Credit Parties’ consolidated net income and (ii) in an amount that exceeds that amount which Borrower would otherwise have paid in income taxes (assuming the Borrower and its eligible subsidiaries filed a separate consolidated income tax return); and

(e) any Credit Party may make distributions or otherwise pay in the form of cash, from legally available funds therefor, directly or indirectly to Ultimate Parent (i) for reasonable and customary directors’ fees and out-of-pocket expenses (other than directors who are employees of the Sponsor), (ii) for reasonable and customary indemnities to directors, officers and employees of the direct and indirect owners of the Credit Parties, in the ordinary course of business, to the extent reasonably attributable to the ownership of the Credit Parties, and (iii) for the purpose of allowing Ultimate Parent to pay reasonable and customary filing fees and expenses incurred by Ultimate Parent as a result of being a public entity~~;~~

~~(f) RESERVED; and~~

~~(g) the Credit Parties may make the Permitted Distribution~~.

Notwithstanding the foregoing (but subject to Section 7.18), any Credit Party may make Restricted Payments so long as the Pro Forma Conditions shall be satisfied with respect to such Restricted Payment on and as of the date when such Restricted Payment is made.

7.9 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party audit or accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without using commercially reasonable efforts to cause said accounting firm or service bureau agreeing to provide Agent and Term Agent information regarding Borrower’s and its Subsidiaries’ financial condition. Notwithstanding the foregoing, the Borrower may change any third party audit or accounting firm to any nationally recognized third party audit or accounting firm or any other audit or accounting firm reasonably satisfactory to Agent.

7.10 Investments. Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except;

(a) Permitted Investments;

(b) Investments or commitments to make Investments existing on the ~~Sixth~~Eighth Amendment Effective Date and described on Schedule 7.10;

(c) Investments in any Person that becomes a Credit Party or in any assets that are acquired by a Credit Party in connection with an acquisition in an amount not to exceed $1,000,000 in the aggregate for all such Investments; provided, that at the time of any such Investment no Default or Event of Default shall exist or shall result from such Investment;

(d) Investments in any Person that becomes a Credit Party or in any assets that are acquired by a Credit Party in connection with an acquisition; provided, however, that at the time of any such Investment, (A) no Default or Event of Default shall exist or shall result from such

Investment, (B) Excess Availability exceeds the greater of (x) $~~15,000,000~~30,000,000 and (y) 20% of the Loan Cap for the 30 days immediately prior to and after giving pro forma effect to the Investment, and (C) Agent and Term Agent shall have received updated projections showing that the Borrower’s projected Excess Availability exceeds the greater of (x) $~~15,000,000~~30,000,000 and (y) 20% of the Loan Cap for the 180 days immediately following such Investment; and

(e) other Investments by the Borrower made after the ~~Sixth~~Eighth Amendment Effective Date in an amount not to exceed $1,000,000 in the aggregate in any fiscal year.

7.11 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Credit Party except for transactions that are in the ordinary course of a Credit Party’s business, upon fair and reasonable terms and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate provided that the foregoing restriction shall not apply to (a) any transaction between Credit Parties; (b) reasonable and customary fees paid to members of the board of directors of a Credit Party to the extent permitted to be paid under Section 7.8(e); (c) compensation arrangements for officers and other employees of the Credit Parties entered into in the ordinary course of business; (d) ~~the transaction contemplated under the Management Agreement; provided, any payments required pursuant thereto are permitted to be paid under Section 7.8(c); (e)~~ transactions described in Schedule 7.11; (~~f~~e) transactions otherwise permitted hereunder; ~~(g)one time bonus payments to officers of any Credit Party paid immediately following completion of the initial public offering of the equity securities of Ultimate Parent in an amount not to exceed $3,000,000 in the aggregate for all such bonus payments, and (h)~~and (f) management fees and reasonable and ~~document~~documented out-of-pocket expenses of Sponsor and Sponsor Affiliates payable pursuant to the Management Agreement; provided that the aggregate amount of the payments described in this clause (f) shall not exceed $500,000 during any twelve month period unless the Pro Forma Conditions shall have been satisfied on and as of the date when such payment is made.

7.12 Use of Proceeds. Use the proceeds of the ~~Advances~~Loans or Letters of Credit for any purpose other than (a) on the ~~Closing~~Eighth Amendment Effective Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses ~~owing to Existing Lender~~in respect of that certain Loan, Guaranty and Security Agreement dated as of August 27, 2013 (as amended and in effect) by and among the Borrower, the Ultimate Parent and certain of its Subsidiaries party thereto as guarantors, the lenders party thereto, and Cerberus Business Finance, LLC, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes ~~(including, without limitation, the Distribution)~~.

7.13 Equitable Lien; No Further Negative Pledges

If any Credit Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired (other than Permitted Liens), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a Permitted Disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions contained in the Subordinated Indebtedness documents~~, any Permitted Equipment Indebtedness Documentation, or any Term Loan Documents~~ so long as such restrictions permit Agent’s Lien’s created hereunder, no Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.14 Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a “Sale-Leaseback”), which such Credit Party (a) has sold or transferred or is to sell or transfer to any other Person (other than a Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than another Credit Party) in connection with such lease. For avoidance of doubt, (i) Sale-Leasebacks that result in Capital Leases shall be treated as Indebtedness for all purposes of this Agreement and (ii) store openings that constitute sale and leaseback transactions under Emerging Task Force Issue #97-10 shall not be prohibited by this Section 7.14.

7.15 Minimum Excess Availability. ~~The Credit Parties shall have, as of any date of calculation,~~At no time shall the sum of (i) Excess Availability (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations) ~~of no less than (i) at any time when a Liquidity Test Period is continuing, $20,000,000 and (ii) at all other times, the greater of (x) 10.0% of the then current Borrowing Base and (y) $6,000,000.8~~plus (ii) to the extent not in excess of $3,000,000, Unrestricted Cash, be less than $20,000,000. For the avoidance of doubt, the exclusion described in the parenthetical in the foregoing sentence shall not be construed to eliminate any Reserves included in the calculation of the Revolver Borrowing Base.

7.16 ~~Reserved.~~ Equity Cure Right.

(a) Notwithstanding anything to the contrary contained in Section 7.15, in the event of any Event of Default arising as a result of the Loan Parties’ failure to comply with the provisions of Section 7.15, until the expiration of the twelfth (12th) Business Day of the occurrence of any Event of Default arising from a breach of Section 7.15 (such date, the “Cure Expiration Date”), following delivery of written notice by Borrower to Agent and Term Agent of Borrower’s intent to cure such Event of Default in accordance herewith (to the extent such cure is permitted hereby), Borrower may utilize any portion of the Net Cash Proceeds of any issuance of common Stock of Borrower or any cash capital contribution to the common Stock of Borrower to repay the Revolving Loans (without a commitment reduction); provided that all such Net Cash Proceeds to be so utilized are actually received by Borrower as cash common equity (including through capital contribution of such Net Cash Proceeds to Borrower) after the date of such notice and before the Cure Expiration Date.

~~[8]~~ 	~~Seventh Amendment~~

(b) Upon receipt by Borrower of any such designated Net Cash Proceeds or cash capital contribution (the “Cure Amount”) in accordance with Section 7.16(a), but in any event on or prior to the Cure Expiration Date, Borrower shall immediately repay the Revolving Loans therewith.

(c) If, after giving effect to the foregoing repayment, Borrower shall then be in compliance with the requirements of Section 7.15, the Borrower shall be deemed to have satisfied the requirements of Section 7.15 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing Event of Default arising as a result of the Loan Parties’ failure to comply with the provisions of Section 7.15 automatically and without further action required on the part of any Agent or any Lender shall be deemed cured for this purpose of this Agreement.

(d) In each period of twelve months, there shall be not more than two (2) occasions for which the provisions of Section 7.15 are complied with as a result of repayment of Revolving Loans pursuant to this Section 7.16. Revolving Loans may not be repaid by exercise of a cure pursuant to this Section 7.16 more than four (4) times during the term hereof.

7.17	~~Reserved~~RESERVED.

7.18	Restricted Payments

Not ~~(i)~~ make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Indebtedness or set aside funds for the foregoing, except as otherwise permitted by the applicable intercreditor and subordination agreement~~, or (ii) make any repayment, redemption, prepayment or other payment on Permitted Equipment Indebtedness except (a) regularly scheduled payments of principal, fees, costs, expenses and interest required by the terms of the Permitted Equipment Indebtedness Documentation as in effect on the closing date of such Permitted Equipment Indebtedness (or as amended in accordance with the Permitted Equipment Indebtedness Intercreditor Agreement) provided that no Default or Event of Default exists or would result therefrom; (b) either voluntary or mandatory payments of principal out of proceeds of the sale of Equipment securing such Permitted Equipment Indebtedness; and (c) other mandatory or voluntary prepayments on Permitted Equipment Indebtedness provided that, on and as of the date of such payment, after giving effect thereto, the Pro Forma Conditions shall be satisfied, or (iii) make any voluntary redemption, prepayment, defeasance, repurchase or any other payment in respect of any Term Loan Indebtedness or set aside funds for the foregoing, unless, on and as of the date of such payment, after giving effect thereto, the Pro Forma Conditions shall be satisfied~~.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay (a) when due any installment of principal of any Obligations, whether at stated maturity, by acceleration or otherwise, (b) when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (c) any interest on any Obligations (other than any obligations referenced in clause (b) of the definition of Obligations) or any fee or any other amount due with respect to the Obligations (other than any obligations referenced in clause (b) of the definition of Obligations) within five (5) days after the date due;

8.2 If Borrower:

(a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 4.1, 4.7,
6.7(a), 6.11(a) and 7.1 through 7.18 of this Agreement;

(b) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 2.8(a), 2.8(b), 2.8(c), 2.8(d), 2.8(e), 6.2, 6.6, 6.7(b), 6.8 and 6.14 of this Agreement and such failure continues for a period of 10 days; or

(c) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this ~~Section~~Article 8 (in which event such other provision of this ~~Section~~Article 8 shall govern), and such failure continues for a period of 30 days from an officer of any Credit Party becoming aware of such failure;

8.3 If any material portion of any Credit Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person (except as otherwise permitted hereunder) and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture;

8.4 If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries or Borrower admits in writing its inability to, or is generally unable to, pay its debts as such debts become due;

8.5 If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6 If, (a) except as otherwise expressly permitted hereunder, any Credit Party undertakes a material course of action to implement, whether or not yet formally approved by any Credit Party’s management or board of directors, a determination to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) generally suspend the payment of all or any material portion of its obligations in the ordinary course or generally suspend the performance under all or any material portion of its material contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business, or (b) a Material Adverse Change results from any Credit Party being enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Credit Party’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, upon any of any of Credit Party’s assets and the same is not paid before such payment is delinquent;

8.8 If there is a default in one or more agreements to which any Credit Party is a party relative to such Credit Party’s Indebtedness ~~(including, without limitation, the Term Loan Indebtedness)~~ involving an aggregate amount of $1,000,000, or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of any Credit Party’s obligations thereunder or to terminate such agreement; ~~provided that clause (b) shall not apply to any default or event of default arising under the Term Loan Agreement by virtue of the failure of any Credit Party to comply with the financial covenants set forth in Section 7.15 of the Term Loan Agreement, unless the maturity of the Term Loan Indebtedness actually has been accelerated by the lenders thereunder as a result of such default or event of default;~~

8.9 If any Credit Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.10 If any representation, warranty or certification made by a Credit Party in a Loan Document shall have been incorrect in any material respect (or, in the case of representations and warranties already qualified by “materiality”, “Material Adverse Change” or similar language, in any respect) when made;

8.11 If the obligation of any Guarantor is limited or terminated by operation of law or by such Guarantor thereunder;

8.12 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority (subject only to Permitted Liens having priority by operation of applicable Law) Lien on or security interest in the Collateral covered hereby or thereby;

8.13 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Loan Document; ~~or~~

8.14 Parent or Ultimate Parent (i) conducts any business other than (A) its ownership of equity securities of Borrower or Parent, as applicable, (B) performing its obligations incidental thereto under the Loan Documents, (C) issuing its own equity securities subject to the terms hereof, (D) filing tax reports and paying taxes in the ordinary course, (E) preparing reports to Governmental Authorities and to its shareholders, (F) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable law or (G) making Restricted Payments to the extent permitted by this Agreement or (ii) incurs any Indebtedness or liabilities other than liabilities incidental to the conduct of its business as a holding company~~.~~; or

8.15 Any judgment or order for the payment of money remains outstanding for more than 30 days against a Credit Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Credit Parties, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Credit Party:

(a) Declare all Obligations (or any portion thereof), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease (or restrict) advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c) Upon notice to Borrower (except with respect to an Event of Default under Sections 8.4 or 8.5, in which case no notice shall be required), terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with any Credit Party’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Cause any Credit Party to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of such Credit Party or in such Credit Party’s possession;

(f) Without notice to or demand upon any Credit Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Credit Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Credit Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of any Credit Party’s owned or leased premises, each Credit Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Credit Party (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Credit Party held by the Lender Group;

(h) Hold, as ~~cash collateral~~Cash Collateral, any and all balances and deposits of any Credit Party held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Each Credit Party hereby grants to Agent a license or other right to use, exercisable only after an Event of Default has occurred and is continuing, without charge, such Credit Party’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, merchandising systems, inventory locations, fixed assets or any property of a similar nature, as it pertains to the Collateral, in connection with completing production of, advertising for sale, and selling any Collateral and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Credit Party’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Collateral as follows:

(i) Agent shall give Borrower on behalf of the Credit Parties, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in ~~Section~~Article 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral (other than Inventory) that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document;

provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Credit Party.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3 Exercise of Certain Remedies. Notwithstanding anything to the contrary contained herein, except as the Required Term Lenders shall otherwise agree with respect to any action to be taken by the Agent pursuant to this Article 9, the Agent shall demand payment of the Obligations and Agent shall exercise all rights and remedies of the Lender Group under the Loan Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender Group, and commence and pursue such other Enforcement Actions as the Agent in good faith deems appropriate (x) with respect to Events of Default described in Section 8.1 (in each case to the extent relating to payments in respect of the Term Loan only) or Sections 8.4 or 8.5, promptly upon receipt of notice, or, with respect to the Term Priority Collateral in connection with any such Event of Default, as directed by the Required Term Lenders, and (y) otherwise, within sixty (60) days after the date of the receipt by the Agent of written notice executed and delivered by the Required Term Lenders or by the Term Agent on behalf of Required Term Lenders requesting that the Agent commence Enforcement Actions (the “Term Loan Action Notice”), provided, that:

(1) such Event of Default has not been waived by the applicable Lenders in accordance with Section 15.1,

(2) in the good faith determination of the Agent, taking an Enforcement Action is permitted under the terms of the Loan Documents and applicable law,

(3) taking an Enforcement Action shall not result in any liability of the Agent, the Term Agent or the Lenders to any Credit Party or any other person,

(4) the Agent shall be entitled to all of the benefits of Sections 16.1, 16.4 and 16.7 hereof, and

(5) the Agent shall not be required to take an Enforcement Action so long as, within the period provided above, the Agent shall, at its option, either

(a) appoint the Term Agent, as an agent of the Agent for purposes of exercising the rights of the Agent to take an Enforcement Action, subject to the terms hereof, or

(b) resign as Agent, and the Term Agent shall automatically be deemed to be the successor Agent hereunder and under the other Loan Documents for purposes hereof or thereof, except with respect to the provisions of Article 2 hereof and in connection with all matters relating to the determination of the Revolver Borrowing Base, the Term Borrowing Base and each of their respective components (including Eligible Accounts, Eligible Inventory, Eligible Equipment, Reserves and receiving reports in respect of Collateral and conducting commercial finance examinations and appraisals with respect to the Collateral and similar matters).

Without limiting any rights the Agent or any Revolver Lender may otherwise have under applicable law or by agreement, in the event of any sale or other disposition (including, without limitation, by means of a sale pursuant to Section 363 of the Bankruptcy Code) of the Revolver Priority Collateral, the Agent or any other Person (including any Revolver Lender) acting with the consent, or on behalf, of the Agent, shall have the right during the Use Period, to use the Term Priority Collateral, in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “going-out-of-business”, “store closing” or other similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, and which sale may include augmented inventory of the same type sold in any Credit Party’s business), store or otherwise deal with the

Revolver Priority Collateral, in each case without the involvement of or interference by the Term Agent or any Term Lender or liability to the Term Agent or any Term Lender (other than as provided in clause (iii) below). The Term Agent may not sell, assign or otherwise transfer (or direct the Agent to take any such action) the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this paragraph (provided, that the foregoing shall not be construed to limit or prohibit the Borrower, the Term Agent, and/or their respective agents or representatives from marketing for sale any or all of the Term Priority Collateral, any such sale or transfer to be effected following the expiration of the Use Period). None of the Agent or the Revolver Lenders shall be obligated to pay any rent, fee or other amounts to the Term Agent or the Term Lenders (or any Person claiming by, through or under any of them, including any purchaser of the Term Priority Collateral) or to the Credit Parties, for or in respect of the use by the Agent and the Revolver Lenders of the Term Priority Collateral. The Agent and the Revolver Lenders shall (i) use the Term Priority Collateral in accordance with applicable law; (ii) insure the Term Priority Collateral for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Agent (for itself and as agent for the Term Lenders) and the Term Agent shall be named as an additional insured and loss payee thereon; and (iii) indemnify the Term Agent and the Term Lenders from any claim, loss, damage, cost or liability (including reasonable attorneys’ fees and expenses) arising from the Agent’s and the Revolver Lenders’ use of the Term Priority Collateral (except for those arising from the gross negligence or willful misconduct of the Term Agent or any Term Lender).

10.	TAXES AND EXPENSES.

Except where such failure is pursuant to a Permitted Protest, if any Credit Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and upon prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such Reserves in Borrower’s Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which each such Credit Party may in any way be liable.

11.2 The Lender Group’s Liability for Borrower Collateral. Each Credit Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.

11.3 Indemnification. Each Credit Party shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Term Agent-Related Persons, the Lender-Related Persons, the ~~Syndication Agent, the Joint~~ Lead ~~Arrangers~~Arranger, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Credit Party’s compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s agents, officers or directors. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Credit Party with respect thereto.

12.	NOTICES.

(a) Unless otherwise provided in this Agreement, all notices or demands by the Credit Parties, Agent or Term Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower, Agent or Term Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile or electronic mail to the Credit Parties, Agent or Term Agent, as the case may be, at its address set forth below:

If to any Credit Party:	GORDMANS, INC.
~~12100 W. Center Road~~1926 South 67th Street

Omaha, NE ~~68144-3998~~68106
Attn: Chief ~~Executive~~Financial Officer
Fax No.: (402~~-~~) 691-4269
E-mail: mike.james@gordmans.com

with a copy to:	SUN CAPITAL PARTNERS
5200 Town Center Circle, Suite 600
Boca Raton, FL 33486
Attention: Brian Urbanek, ~~Jeff Magny~~Stephen d’Incelli
Telephone: (561~~-~~) 394-0550
Fax: No.: (561~~-~~) 394-0540
E-mail: burbanek@suncappart.com, sdinceilli@suncappart.com

KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Douglas C. Gessner, PC and Jocelyn A. Hirsch
Fax No.: (312~~-~~) 862-2200
E-mail: dgessner@kirkland.com jhirsch@kirkland.com

If to Agent:	Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, MA 02108
Attn: ~~Jennifer Cann and Jason Searle~~ Michael Watson
Fax No. ~~855-766-9554~~866-210-8898
E-mail: michael.s.watson@wellsfargo.com

with a copy to:	Riemer & Braunstein LLP
3 Center Plaza
Boston, MA 02108
Attn: Donald E. Rothman
Fax No. (617~~-~~) 880-3456
E-mail: drothman@riemerlaw.com

If to Term Agent:	Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, MA 02108
Attn: Tamar Scoville
Fax No. (855) 766-9553
E-mail: tamar.scoville@wellsfargo.com

with a copy to:	Greenberg Traurig, LLP
One International Place

Boston, MA 02110
Attn: Jeffrey M. Wolf
Fax No. (617) 279-8447
E-mail: wolfje@gtlaw.com

(b) Agent, Term Agent and any Credit Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.

(c) Except as provided in clauses (d) and (e) below, all notices or demands sent in accordance with this Article 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.

(d) ~~Agent and any Credit Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.~~ Each Credit Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

(e) Notices and other communications to the Credit Parties, the Agent, the Term Agent and the other members of the Lender Group hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any member of the Lender Group pursuant to Article 2 if such Person has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT),

THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OR TERM AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT OR TERM AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) EACH OF THE CREDIT PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE CREDIT PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1	Assignments and Participations

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (or, solely with respect to assignments by Term Lenders, $2,500,000); provided, however, that Borrower, Agent and Term Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and

Agent (and, in the case of an assignment by a Term Lender, Term Agent) by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent (and, in the case of an assignment by a Term Lender, Term Agent) an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender (other than any merger, consolidation, sale, transfer or other disposition to a Private Equity Affiliate).

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, Term Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent (and, in the case of an assignment by a Term Lender, Term Agent) to take such actions and to exercise such powers under this Agreement as are delegated to Agent (and, in the case of an assignment by a Term Lender, Term Agent), by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s (or, in the case of an assignment by a Term Lender, Term Agent’s) receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent (or, in the case of a participation by a Term Lender, Term Agent), sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent or Term Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, Term Agent and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided further, that unless a Specified Event of Default shall have occurred and be continuing at the time of any participation arrangement, no Disqualified Institution or Private Equity Affiliate shall constitute a Participant with respect to such participation arrangement. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that neither Agent nor Term Agent shall have (i) any responsibility or obligation to determine whether any participant or potential participant is a Disqualified Institution or Private Equity Affiliate, or (ii) any liability with respect to any participation entered into with a Disqualified Institution or Private Equity Affiliate. The rights of any Participant only shall be derivative through the Originating Lender with whom such

Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Term Agent, Borrower, the Collections of any Credit Party, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Notwithstanding anything to the contrary in this Section 14.1(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 16.11 (subject to the requirements and limitations therein, including the requirements under Section 16.11(a), (b) and (c), and so long as such Participant agrees to be subject to and comply with Section 16.11 and the definition of Excluded Taxes as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this ~~Section~~Article 14. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a record of the names and addresses of each Participant, and the Term Loan Commitments of, and principal amount of the Term Loans and interest thereon owing to, such Participant pursuant to the terms hereof (the “Participant Register”). Any such Participant Register shall be available for inspection by the Borrower, the Agent, the Term Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, ~~the~~neither Agent nor Term Agent (in ~~its capacity as~~their respective capacities as Agent or Term Agent) shall have no responsibility for maintaining a Participant Register.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Ultimate Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement, including without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 (and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law).

(h) Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Advances and interest thereon owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent, Term Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Credit Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Credit Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Credit Party is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and each Credit Party and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall~~, unless in writing and signed by all of the Lenders affected thereby and each Credit Party, do any of the following~~:

(a) increase or extend any Revolver Commitment of any ~~Lender~~Revolver Lender without the written consent of such Revolver Lender and, to the extent required by Section 2.2(b) in connection with a Revolver Commitment Increase or otherwise in connection with an increase in the aggregate Revolver Commitments of all Revolver Lenders, the Required Term Lenders,

(b) ~~postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,~~increase the principal amount of the Term Loan without the written consent of the Required Revolver Lenders,

(c) postpone the Maturity Date or the scheduled date of expiration of any Revolver Commitment, without the written consent of each Lender affected thereby and the Required Term Lenders,

(d) ~~(c)~~ (i)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (other than the postponement or delay of the Maturity Date, as to which clause (c) above shall govern), (ii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or (iii) reduce any fees or other amounts payable hereunder or under any other Loan Document, in each case of this clause (d) without the written consent of each Lender affected thereby,

(e) without the written consent of all Lenders:

(i) ~~(d)~~ change ~~the percentage of the Commitments that is required to take any action hereunder,~~ Section 2.5 in a manner that would alter the manner in which payments are shared,

(ii) ~~(e)~~ amend or modify this Section 15.1, the definitions of “Required Lenders” or “Pro Rata Share”, or any provision of the Agreement providing for consent or other action by all Lenders,

(iii) ~~(f)~~ release Collateral other than as permitted by Section ~~16.12,~~16.12; provided that, (x) in connection with an Enforcement Action with respect to any Revolver Priority Collateral, or a sale or other disposition of any Revolver Priority Collateral with the written consent of the Required Revolver Lenders other than pursuant to an Enforcement Action but after the occurrence and during the continuance of an Event of Default, then such Revolver Priority Collateral may be released solely with the written consent of the Required Revolver Lenders, and (y) in connection with an Enforcement Action with respect to any Term Priority Collateral, or a sale or other disposition of any Term Priority Collateral with the written consent of the Required Term Lenders other than pursuant to an Enforcement Action but after the occurrence and during the continuance of an Event of Default, then such Term Priority Collateral may be released solely with the written consent of the Required Term Lenders,

~~(g) change the definition of “Required Lenders” or “Pro Rata Share”,~~

(iv) ~~(h)~~ contractually subordinate any of the Agent’s Liens, other than with respect to a release of the Collateral otherwise permitted by Section 16.12,

(v) ~~(i)~~ release any Credit Party from any obligation for the payment of money, other than, as would be permitted with respect to a release of the Collateral permitted by Section 16.12, or

(vi) amend any of the provisions of Article 16,

(f) change the definitions of “Required Revolver Lenders” or “Required Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any class of Loans) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender included in any such definition,

(g) modify the Advance Rates set forth in the definition of “Revolver Borrowing Base” without the written consent of the Required Term Lenders,

(h) increase the rate of interest applicable to:

(i) the Revolving Loans and the Swing Loans (other than as a result of an increase in accordance with Section 2.7(c)) by more than two percent (2.0%) without the written consent of the Required Term Lenders, or

(ii) the Term Loan (other than as a result of an increase in accordance with Section 2.7(c)) by more than two percent (2.0%) without the written consent of the Required Revolver Lenders;

(i) without the consent of the Required Revolving Lenders and the Required Term Lenders:

(i) amend Section 2.2 in a manner that would increase the amount of any Revolver Commitment Increases available thereunder,

(ii) amend Sections 2.4(e), 2.6, 2.7(c), 2.7(e), 2.7(d), 2.8, 4.6, 6.2, 6.3, 6.5, 6.7, 6.8, or 11.3, or any provisions of Articles 7 or 8,

(iii) modify the Advance Rates set forth in the definition of “Term Borrowing Base” or add new categories of eligible assets to the Term Borrowing Base,

(iv) amend the definitions of “Accelerated Borrowing Base Delivery Event”, “Accelerated Monitoring Event”, “Availability” (or any defined term included therein), “Average Excess Availability”, “Bank Products”, “Base LIBOR Rate” (as to clause (b) of such definition only), “Cash Collateralize” (to increase the percentage set forth in such definition), “Cash Management Services”, “Change of Control”, “Control Notice Event”, “Critical Monitoring Event”, “Customer Liabilities Reserve”, “Enforcement Action”, “Event of Default”, “Excess Availability”, “Extraordinary Receipts”, “Interest Payment Date”, “LIBOR Rate” (as to clause (b) of such definition only), “Inventory Reserves”, “Loan Cap”, “Material Adverse Change”, “Maximum Revolver Amount”, “Net Cash Proceeds”, “Net Liquidation Percentage”, “Obligations”, “Permitted Dispositions”, “Permitted Investments”, “Permitted Liens”, “Pro Forma Conditions”, “Restricted Payments”, “Reserves” (or any defined term included therein), “Store Closing Basket”, “Term Loan Action Notice”, “Term Loan Reserve”, “Term Priority Collateral” (or any constituent definitions therein) or “Revolving Priority Collateral”, or “Use Period”; provided that the foregoing requirements with respect to amendments to the definitions of “Reserves” (or any defined term included therein) or “Term Loan Reserve” shall not limit the discretion of the Agent to change, establish or eliminate any Reserves, so long as the methodology used in determining or changing any such Reserves is consistent with the methodology used by the Agent on the Eighth Amendment Effective Date, or

(v) ~~(j)~~ change the ~~definition~~definitions of “Revolver Borrowing Base” or “Term Borrowing Base” or the definitions of “Eligible Accounts~~,~~ ”, “Eligible Equipment”, “Eligible Inventory”, “Eligible Distribution Center Inventory~~, Eligible In-Transit Inventory,~~ ”, “Eligible Distribution Center Inventory”, “Eligible Domestic In-Transit Inventory”, “Eligible In-Transit Inventory”, “Eligible Landed Inventory~~,~~ ”, “Eligible Transferee”, “Maximum Revolver Amount”, “Term Loan Reserve”, or change Section 2.1(b) (provided that Agent’s establishment and adjustment of the Reserves as permitted by Section 2.1(b) shall not be considered a change for purposes of this Section 15.1(~~j)), or~~i)(v); provided further that Agent shall not, without the written consent of the Required Term Lenders, reduce or eliminate any Reserve in effect on the Eighth Amendment Effective Date (it being understood and agreed that the amount of such Reserves may be adjusted based on changes in the facts or circumstances that gave rise thereto (as long as the methodology for the calculation thereof is not modified), and the foregoing shall not limit the discretion of the Agent to establish, eliminate and adjust the amount of any Reserves not in effect on the Eighth Amendment Effective Date)),

~~(k) amend any of the provisions of Section 16.~~

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Term Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Term Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Credit Party, shall not require consent by or the agreement of such Credit Party.

15.2	Replacement of Holdout Lender.

(a) (i) If any action to be taken by the Lender Group, Agent or Term Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders or of all of a required class of Lenders, and a Lender fails to give its consent, authorization, or agreement, or (ii) if any Lender gives notice to Borrower pursuant to Section 2.14 (in each case, a “Holdout Lender”), then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to a Replacement Lender that shall assume such obligations (which Replacement Lender may be another Lender, if a Lender accepts such assignment) pursuant to an Assignment and Acceptance; provided that (i) the Borrower shall have paid to the Agent the assignment fee specified in Section 14.1(a); (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 16.11, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Laws. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent, Term Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent, Term Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent, Term Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent, Term Agent or any Lender on any occasion shall affect or diminish Agent’s, Term Agent’s and each Lender’s rights thereafter to require strict performance by each Credit Party of any other provision of this Agreement. Agent’s, Term Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent, Term Agent or any Lender may have.

16.	~~AGENT~~AGENTS; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent and Term Agent. Each Lender hereby designates and appoints Wells Fargo (successor by merger to WFRF) as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Term Lender hereby designates and appoints Wells Fargo as its representative under this Agreement and the other Loan Documents and each Term Lender hereby irrevocably authorizes Term Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Term Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each of Agent and Term Agent agrees to act as such on the express conditions contained in this ~~Section~~Article 16. The provisions of this ~~Section~~Article 16 (other than Section 16.11 and the release provisions in Section 16.12) are solely for the benefit of Agent and Term Agent, and the Lenders, and the Credit Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor Term Agent shall ~~not~~ have any duties or responsibilities, except those expressly set forth herein, nor shall Agent or Term Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Term Agent; it being expressly understood and agreed that the use of the ~~word “~~words “Agent” and “Term Agent” is for convenience only, that Wells Fargo (in its capacities as Agent and Term Agent, respectively) is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent and Term Agent shall have and may use ~~its~~their respective sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent or Term Agent, as applicable, expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent or Term Agent, Lenders agree that Agent or Term Agent, as applicable, shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of each Credit Party, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Revolving Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of each Credit Party as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent or Term Agent, as applicable, deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of each Credit Party, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Credit Party, the Obligations, the Collateral, the Collections of each Credit Party, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent or Term Agent, as applicable, may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent and Term Agent may execute any of ~~its~~their respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor Term Agent shall ~~not~~ be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons or the Term Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person or Term Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Credit Party or the books or records or properties of any Credit Party or its Affiliates.

16.4 Reliance by Agent. Agent and Term Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper

Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party or counsel to any Lender), independent accountants and other experts selected by Agent or Term Agent, as applicable. Agent and Term Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or Term Agent, as applicable, shall first receive such advice or concurrence of the applicable Lenders as it deems appropriate and until such instructions are received, Agent and Term Agent shall act, or refrain from acting, as ~~it deems~~they deem advisable. If Agent or Term Agent so requests, it shall first be indemnified to its reasonable satisfaction by the applicable Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent and Term Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Neither Agent nor Term Agent shall ~~not~~ be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent or Term Agent for the account of the applicable Lenders and, except with respect to Events of Default of which Agent or Term Agent has actual knowledge, unless Agent or Term Agent, as applicable, shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent and Term Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent or Term Agent, as applicable, has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders, Agent and Term Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent and Term Agent, as applicable, shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with ~~Section~~Article 9; provided, however, that unless and until Agent or Term Agent, as applicable, has received any such request, Agent or Term Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons or Term Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person or Term Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person or Term Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or Term Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons or Term Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent and Term Agent may incur and pay Lender Group Expenses to the extent Agent or Term Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Credit Party is obligated to reimburse Agent, Term Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent ~~is~~and Term Agent are authorized and directed to deduct and retain sufficient amounts from the Collections of each Credit Party received by Agent or Term Agent to reimburse Agent or Term Agent, as applicable, for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent or Term Agent, as applicable, is not reimbursed for such costs and expenses from the Collections of each Credit Party received by Agent or Term Agent, as applicable, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent or Term Agent, as applicable, for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons and Term Agent-Related Persons, as applicable (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person or Term Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s (or such Person’s agents’, officers’ or directors’) gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent and Term Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent or Term Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent or Term Agent, as applicable, is not reimbursed for such expenses by or on behalf of a Credit Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or Term Agent, as applicable.

16.8 Agent and Term Agent in Individual ~~Capacity~~Capacities. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from,

acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though Wells Fargo were not Agent or Term Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent or Term Agent, as applicable, will use its reasonable best efforts to obtain), neither Agent nor Term Agent shall ~~not~~ be under any obligation to provide such information to them. The terms “Revolver Lender”, “Revolver Lenders”, “Term Lender”, “Term Lenders”, “Lender” and “Lenders” include Wells Fargo in its individual capacity.

16.9	Successor Agent and Term Agent.

(a) ~~.~~ Agent may resign as Agent upon 45 days notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall, in consultation with Borrower, appoint a successor Agent for the Lenders from among the Lenders. If no successor Agent is appointed and shall have accepted such appointment prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law or if Agent fails to be Solvent, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders chosen in consultation with Borrower. In any such event (whether an appointment by Agent or by the Required Lenders) described in the two immediately preceding sentences, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this ~~Section~~Article 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

(b) Term Agent may resign as Term Agent upon 45 days notice to the Lenders and Borrower. If Term Agent resigns under this Agreement, the Required Term Lenders shall, in consultation with Borrower, appoint a successor Term Agent for the Term Lenders from among the Term Lenders. If no successor Term Agent is appointed and shall have accepted such appointment prior to the effective date of the resignation of Term Agent, Term Agent may appoint, after consulting with the Term Lenders and Borrower, a successor Agent. If Term Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law or if Term Agent fails to be Solvent, the Required Term Lenders may agree in writing to remove and replace Term Agent with a successor Term Agent from among the Term Lenders chosen in consultation with Borrower. In any such event (whether an appointment by Term Agent or by the Required Term Lenders) described in the two immediately preceding sentences, upon the acceptance of its appointment as successor Term Agent hereunder, such successor Term Agent shall succeed to all the rights, powers, and duties of the retiring Term Agent and the term “ Term Agent” shall mean such successor Term Agent and the retiring Term Agent’s appointment, powers, and duties as Term Agent shall be terminated. After any retiring Term Agent’s resignation hereunder as Term Agent, the provisions of this Article 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Term Agent under this Agreement. If no successor Term Agent has accepted appointment as Term Agent by the date which is 45 days following a retiring Term Agent’s notice of resignation, the retiring Term Agent’s resignation shall nevertheless thereupon become effective and the Term Lenders shall perform all of the duties of Term Agent hereunder until such time, if any, as the Term Lenders appoint a successor Term Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

16.11 Taxes.

(a) If Agent, Term Agent, any Lender, Participant or other recipient is not an “United States Person” within the meaning of the IRC and such recipient is legally entitled to claim exemption from, or a reduction of, U.S. withholding tax, Agent agrees with and in favor of Borrower to deliver to Borrower, and Term Agent, such Lender, Participant, or other recipient agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if Agent, Term Agent, or such Lender, Participant, or other recipient claims an exemption from withholding tax pursuant to the portfolio interest exception, (A) a statement of such recipient, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, before the first payment of any interest under this Agreement to Agent, Term Agent or the Lender, Participant or such other recipient and at any other time reasonably requested by Agent or Borrower;

(ii) if Agent, Term Agent or such Lender, Participant or any other recipient claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed IRS Form W -8BEN or IRS Form W-8BEN-E before the first payment of any interest to Agent, Term Agent, the Lender, the Participant or other such recipient under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if Agent, Term Agent or such Lender, Participant or any other recipient claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such recipient, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest to Agent, the Lender, the Participant or other such recipient is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv) if Agent, Term Agent or such Lender, Participant or other recipient is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such recipient serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); and

(v) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax as reasonably requested by Agent, Term Agent or Borrower at times reasonably requested by Agent, Term Agent or Borrower.

Agent agrees promptly to notify Borrower, and Term Agent, such Lender, Participant or other recipient agrees promptly to notify Agent and Borrower, of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, if Agent, Term Agent or any Lender, Participant or other recipient is not legally able to provide any form pursuant to Section 16.11(a), (b), or (c), such Person shall be treated for all purposes hereunder (including Section 16.11(g)) as fully complying with such provisions.

(b) If Agent, Term Agent or any Lender, Participant or other recipient is an “United States Person” within the meaning of the IRC, Agent agrees with and in favor of Borrower to deliver to Borrower (upon the request of Borrower), and Term Agent or such Lender, Participant or other recipient agrees with and in favor of the Agent and Borrower to deliver to Agent and Borrower (upon request of Agent or Borrower), IRS Form W-9 (or any successor thereto) before the first payment of any interest under this Agreement to Agent, Term Agent or such Lender, Participant or other recipient and at any time reasonably requested by Agent and Borrower. Agent agrees to promptly notify Borrower, and Term Agent, each such Lender, Participant or other recipient agrees to promptly notify Agent and Borrower, if such Form W-9 (or successor form) becomes invalid.

(c) If a payment made by or on account of any Loan Documents hereunder would be subject to U.S. federal withholding Tax imposed under FATCA if the recipient thereof fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such recipient shall deliver to the Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and other documentation reasonably requested by the Borrower or the Agent sufficient for Borrower or the Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

(d) Upon written request by Borrower, Agent shall provide to Borrower any U.S. Internal Revenue Service Form received by Agent pursuant to clauses (a), (b) or (c) above.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(f) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Term Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Without limiting the provisions hereof, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) The Agent, Term Agent or any Lender, Participant or other recipient claiming any payments pursuant to this Section 16.11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Borrower or to change the jurisdiction of its applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require the Agent, Term Agent or such Lender, Participant or other recipient to disclose any information the Agent, Term Agent or such Lender, Participant or other recipient deems confidential and would not, in the sole determination of the Agent, Term Agent or such Lender, Participant or other recipient, be otherwise disadvantageous to the Agent, Term Agent or such Lender, Participant or other recipient.

(h) If any payment by the Borrower is made to or for the account of the Lender, Participant or any other recipient after deduction for or on account of any Indemnified Taxes, and increased payments are made by Borrower to Agent, Term Agent or such Lender, Participant or other recipient pursuant to this Section 16.11, then, if the Agent, Term Agent or ~~the~~such Lender, Participant or other recipient reasonably determines that it has received or been granted a refund (or credit or similar offset in lieu thereof) of such Indemnified Taxes, the Agent, Term Agent or such Lender, Participant or other recipient shall reimburse to Borrower such amount as the Agent, Term Agent or such Lender, Participant or other recipient shall determine to be attributable to the relevant Indemnified Taxes (net of all out-of-pocket expenses (including taxes) of the Agent, Term Agent or such Lender, Participant or other recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)); provided, that (i) the Agent, Term Agent or such Lender, Participant or other recipient shall not be obligated to disclose to Borrower any information regarding its tax affairs and computations, (ii) nothing herein shall be construed so as to interfere with the right of the Agent, Term Agent or such Lender, Participant or other recipient to arrange its tax affairs as it deems appropriate and (iii) in no event will the Agent, Term Agent or such Lender, Participant or other recipient be required to pay any amount to the Borrower pursuant to this paragraph (i) the payment of which would place the Agent, Term Agent or such Lender, Participant or other recipient in a less favorable net after-Tax position than the Agent, Term Agent or such Lender, Participant or other recipient would have been in if the Indemnified Tax giving rise to such refund (or credit or similar offset in lieu thereof) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Tax had never been paid. If the Agent, the Term Agent, the Lender, the Participant or any other recipient reasonably determines that a refund (or credit or similar offset in lieu thereof) is disallowed or reduced, Borrower shall promptly reimburse the Agent, Term Agent or such Lender, Participant or other recipient to the extent of such disallowance or reduction (and any interest or penalty paid to any applicable taxing authority).

16.12 Collateral	Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.3 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry) in which case Agent shall release such Collateral at the request of Borrower, (iii) constituting property in which no Credit Party owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Credit Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Credit Party in respect of) all interests retained by each Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to Term Agent or any of the Lenders to assure that the Collateral exists or is owned by a Credit Party or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to Term Agent or any Lender as to any of the foregoing, except as otherwise provided herein.

16.13	Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders and Term Agent agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender or Term Agent to Borrower or any deposit accounts of any Credit Party now or hereafter maintained with such Lender or Term Agent. Each of the Lenders and Term Agent further agrees that it shall not, unless specifically requested to do so in writing by Agent (or, in the case of Term Agent, unless otherwise permitted under the Loan Documents), take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender or Term Agent shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender or Term Agent from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s or Term Agent’s ratable portion of all such distributions by Agent, such Lender or Term Agent promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints Term Agent and each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender or Term Agent obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent and Term Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent or Term Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent or Term Agent of its respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 ~~Field Audits~~Commercial Finance Examinations and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent and Term Agent furnish such Lender, promptly after it becomes available, a copy of each ~~field audit~~commercial finance examination or examination report (each a “Report” and collectively, “Reports”) prepared by Agent or Term Agent, and Agent and Term Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that ~~neither~~none of Borrower ~~nor~~, Agent or Term Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding the applicable Credit Party and will rely significantly upon the Books, as well as on representations of such Credit Party’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Credit Party and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.8, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent, Term Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Credit Party, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Credit Party, and (ii) to pay and protect, and indemnify, defend and hold Agent, Term Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent, Term Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent or Term Agent in writing that Agent or Term Agent provide to such Lender a copy of any report or document provided by any Credit Party to Agent or Term Agent that has not been contemporaneously provided by such Credit Party to such Lender, and, upon receipt of such request, Agent or Term Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent or Term Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party, any Lender may, from time to time, reasonably request Agent or Term Agent to exercise such right as specified in such Lender’s notice to Agent or Term Agent, whereupon Agent or Term Agent promptly shall request of such Credit Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent or Term Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent or Term Agent renders to such Credit Party a statement regarding the Loan Account, Agent or Term Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent or Term Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent or Term Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Credit Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. ~~None of the Joint~~The Lead ~~Arrangers or Syndication Agent~~Arranger shall not have any duties, liabilities, rights, powers or responsibilities hereunder in its capacity as such.

16.19 Legal Representation of Agent and Term Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, (i) Winston & Strawn LLP (“Winston”), or after the Sixth Amendment Effective Date, Riemer & Braunstein LLP (“Riemer”), only has represented and only shall represent Wells Fargo in its capacity as Agent and as a Lender, and (ii) Greenberg Traurig, LLP (“Greenberg”) only has represented and only shall represent Wells Fargo in its capacity as Term Agent and as a Term Lender. Each other Lender hereby acknowledges that none of Winston, ~~or after the Sixth Amendment Effective Date, Riemer & Braunstein LLP (“Riemer”), does not represent~~Riemer or Greenberg represents it in connection with any such matters.

17.	GUARANTY.

17.1 Guaranty of the Obligations. Subject to the provisions of Section 17.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Lender Group the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) (collectively, the “Guaranteed Obligations”).

17.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 17.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 17.2), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 17.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 17.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 17.2.

17.3 Payment by Guarantors. Subject to Section 17.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any member of the Lender Group may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of the Lender Group, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender Group as aforesaid.

17.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Agent and, to the extent permitted hereby, Term Agent, may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any member of the Lender Group with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent or Term Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Any member of the Lender Group, upon such terms as it deems appropriate, without or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such member of the Lender ~~Bank~~ Group in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such member of the Lender ~~Bank~~ Group may have against any such security, in each case as such member of the Lender ~~Bank~~ Group in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other right available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment the Guaranteed Obligations (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations or any agreement relating thereto, at any time being found to be illegal invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guarantee Obligations, even though any member of the Lender Group might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any member of the Lender Group’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any member of the Lender Group in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

17.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender Group: (a) any right to require any member of the Lender Group, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any member of the Lender Group in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any member of the Lender Group whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any member of the Lender Group’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any member of the Lender Group protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 17.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

17.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any member of the Lender Group now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any member of the Lender Group. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 17.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any member of the Lender Group may have against Borrower, to all right, title and interest any member of the Lender Group may have in any such collateral or security, and to any right any member of the Lender Group may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

17.7 Subordination Of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

17.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

17.9 Authority of Guarantors or Borrower. It is not necessary for any member of the Lender Group to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

17.10 Financial Condition of Borrower. Any Advance may be made to Borrower or continued from time to time, and any other agreements relating to the Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such other agreement is entered into, as the case may be. No member of the Lender Group shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any member of the Lender Group to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any member of the Lender Group.

17.11	Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender Group that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any member of the Lender Group as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

17.12 Limitation of Liability. Notwithstanding anything herein to the contrary, the Guaranteed Obligations shall not include any Excluded Hedging Obligations.

17.13 Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time this Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Credit Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Guaranty voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until all of the Obligations have been indefeasibly paid and performed in full. Each Guarantor intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

18.	GENERAL PROVISIONS.

18.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Credit Party, Agent, Term Agent, and each Lender whose signature is provided for on the signature pages hereof.

18.2 ~~Section~~ Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Article or Section applies equally to this entire Agreement.

18.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Credit Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5 Amendments in Writing. This Agreement only can be amended by a writing signed by Agent (on behalf of the requisite Lenders pursuant to Section 15.1) and each Credit Party.

18.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Credit Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of such Credit Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8 Confidentiality. The Agent, the Term Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding any Credit Party, its operations, assets, and existing and contemplated business plans shall be treated by Agent, Term Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent ~~and the Lenders~~, Term Agent or any Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group who are advised about the confidential nature of such information, (b) to Subsidiaries and Affiliates of any member of the Lender Group and their respective partners, directors, officers, employees, agents, trustees, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 18.8), (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s, Term Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (d) as may be agreed to in advance by such Credit Party or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s, Term Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, Term Agent or the Lenders or their respective employees, attorneys, accountants, consultants or agents), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 18.8 shall survive the payment in full of the Obligations.

18.9	Patriot Act Notice

Agent, Term Agent and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, Agent or Term Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. Each Credit Party shall, and shall cause the Subsidiaries to provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent, Term Agent or any Lender in order to assist the Agent, Term Agent and the Lenders in maintaining compliance with the Patriot Act.

18.10 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GORDMANS, INC.

By:
Name:
Title:

GORDMANS STORES, INC.

By:
Name:
Title:

GORDMANS MANAGEMENT COMPANY, INC.

By:
Name:
Title:

GORDMANS DISTRIBUTION COMPANY, INC.

By:
Name:
Title:

GORDMANS INTERMEDIATE HOLDINGS CORP.

By:
Name:
Title:

GORDMANS LLC

By:	Gordmans, Inc., its Sole Member

By:
Name:
Title:

Signature Page to Loan, Guaranty and Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Revolver Lender

By:

Name:
Title:

Signature Page to Loan, Guaranty and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Revolver Lender

By:

Name:
Title:

Signature Page to Loan, Guaranty and Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Term Agent and as a Term Lender

By:
Name:
Title:

Signature Page to Loan, Guaranty and Security Agreement

PATHLIGHT CAPITAL LLC, as a Term Lender

By:
Name:
Title:

~~GORDMANS, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~GORDMANS MANAGEMENT COMPANY, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~GORDMANS DISTRIBUTION COMPANY, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~GORDMANS INTERMEDIATE HOLDINGS CORP.~~

~~By:~~
~~Name:~~
~~Title:~~

~~GORDMANS STORES, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~GORDMANS LLC~~

~~By:~~
~~Name:~~
~~Title:~~

Signature Page to Loan, Guaranty and Security Agreement

~~WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender By: Title:~~

GORDON BROTHERS FINANCE COMPANY, LLC, as a Term Lender By: Name: Title:

~~-1-~~Signature Page to Loan, Guaranty and Security Agreement

~~CIT Bank, a Utah Chartered Bank, as Lender~~

~~By:~~
~~Title:~~

~~CIT CAPITAL SECURITIES LLC, a Delaware limited liability company, as Syndication Agent and Joint Lead Arranger~~

~~By:~~
~~Title:~~

Schedule A-1

An account at a bank designated by Agent from time to time as the account into which Borrower shall make payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number XXXXXXXXXX and maintained by Agent with Wells Fargo Bank, N.A., San Francisco, California, ABA #XXXXXXXXX.

Schedule C-1

Commitments

Revolver Lender	Revolver Commitment
Wells Fargo Bank, National Association	$55,000,000.00
PNC Bank, National Association	$25,000,000.00

Total (all Revolver Lenders)	$80,000,000.00

Term Lender	Term Commitment
Wells Fargo Bank, National Association	$15,000,000.00
Pathlight Capital LLC	$7,500,000.00
Gordon Brothers Finance Company, LLC	$7,500,000.00

Total (all Term Lenders)	$30,000,000.00

.